SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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The Clorox Company
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The Clorox Company

Notice of 2009 Annual Meeting, Proxy Statement and Annual Financial Statements

Annual Meeting of Stockholders November 18, 2009

THE CLOROX COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 18, 2009

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), will be held at 9:00 a.m. Pacific time on Wednesday, November 18, 2009, at the San Ramon Marriott Hotel, 2600 Bishop Ranch Drive, San Ramon, CA 94583, for the following purposes:

1.	To elect 11 directors to serve until the 2010 Annual Meeting;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010;

3.	To consider and act upon one stockholder proposal if properly presented at the Annual Meeting; and

4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 21, 2009, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available at the Annual Meeting and, during the 10 days prior to the Annual Meeting, at the office of the Secretary of the Company at 1221 Broadway, Oakland, CA 94612-1888.

We have changed our procedures for attending the Annual Meeting. Only stockholders and people holding proxies from stockholders as of the record date may attend the Annual Meeting. If you plan to attend the Annual Meeting and your shares are registered in your name, you must bring a current form of government-issued photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must provide proof that you owned Clorox common stock on the record date, as well as a current form of government-issued photo identification. Please see the “Attending the Annual Meeting” section of the proxy statement for more information.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to use a “Notice and Access” model to provide stockholders with access to proxy materials over the Internet. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet. Under this process, on or about October 2, 2009, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders informing them that our proxy statement, annual report to stockholders and voting instructions are available on the Internet. As more fully described in the Notice of Internet Availability of Proxy Materials, all stockholders may choose to access our proxy materials via the Internet or may request printed copies of the proxy materials. Please see the “Voting by Proxy” section of the proxy statement for more information.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL READ THE PROXY STATEMENT AND VOTE YOUR PROXY BY TELEPHONE, VIA THE INTERNET OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING, SIGNING AND RETURNING THE PROXY CARD ENCLOSED THEREIN.

By Order of the Board of Directors

Angela C. Hilt
Vice President – Corporate Secretary
& Associate General Counsel
October 2, 2009

THE CLOROX COMPANY
1221 Broadway
Oakland, CA 94612-1888

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at 9:00 a.m. Pacific time on Wednesday, November 18, 2009, at the San Ramon Marriott Hotel, 2600 Bishop Ranch Road, San Ramon, CA 94583. We have changed our procedures for attending the Annual Meeting. Please refer to the “Attending the Annual Meeting” section of this proxy statement for more information. The costs of this proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials, are borne by the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Securities and Exchange Commission, or SEC, has adopted rules that allow us to use a “Notice and Access” model to make our proxy statement and other annual meeting materials available to you. On or about October 2, 2009, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials (the “Notice”), to our stockholders advising them that our proxy statement, annual report to stockholders and voting instructions can be accessed on the Internet. You may then access these materials and vote your shares over the Internet or by telephone or you may request that a printed copy of the proxy materials be sent to you. You will not receive a printed copy of the proxy materials unless you request one in the manner described in the Notice. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet.

INFORMATION ABOUT VOTING

Who Can Vote

The only voting securities of the Company are its shares of common stock (the “Common Stock”), of which 139,727,174 shares were outstanding and entitled to vote at the close of business on September 21, 2009. Only stockholders of record at the close of business on September 21, 2009, are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

Voting Procedures

You can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so via the Internet or by telephone, or by requesting a printed copy of the proxy materials and using the proxy card enclosed therein. Each of these procedures is explained below. Even if you plan to attend the Annual Meeting, the board of directors recommends that you vote by proxy. In this way, your shares of Common Stock will be voted as directed by you if you should become unable to attend the Annual Meeting.

Voting by Proxy

Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. By following the procedures for voting via the Internet or by telephone, or by requesting a printed copy of the proxy materials and completing, signing and returning the proxy card enclosed therein, you will enable Donald R. Knauss, Daniel J. Heinrich or Laura Stein, each of whom is named on the proxy card as a “proxy holder,” to vote your shares at the Annual Meeting in the manner you indicate on your proxy card. When you vote your proxy, you can specify whether your shares should be voted for or against each of the nominees for director identified in Proposal 1, or you can abstain from voting on the director nominees. You can also specify whether you approve, disapprove or abstain from voting on Proposals 2 and 3, which are described in this proxy statement.

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.

  Voting via the Internet

You can vote your shares via the Internet by following the instructions provided either in the Notice or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials by mail. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card to us.

  Voting by Telephone

You can vote your shares by telephone if you requested and received a printed set of the proxy materials through the mail by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received the Notice only, you can vote by telephone by following the instructions at the website address referred to in the Notice. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote by telephone, you do not need to mail a proxy card to us.

  Voting by Mail

You can vote by mail by requesting that a printed copy of the proxy materials be sent to your specified address. Upon receipt of the materials, you may fill out the proxy card enclosed therein and sign and return it as instructed on the card.

Voting at the Annual Meeting

You may vote in person by written ballot at the Annual Meeting. However, if your shares are held in the name of a broker, trust, bank or other nominee, you must bring a legal proxy or other proof from that broker, trust, bank or nominee of your beneficial ownership of those shares as of the record date in order to vote at the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

  submitting written notice of revocation to the secretary of the Company;

  voting again electronically by telephone or via the Internet or by submitting another proxy card with a later date; or

  voting in person at the Annual Meeting.

Quorum

In order for the business of the Annual Meeting to be conducted, a minimum number of shares constituting a quorum must be present. The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and shares held through a bank or brokerage firm for which proxies are voted on at least one proposal are counted as shares that are present for purposes of determining whether there is a quorum.

Broker Non-Votes

A broker non-vote occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares, and, as a result, the broker is prevented from voting the shares held in the stockholder’s account on certain proposals. Broker non-votes are not counted as votes against the proposals in question or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.

Under applicable New York Stock Exchange rules, if you hold your shares through a bank or brokerage firm and your broker delivers this proxy statement to you, the broker is entitled to vote your shares on Proposals 1 and 2 even if you do not provide voting instructions to your broker. The broker is not entitled to vote your shares on Proposal 3 without your instructions.

Required Vote

Proposal 1: Election of Directors. The Company’s Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the 11 nominees for director will be elected if he or she receives the majority of the votes cast in person or represented by proxy, with respect to that director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not have any effect on the election of directors.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2 is required to approve Proposal 2. Abstentions on Proposal 2 will have the same effect as a vote against Proposal 2. Broker non-votes, if any, will not have any effect on this proposal.

Proposal 3: Stockholder Proposal. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 3 is required to approve Proposal 3. Abstentions on Proposal 3 will have the same effect as a vote against Proposal 3. Broker non-votes, if any, will not have any effect on this proposal.

Recommendations of the Board of Directors

The board of directors recommends that you vote:

  FOR the election of the 11 nominees for director (Proposal 1);

  FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010 (Proposal 2); and

  AGAINST the stockholder proposal (Proposal 3).

PROPOSAL 1:
ELECTION OF DIRECTORS

At the Annual Meeting, 11 people will be elected as members of the board of directors to serve until the 2010 Annual Meeting, or until their respective successors are duly elected and qualified. The board of directors, upon the recommendation of the Nominating and Governance Committee, has nominated the 11 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company.

Vote Required and Board of Directors’ Recommendation

Majority Voting for Directors. Since September 2006, the Company’s Bylaws have required each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of shares voted “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Under the Company’s Bylaws, any director who fails to be elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the board of directors. The Nominating and Governance Committee would then make a recommendation to the board of directors whether to accept or reject the resignation, or whether other action should be taken. The board of directors would act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the board of directors’ decision.

The board of directors recommends that the stockholders vote FOR the election of the 11 nominees listed below. The people designated in the proxy and voting instruction card will vote your shares represented by proxy FOR the election of the 11 nominees unless you include instructions to the contrary. The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee.

Certain information with respect to each nominee appears on the following pages, including age, period served as a director, position (if any) with the Company, business experience and directorships of other publicly-owned corporations (if any). Ages are as of July 31, 2009.

Name, Principal Occupation and Other Information	Director Since

DANIEL BOGGAN, JR. Retired Senior Vice President, the National Collegiate Athletic Association.	1990

Mr. Boggan served as the chief of staff of the Oakland, California Mayor’s office from January 2007 through August 2007. He served as a consultant to Siebert Brandford Shank & Co., LLC (a municipal finance firm) from September 2003 to March 2006. He served as senior vice president of the National Collegiate Athletic Association from 1996 through his retirement in August 2003. Previously, he was vice chancellor for business and administrative services at the University of California at Berkeley. Mr. Boggan is also a director of Collective Brands, Inc. and Viad Corp. and a trustee of The California Endowment, and serves on various local boards. Age: 63.

RICHARD H. CARMONA, M.D., M.P.H., F.A.C.S. Vice Chairman, Canyon Ranch; Former Surgeon General of the United States.	2007

Dr. Carmona has been vice chairman of Canyon Ranch (a life-enhancement company) since October 2006. He also serves as chief executive officer of the Canyon Ranch Health division and president of the non-profit Canyon Ranch Institute. He is also the first Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from 2002 through July 2006, achieving the rank of Vice Admiral. Previously, he was chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the U.S. Army and the Army’s Special Forces. Dr. Carmona is also a director of Taser International. Age: 59.

TULLY M. FRIEDMAN Chairman and Chief Executive Officer, Friedman Fleischer & Lowe LLC.	1997

Mr. Friedman is the chairman and chief executive officer of Friedman Fleischer & Lowe LLC (a private investment firm). Prior to forming Friedman Fleischer & Lowe in 1997, Mr. Friedman was a founding partner of Hellman & Friedman (a private investment firm) and a managing director of Salomon Brothers, Inc. (an investment bank). He is also a director of Mattel, Inc. Mr. Friedman is a trustee of the American Enterprise Institute. Age: 67.

GEORGE J. HARAD Retired Executive Chairman of the Board of OfficeMax Incorporated (formerly known as Boise Cascade Corporation).	2006

Mr. Harad was executive chairman of the board of OfficeMax Incorporated (an office supply and services company), formerly known as Boise Cascade Corporation (Boise Cascade), from October 2004 until his retirement in June 2005. He served as chairman of the board and chief executive officer of Boise Cascade from April 1995 until October 2004. Previously, Mr. Harad held various positions at Boise Cascade including controller, senior vice president and chief financial officer, president and chief operating officer. Prior to joining Boise Cascade, Mr. Harad was a consultant for the Boston Consulting Group and a teaching fellow at Harvard University. Age: 65.

Name, Principal Occupation and Other Information	Director Since

DONALD R. KNAUSS Chairman and Chief Executive Officer of the Company.	2006

Mr. Knauss was elected chairman and chief executive officer of the Company in October 2006. He was executive vice president of The Coca-Cola Company (a marketer and distributor of nonalcoholic beverages) and president and chief operating officer for Coca-Cola North America from February 2004 until August 2006. Previously, he was president of the Retail Division of Coca-Cola North America and president and chief executive officer of The Minute Maid Company, a division of The Coca-Cola Company. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps. He is also a director of Kellogg Company. Age: 58

ROBERT W. MATSCHULLAT Retired Vice Chairman and Chief Financial Officer of The Seagram Company Ltd.	1999

Mr. Matschullat served as interim chairman and interim chief executive officer of the Company from March 2006 through October 2006. He served as presiding director of the board of directors of the Company from January 2005 through March 2006 and served as chairman of the board of the Company from January 2004 through January 2005. He was the vice chairman and chief financial officer of The Seagram Company Ltd. (a global company engaging in two business segments: entertainment and spirits and wine) from 1995 until relinquishing his position as chief financial officer in December 1999 and retiring from his position as vice chairman in June 2000. Prior to joining The Seagram Company Ltd., Mr. Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and was on the Morgan Stanley Group board of directors. He is also a director of The Walt Disney Company, Inc. and Visa, Inc. Age: 61.

GARY G. MICHAEL Presiding Director of the Company and Retired Chairman of the Board and Chief Executive Officer of Albertson’s, Inc.	2001

Mr. Michael was the chairman of the board and chief executive officer of Albertson’s, Inc. (a leading grocery retailer) from 1991 until his retirement in April 2001. He served as interim president of the University of Idaho from June 2003 until August 2004. He is also a director of Questar Corporation and Idacorp. Age: 68.

EDWARD A. MUELLER Chairman and Chief Executive Officer of Qwest Communications International Inc.	2007

Mr. Mueller was appointed chairman of the board and chief executive officer of Qwest Communications International Inc. (Qwest) (a provider of voice, data and video services) in August 2007. He served as chief executive officer of Williams-Sonoma Inc. (a provider of specialty products for cooking) from January 2003 until July 2006. Mr. Mueller served on the board of directors of Williams-Sonoma Inc. from 1999 until May 2007. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as president and chief executive officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc. (a provider of communication services and products). He joined SBC in 1968, and held numerous executive positions, including president and chief executive officer of Southwestern Bell Telephone Company, president and chief executive officer of Pacific Bell and president of SBC International Inc. He is also a director of Qwest and McKesson Corporation. Age 62.

Name, Principal Occupation and Other Information	Director Since

JAN L. MURLEY Consultant, Kohlberg Kravis Roberts & Co.	2001

Ms. Murley has served as interim president - consumer floral business of 1-800 Flowers.com, Inc. since September 2008. Ms. Murley has been a consultant to Kohlberg Kravis Roberts & Co. (KKR) (a private equity firm) since November 2006. From October 2003 to July 2006, Ms. Murley was chief executive officer and a director of The Boyds Collection, Ltd. (a publicly-traded designer and manufacturer of gifts and collectibles, which was majority-owned by KKR). Boyds filed for bankruptcy under chapter 11 of the US Bankruptcy Code in October 2005 and emerged from Chapter 11 in June 2006 as a private company. Prior to that, she was group vice president – marketing of Hallmark Cards, Inc. (a publisher of greeting cards and related gifts). Previously, Ms. Murley was employed by Procter & Gamble for more than 20 years, with her last position being vice president for skin care and personal cleansing products. She is also a director of 1-800 Flowers.com and Qwest Communications International Inc. Age: 58.

PAMELA THOMAS-GRAHAM Managing Director, Angelo Gordon & Co.	2005

Ms. Thomas-Graham has served as a managing director in the private equity group at Angelo, Gordon & Co. (a private investment management firm) since March 2008. From October 2005 to December 2007, Ms. Thomas-Graham held the position of Group President at Liz Claiborne, Inc. (a designer and marketer of apparel, accessories and fragrances). Previously, she served as chairman of CNBC (a media and entertainment company) from February 2005 to October 2005 and served as president and chief executive officer of CNBC from July 2001 to February 2005. From September 1999 to July 2001, Ms. Thomas-Graham served as an executive vice president of NBC and as president and chief executive officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company. Ms. Thomas-Graham also serves as a director of Idenix Pharmaceuticals, Inc. Age: 46.

CAROLYN M. TICKNOR Retired President of Hewlett Packard Company, Imaging & Printing Systems Group.	2005

Ms. Ticknor currently consults for entrepreneurs and venture capitalists. Ms. Ticknor was president of the Imaging and Printing Systems group of the Hewlett Packard Company (a global IT company) from 1999 until her retirement in 2001. She served as president and general manager of Hewlett Packard Company’s LaserJet Solutions from 1994 to 1999. Ms. Ticknor also serves as a director of Lucille Packard Children’s Hospital, a private non-profit organization at the Stanford University Medical Center. Age: 62.

DIRECTOR INDEPENDENCE AND ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating and Governance Committee, and the Management Development and Compensation Committee. The Finance, Audit, Nominating and Governance, and Management Development and Compensation Committees consist only of non-management directors whom the board of directors has determined are independent under the New York Stock Exchange listing standards and the board of directors’ independence standards set forth in the Company’s Governance Guidelines, which are discussed below. The charters for these committees are available in the Corporate Governance section of the Company’s website at www.TheCloroxCompany.com/company/charters.html, or in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

Executive Committee. The Executive Committee is composed of directors Boggan, Friedman, Harad, Knauss (chair), Michael and Mueller, and is delegated all of the powers of the board of directors except certain powers reserved by law to the full board of directors. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of the full board of directors is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board of directors. The Executive Committee held no meetings during fiscal year 2009.

Finance Committee. The Finance Committee is composed of directors Boggan, Carmona, Friedman (chair), Harad and Matschullat, and oversees and makes recommendations to the board of directors with respect to the Company’s major financial policies and actions, including policies and actions related to the Company’s capital structure, equity and debt financings, capital expenditures, cash management and share repurchase activities. The Finance Committee held two meetings during fiscal year 2009.

Audit Committee. The Audit Committee is composed of directors Michael, Mueller (chair), Murley, Thomas-Graham and Ticknor, and is the principal link between the board of directors and the Company’s independent registered public accounting firm. The Audit Committee operates in accordance with its charter and has the duties set out therein. The duties include assisting the board of directors in overseeing (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications, independence and performance, (iii) the performance of the Company’s internal audit function, (iv) the Company’s system of disclosure controls and procedures and system of internal control over financial reporting, and (v) the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting matters. The Audit Committee’s duties also include risk management activities and preparing the report required by the SEC proxy rules to be included in the Company’s annual proxy statement. The Audit Committee held ten meetings during fiscal year 2009. The board of directors has determined that Messrs. Michael and Mueller are audit committee financial experts, as defined by SEC rules.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of directors Boggan (chair), Michael, Murley and Ticknor. The Nominating and Governance Committee has the functions set forth in its charter, including identifying and recruiting individuals qualified to become board members, recommending to the board of directors individuals to be selected as director nominees for the next Annual Meeting of Stockholders, reviewing and recommending to the board of directors changes in the Company’s Governance Guidelines, including changes relating to the board of directors, and overseeing the Company’s compliance program and activities. The Nominating and Governance Committee held four meetings during fiscal year 2009.

The Company’s Governance Guidelines, which are explained below, describe the attributes that the board of directors seeks in nominees, but the board of directors has not established any specific minimum qualifications that a potential nominee must possess. In assessing potential new directors, the Nominating and Governance Committee will consider individuals from various disciplines and diverse backgrounds. Board candidates are considered based upon various criteria, including their broad-based business skills and experience, prominence and reputation in their profession, global business and social perspective, concern for the long-term interests of the stockholders and personal integrity and judgment – all in the context of an assessment of the perceived needs of the Board at that point in time. The ability of incumbent directors to contribute to the Board is considered in connection with the renominating process.

The Nominating and Governance Committee considers recommendations from many sources, including stockholders, regarding possible candidates for director. Such recommendations, together with biographical and business experience information (similar to that required to be disclosed under applicable SEC rules and regulations) regarding the candidate, should be submitted to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Nominating and Governance Committee evaluates candidates suggested by stockholders in the same manner as other candidates.

Management Development and Compensation Committee. The Management Development and Compensation Committee is composed of directors Carmona, Friedman, Harad (chair) and Matschullat. The Management Development and Compensation Committee reviews and approves the policies under which compensation is paid or awarded to the Company’s executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company’s executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans. In addition, the Management Development and Compensation Committee oversees the Company’s management development and succession planning processes. The Management Development and Compensation Committee held five meetings during fiscal year 2009.

Board Committee and Meeting Attendance

The board of directors held seven meetings during fiscal year 2009. All current directors attended at least 75% of the meetings of the board of directors and committees of which they were members during fiscal year 2009.

Annual Meeting Attendance of Directors

The policy of the Company is that all board members are expected to attend the Annual Meeting of Stockholders. Each member of the board of directors attended the Company’s 2008 Annual Meeting of Stockholders held on November 19, 2008.

The Clorox Company Governance Guidelines and Director Independence

The board of directors has adopted Governance Guidelines, which, as amended to further strengthen the role of our presiding director, can be found in the Corporate Governance section on the Company’s website www.TheCloroxCompany.com/company/governance_guidelines.html, and are available in print to any stockholder who requests them from The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

The Governance Guidelines present a framework for the governance of the Company. They describe responsibilities, qualifications and operational matters applicable to the board of directors and the board committees and set forth chief executive officer evaluation and succession requirements. The Governance Guidelines are reviewed annually by the Nominating and Governance Committee, which recommends changes to the board of directors as appropriate.

The Governance Guidelines emphasize and describe the oversight role of the board of directors and identify various criteria for board members intended to ensure that membership on the board of directors consists of individuals who can, on the basis of their knowledge and experience, make valuable contributions to the overall conduct of the business. The Governance Guidelines currently provide for a combined chairman and chief executive officer position with an independent director serving as a presiding director and outline various responsibilities for the presiding director, which are described more fully below under “Presiding Director and Executive Sessions.” The Governance Guidelines also include provisions relating to board meetings, including the number of and material for meetings and executive sessions, outside board service, ethics and conflicts of interest, stock ownership and retention requirements, orientation and continuing education, compensation, mandatory retirement, and access to management and other employees. The Governance Guidelines require that the presiding director and all independent directors provide input to the Management Development and Compensation Committee in connection with the Committee’s annual evaluation of the chief executive officer of the Company. The Governance Guidelines also require that the board of directors undertake ordinary-course and emergency succession planning for the chief executive officer.

Finally, the Governance Guidelines provide that a majority of the board of directors must consist of independent directors. The board of directors determines whether individual board members are independent, as defined by the New York Stock Exchange, using the following standards:

1. A director will not be deemed to be independent if the director is, or has been within the preceding three years, an employee of the Company, or an immediate family member is, or has been within the preceding three years, an executive officer of the Company, provided, however, that employment as an interim chairman, interim chief executive officer or other interim executive officer shall not disqualify a director from being considered independent following that employment.

2. A director will not be deemed to be independent if, during any 12-month period within the preceding three years, the director or an immediate family member received more than $120,000 in direct compensation from the Company, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service), compensation for former service as an interim chairman or interim chief executive officer or other interim executive officer, compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company, or dividends on Company stock beneficially owned by the director.

3. A director will not be deemed to be independent if: (i) the director, or an immediate family member, is a current partner of the firm that is the Company’s independent registered public accounting firm; (ii) the director is a current employee of such firm; (iii) an immediate family member of the director is a current employee of such firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the preceding three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time.

4. A director will not be deemed to be independent if, within the preceding three years: (i) the director or an immediate family member is or was employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (ii) the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to or received payments from the Company for property or services that, in any of the preceding three fiscal years, exceeded two percent or $1 million, whichever is greater, of such other company’s consolidated gross revenues.

5. A director may be considered independent notwithstanding that the director owns, or is a partner, stockholder, officer, director or employee of an entity that owns, not more than 30% of the outstanding stock of the Company unless the director or the entity owning the Company’s stock has a relationship with the Company that, under paragraphs 1 through 4 above or otherwise, precludes a finding of independence.

6. A director will not be deemed independent if the director serves, or an immediate family member serves, as an executive officer of a tax exempt organization that received contributions from the Company and its Foundation, in any single fiscal year within the preceding three years, more than the greater of $1 million or 2% of such organization’s consolidated gross revenues.

For purposes of these criteria, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home.

The board of directors has determined that each of the Company’s directors is independent under the New York Stock Exchange listing standards and the independence standards set forth in the Governance Guidelines except Mr. Knauss as a result of his service as the Company’s chief executive officer.

Code of Conduct

The Company has adopted a Code of Conduct, which can be found in the Governance section under Company Information on the Company’s website, www.TheCloroxCompany.com/company/code_of_conduct.html, or obtained in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Code of Conduct applies to all of the Company’s employees, contractors, non-employee directors, vendors and suppliers.

Presiding Director and Executive Sessions

The Company’s presiding director is Mr. Michael. The presiding director is elected by and from the independent directors with clearly delineated and comprehensive duties and must serve a minimum of one year in order to qualify as the presiding director. The duties of the presiding director are set forth in the Company’s Governance Guidelines. They include coordinating the activities of the independent directors and serving as a liaison between the chairman and the independent directors. In addition, the presiding director: (i) assists the board of directors and the Company’s officers in promoting compliance with and implementation of the Governance Guidelines; (ii) presides at the executive sessions of the independent directors and has the authority to call additional executive sessions or meetings of the independent directors; (iii) presides at meetings of the board of directors in the chairman’s absence; (iv) approves information sent to the board of directors; (v) approves meeting agendas and approves meeting schedules for the board of directors to assure that there is sufficient time for discussion of all agenda items; (vi) is available for consultation and direct communication with major stockholders if requested; and (vii) evaluates, along with members of the Management Development and Compensation Committee and the other independent directors, the performance of the chief executive officer. The independent directors generally meet in executive session at each regularly scheduled board meeting without the presence of management directors or employees of the Company to discuss various matters related to the oversight of the Company, the management of board of directors’ affairs and the chief executive officer’s performance.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 31, 2009, the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director and each of the five individuals named in the Summary Compensation Table (the “named executive officers”), and (iii) all current directors and executive officers of the Company as a group:

	Amount and Nature of
	Beneficial Ownership	Percent of Class
Name of Beneficial Owner(1)	(2)	(3)
Barclay Global Investors N.A. (4) 45 Fremont Street, 17th Fl. San Francisco, CA 94105	10,708,309	7.7
Capital World Investors (5) 333 South Hope Street, 55th Floor Los Angeles, CA 90071-1447	9,250,000	6.6
Daniel Boggan, Jr.	12,241	*
Richard H. Carmona	0	*
Tully M. Friedman	40,305	*
George J. Harad	9,000	*
Daniel J. Heinrich	235,874	*
Donald R. Knauss	365,079	*
Robert W. Matschullat	14,648	*
Gary G. Michael	12,651	*
Edward A. Mueller	0	*
Jan L. Murley	20,564	*
Lawrence S. Peiros	373,495	*
Beth Springer	173,926	*
Frank A. Tataseo	273,145	*
Pamela Thomas-Graham	8,499	*
Carolyn M. Ticknor	8,000	*
All current directors and executive officers as a group (23 persons) (6)	2,363,438	1.8

*	Does not exceed 1% of the outstanding shares.

(1)	Correspondence to all executive officers and directors of the Company may be mailed to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

(2)

Unless otherwise indicated, each beneficial owner listed has sole voting and dispositive power (or shares such power) concerning the shares indicated. These totals include the following number of shares of Common Stock that such persons have the right to acquire through stock options exercisable within 60 days of July 31, 2009: Mr. Boggan – 11,000; Mr. Friedman – 12,000; Mr. Harad – 8,000; Mr. Heinrich – 229,914; Mr. Knauss – 286,927; Mr. Matschullat – 12,000; Mr. Michael – 6,000; Ms. Murley – 16,000; Mr. Peiros –336,453; Ms. Springer – 165,728; Mr. Tataseo – 250,512; Ms. Thomas-Graham – 8,000; Ms. Ticknor – 8,000; and all current directors and executive officers as a group – 2,086,658. The numbers in the table above do not include the following numbers of shares of Common Stock that the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and deferred stock unit dividends thereon: Mr. Peiros – 13,629; Mr. Tataseo – 14,641; and all current executive officers as a group – 28,270. The numbers in the table above do not include the following numbers of shares of Common Stock that the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Independent Directors’ Stock-Based Compensation Plan: Mr. Boggan – 19,537; Dr. Carmona – 3,113; Mr. Friedman – 26,095; Mr. Harad – 9,976; Mr. Matschullat – 50,283; Mr. Michael – 7,550; Mr. Mueller – 5,782; Ms. Murley – 10,117; Ms. Thomas-Graham – 6,340; and Ms. Ticknor – 11,642. The numbers in the table above do not include the following numbers of shares of Common Stock that the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units that were deferred at the executive officers’ election: Mr. Heinrich – 25,351; Mr. Peiros – 21,504; Ms. Springer – 19,645; Mr. Tataseo – 7,500; and all current executive officers as a group – 118,595.

(3)	On July 31, 2009, there were 139,346,876 shares of Common Stock outstanding.

(4)

Based on information contained in a report on Form 13F that Barclay Global Investors N.A. and various related entities filed with the SEC, which reported, as of June 30, 2009, investment discretion over 12,641,356 shares, including 10,708,309 shares for which the reporting person reported sole voting power.

(5)

Based on information contained in the Schedule 13G that Capital World Investors filed with the SEC on February 13, 2009, which contained information, as of December 31, 2008, with respect to shares as to which the reporting person reported sole dispositive power.

(6)

Pursuant to Rule 3b-7 of the Securities Exchange Act of 1934, executive officers include the Company’s current chief executive officer and all current executive vice presidents and senior vice presidents.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out the number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of June 30, 2009.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under non- qualified stock-based compensation programs (excluding securities reflected in column (a)) (in thousands)
Equity compensation plans approved by security holders	11,691	$53	6,144
Equity compensation plans not approved by security holders	—	—	—

Total	11,691	$53	6,144

Column [a] includes the following (in thousands):

  10,089 stock options outstanding
  1,449 performance units and deferred shares
  153 deferred stock units for non-employee directors

Column [b] reflects the weighted-average exercise price of the outstanding options.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the board of directors. A copy of that charter is available on the Company’s website at www.TheCloroxCompany.com/company/charters.html, or in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2009. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2009, with the Company’s independent registered public accounting firm, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board.

The Audit Committee obtained from the independent registered public accounting firm the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence of the auditor and discussed with the auditors their independence. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, for filing with the SEC.

THE AUDIT COMMITTEE

Edward A. Mueller, Chair
Gary G. Michael
Jan L. Murley
Pamela Thomas-Graham
Carolyn Ticknor

Fees of the Independent Registered Public Accounting Firm

The table below includes fees related to fiscal years 2009 and 2008 of the Company’s independent registered public accounting firm, Ernst & Young LLP:

	2009	2008
Audit Fees (1)	$4,046,000	$4,447,000
Audit-Related Fees (2)	1,713,000	279,000
Tax Fees (3)	99,000	194,000
All Other Fees (4)	–	–

Total	$5,858,000	$4,920,000

(1)

Consists of fees for professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, for each of the fiscal years ended June 30, 2009 and June 30, 2008, and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during each of those fiscal years.

(2)	Consists of fees for assurance and related services (including audits of the Company’s joint venture and employee benefit plans) not included in the Audit Fees listed above.

(3)

Consists of fees for tax compliance, tax advice and tax planning for each of the fiscal years ended June 30, 2009 and June 30, 2008. These services included tax return preparation and review services for foreign subsidiaries and affiliates and advisory services on tax matters.

(4)	Consists of fees for all other services not included in the three categories set forth above. There were no such services in fiscal years 2009 and 2008.

The Audit Committee has established a policy that requires it to approve all services provided by the Company’s independent registered public accounting firm before services are provided. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, and certain specified audit-related services and tax services within defined limits. The Audit Committee has not pre-approved engagement of the independent registered public accounting firm for any other non-audit services.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the overall objectives of our executive compensation program and explains how and why we arrived at the levels and forms of compensation for our current chairman and chief executive officer (“CEO”) and our executive vice president & chief financial officer (“CFO”) as well as our executive vice president & chief operating officer – North America, our executive vice president – strategy & growth, away from home and bags & wraps, and our executive vice president – international and natural personal care, who are our three other most highly compensated executive officers. For purposes of this proxy statement, we refer to these five officers as our “named executive officers.” This section should be read in conjunction with the Summary Compensation Table and the other compensation tables and narratives included in this proxy statement.

Our Executive Compensation Program Philosophy

We believe that people are critical to the success of our business strategy, and we seek to compensate them in a manner that will drive the success of our business, and, in turn, increase stockholder value on a long-term, sustainable basis. Consistent with this philosophy, we design our executive compensation program to accomplish the following:

1.

Attract, Retain and Motivate Talented Executives. We design our compensation program to be competitive with the organizations with which we compete for talent in order to attract, retain and motivate high-performing executives.

2.

Pay for Performance. We design our executives’ compensation to reward performance and the achievement of the Company’s short- and long-term goals. As executives assume positions of greater responsibility, a larger portion of their total compensation is at risk incentive compensation (both annual incentives and long-term incentives) to more strongly link pay to performance.

3.

Create Stockholder Alignment. We align the interests of our executive officers with the interests of our stockholders through the use of long-term equity-based incentives and stock ownership guidelines that facilitate a culture of ownership and reward executive officers for sustained and superior performance as measured by operating results and stockholder return.

4.

Ensure Financial Efficiency. We strive to ensure that our executive compensation program is financially efficient and results in a reasonable level of cost and potential share dilution relative to industry peers. We design our incentive plans to ensure that costs are appropriately supported by performance and that payouts qualify as performance-based compensation and thus are tax deductible to the Company, under Internal Revenue Code (“IRC”) Section 162(m) (“Section 162(m)”), to the extent possible.

Overview of How Compensation Decisions are Made

The Management Development and Compensation Committee of our board of directors (the “Committee”), which is comprised entirely of independent directors as required by the NYSE listing standards and consistent with Securities and Exchange Commission (“SEC”) Rule 16b-3, reviews the design and implementation of our executive compensation program and provides the full board of directors regular reports of its discussions and actions. In 2008, pursuant to its Charter, the Committee delegated authority to a subcommittee (the “Subcommittee,” collectively with the Committee, the “Committee”) with respect to certain compensation actions for our executive officers. The Subcommittee is comprised of Richard H. Carmona, Tully M. Friedman and George J. Harad.

Although the board of directors has determined that all members of the Committee are “independent,” consistent with our Governance Guidelines and the NYSE listing standards, based on Robert W. Matschullat’s service as interim chief executive officer from May 2006 until October 2006 and Internal Revenue Service (“IRS”) guidance, the full Committee has determined that he may not qualify as an “outside director” for purposes of Section 162(m). Therefore, the full Committee has delegated to the Subcommittee the authority to take the actions required under Section 162(m) in order for performance-based compensation to be fully deductible by the Company for income tax purposes. The purpose of the Subcommittee is to ensure that at all times there is a board committee comprised solely of two or more (i) “outside directors” (as defined in the regulations promulgated pursuant to Section 162(m)) and (ii) “non-employee directors” (as defined in Rule 16b-3 promulgated pursuant to the Exchange Act). The Subcommittee is responsible for the performance from time to time (as requested by the full Committee) of duties that require action by a compensation committee comprised solely of two or more “non-employee directors” and/or two or more “outside directors,” including the grant of awards to executive officers under the Company’s annual incentive and long-term incentive plans, and the responsibility to establish any performance goals related to such awards or other performance-based compensation for executive officers of the Company. All other decisions related to executive compensation matters are made by the full Committee acting as a group.

The Committee makes decisions on compensation for the named executive officers based on its review of the peer group data described below, individual performance, input from the independent compensation consultant described below and other factors, such as industry trends and Company performance. The Committee receives input and recommendations from our CEO and our senior vice president – human resources & corporate affairs regarding the compensation package for each of the named executive officers, other than the CEO, based upon the level of achievement of the Company’s target goals and individual performance. For CEO compensation decisions, the Committee receives input and recommendations from the independent compensation consultant described below. The named executive officers do not have a role in their own compensation determination except that the named executive officers, other than the CEO, discuss their individual performance objectives with the CEO.

Role of the Independent Compensation Consultant

In making compensation decisions, the Committee receives input from its independent compensation consultant, Frederic W. Cook & Co., Inc. The Committee has instructed Frederic W. Cook & Co., Inc. to provide advice and guidance based on executive compensation at other comparable consumer products companies, as well as relevant information about market practices and trends. Frederic W. Cook & Co., Inc. is retained directly by the Committee and has no other economic relationships with the Company. Frederic W. Cook & Co., Inc. reviews Committee meeting materials on behalf of the Committee and provides guidance to the Committee on compensation proposals including changes to named executive officers’ compensation levels, the design of incentive plans, the setting of performance goals, and the design of other forms of compensation and benefits programs. During fiscal year 2009, Frederic W. Cook & Co., Inc. attended all regularly scheduled meetings of the Committee.

Use of Peer Company Data

The Committee reviews the compensation programs of a peer group of 16 branded consumer products companies (our “compensation peer group”) to determine competitive market rates of compensation for the named executive officers. This compensation peer group was selected by the Committee with the assistance of its independent compensation consultant. The compensation peer group is used to compare both the levels of compensation and the executive compensation practices within the consumer products industry. For fiscal year 2009, our compensation peer group was comprised of the following companies:

Alberto-Culver Company	The Hershey Company

Avon Products, Inc.	H.J. Heinz Company

The Black & Decker Corporation	Kellogg Company

Campbell Soup Company	Newell Rubbermaid Inc.

Church & Dwight Co., Inc.	Pactiv Corporation

Colgate-Palmolive Company	Revlon, Inc.

Del Monte Foods Company	S.C. Johnson & Son, Inc.

General Mills, Inc.	Wm. Wrigley Jr. Company

In determining the compensation peer group, the Committee considers companies that hold leadership positions in branded consumer products, are of reasonably similar size as measured by revenue and market capitalization, compete with the Company for executive talent and have executive positions similar in breadth, complexity and scope of responsibility. The size of the compensation peer group has been determined with the goal of providing sufficient data across the range of named executive officer positions at the Company. Each year, the Committee reviews the peer companies to ensure that they continue to meet the relevant criteria and makes adjustments to the compensation peer group, as appropriate. For fiscal year 2009, we removed Bausch & Lomb Incorporated due to its acquisition by a private equity firm and replaced it with Pactiv Corporation.

In general, the Committee targets both aggregate and individual components of executive compensation to the median of our compensation peer group. Target total compensation for individual named executive officers may vary above or below the median based on a variety of factors, such as the individual’s skill set relative to industry peers, experience and time in the position, criticality of the role and difficulty of replacement, individual performance and expected future contributions, readiness for promotion to a higher level, role relative to that of other executive officers and, in the case of externally recruited named executive officers, compensation earned at a prior employer. Actual incentive plan payouts and, in turn, total realized compensation, may vary above or below the targeted level based on the Company’s performance relative to its corporate financial and strategic goals as well as the Company’s stock performance.

Use of Tally Sheets

The Committee annually reviews executive compensation tally sheets for each of our named executive officers. These tally sheets outline current compensation, the potential wealth creation of long-term incentive awards under various scenarios, and the potential value of payouts pursuant to applicable executive compensation plans under various termination alternatives. The Committee uses these tally sheets to help ensure that our executive compensation design is aligned with our overall compensation philosophy and that total compensation levels are appropriate.

Elements of the Executive Compensation Program

Our executive compensation program includes base salary, annual incentives paid in the form of cash bonuses, and long-term incentives consisting of stock option grants and grants of stock-based performance shares. Time-based restricted stock units as well as stock options are periodically used on a selective basis for special circumstances, such as retention, recognition or recruitment. In addition, indirect elements of the compensation program include retirement plans, post-termination compensation and perquisites, all of which serve to support our executive compensation philosophy, which is discussed above. Compensation for each of our named executive officers, by element and in total, varies by position due to differing levels of responsibility. The primary elements of our executive compensation program, the reasons we use them and certain characteristics are outlined below:

Element	Purpose	Characteristics
Base Salary	Compensate named executive officers for their role and level of responsibility as well as individual performance.	Fixed component.
Annual Incentives (1)	Promote the achievement of the Company’s annual corporate financial and strategic goals, as well as individual objectives.	Performance-based cash bonus opportunity.
Long-Term Incentives (1)	Promote the achievement of the Company’s long-term corporate financial goals and stock price appreciation.	Amounts earned under stock option and performance share grant awards will vary from the targeted grant-date fair value based on actual financial and stock price performance.
Retirement Plans	Provide replacement income upon retirement. Serves as a long-term retention incentive.	Fixed component; however, retirement contributions will vary based on pay, years of service and Company performance.
Post-Termination Compensation	Contingent payments designed to attract and retain named executive officers. Promote orderly succession for key roles.	Only payable if the named executive officer’s employment is terminated under specific circumstances as described in employment agreements.
Perquisites	Provide other benefits competitive with our compensation peer group.	Financial planning, Company automobile or car allowance, paid parking, annual executive physical and health club reimbursement.

(1)

Payouts under the annual and long-term incentive plans are determined based on the achievement of pre-established objectives determined by the Committee at the beginning of the performance period. The performance period is one year for the annual incentive plan and three years for the performance shares awarded under the long-term incentive plan. Specific financial goals cannot be changed during the performance period, except according to principles set forth by the Committee that allow for adjustments in limited circumstances including, among other things, acquisitions, restructuring charges or significant changes to generally accepted accounting principles, and only if the adjustments result in a specified minimum financial impact to the Company.

Base Salary. Each year, management engages Hewitt Associates to provide data on salaries and overall compensation paid to comparable positions in our compensation peer group. The Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., reviews this data and also performs an independent compensation analysis, which it uses to advise the Committee on potential compensation actions, including the CEO’s compensation. The Committee takes this input into account in determining salary levels for the CEO and other named executive officers. The Committee generally seeks to establish base salaries for the CEO and other named executive officers at the median of our compensation peer group. Changes in base salary are approved by the Committee in September and are effective in October of each year. In fiscal year 2009, the salary increases ranged between 3.2% to 7.5% with an average increase of 4.4%. The actual amount of salary earned by our named executive officers in fiscal year 2009 is listed in the Salary column of the Summary Compensation Table.

Annual Incentives. On an annual basis, the Committee sets performance goals under its Executive Incentive Compensation (“EIC”) Plan that are designed to promote the achievement of the board-approved annual corporate financial and strategic performance goals, and of individual objectives. The EIC Plan provides annual incentive awards to the named executive officers based on the level of achievement of these annual performance goals and individual objectives.

To meet the requirements of IRC Section 162(m), maximum annual incentive award levels are based on earnings before income taxes achieved by the Company (“Company earnings”). The EIC Plan has a maximum award limit of 1.0% of Company earnings for the CEO and 0.6% of Company earnings for each of the other named executive officers. The Committee has discretion to reduce, but not to increase, incentive payments under the EIC Plan. The Committee’s practice has been to pay substantially lower amounts than the maximum award levels. The Committee reduces the maximum awards to the amount actually paid based on three factors – a target award for each named executive officer, the performance against predetermined Company financial and strategic performance goals and, to a lesser extent, the named executive officer’s individual performance, based primarily on the performance of the operations or functions under the individual’s responsibility. These factors are discussed below.

Each year, the Committee sets an annual incentive target level for each named executive officer as a percent of his or her salary based upon the median annual incentive award targets of comparable positions in our compensation peer group. At the beginning of each fiscal year, the Committee also sets financial and strategic goals for the EIC Plan based on the operating plan and strategic initiatives approved by the board of directors. At the end of the year, the Committee assesses the Company’s performance based on a review of achievements versus the goals set at the beginning of the year. The Committee first assesses the Company’s financial performance by considering the results versus targets approved at the beginning of the fiscal year, and, if necessary, applying its discretion to account for other factors, such as stockholder return or underlying business performance during the year. The Committee then reviews the achievement of results versus the strategic goals, as well as individual performance, and based on this discretionary evaluation, may choose to adjust the financial payout up or down, but not to an amount that would exceed the maximum permitted award level for each named executive officer.

For fiscal year 2009, the Committee established annual financial goals that focused on increasing net customer sales and economic profit, as defined below. The Committee also established strategic goals that align with our business strategy and support people objectives, including employee engagement and diversity targets; customer objectives, including targets related to product innovation, consumer product preference and share growth; growth objectives; and cost savings initiatives. The Committee and management agreed that focusing on the financial goals of net customer sales and economic profit, as well as the key strategic metrics, would drive sustainable growth in stockholder return. In selecting the metrics and setting the performance goals in the EIC Plan, the Committee carefully determines whether the goals appropriately align with those in the long-term incentive program so that the overall compensation design does not unintentionally encourage participants to take excessive risk or take actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives.

In fiscal year 2009, the financial goals for the EIC Plan, the potential percentage of target award payouts for achieving those goals, and the actual results as determined by the Committee were as follows:

	Annual Incentive
	Financial Goals (in millions)
	0%	100%	200%
Goal	(minimum)	(target)	(maximum)	Actual
Net Customer Sales (weighted 50%)	$5,419	$5,587	$5,754	$5,450
Economic Profit (weighted 50%) (1)	$319	$359	$399	$378

(1)

Economic profit is defined by the Company as earnings from continuing operations before income taxes, non-cash restructuring and asset impairment costs and interest expense, tax affected, and less a capital charge. The capital charge represents average capital employed by the Company, multiplied by the weighted-average cost of capital. Weighted-average cost of capital is the blended average of the cost of the Company’s debt and estimated cost of equity capital. Average capital employed represents a two-point average of adjusted capital employed for the current fiscal year and total capital employed for the prior fiscal year, based on year-end balances. Adjusted capital employed represents total capital employed adjusted to add back the current fiscal year’s non-cash restructuring and asset impairment costs. Total capital employed represents total assets less non-interest bearing liabilities. Additional information is provided in the Company’s Annual Report on Form 10-K (Exhibit 99.3) for the fiscal year ended June 30, 2009.

The fiscal year 2009 financial targets were established to drive both net customer sales and profit growth, in line with long-term financial goals. Assuming achievement of targets, net customer sales growth and economic profit growth would be approximately 6% and -1%, respectively. The economic profit growth target was down versus prior year largely due to the inclusion of the full-year impact of the Burt’s Bees, Inc. acquisition in November 2007. The Committee reviewed the actual business results in August 2009, and based on these results, approved the financial payout at 83% of target.

The Committee also assessed Company performance against the strategic goals described above and individual performance. For fiscal year 2009, the Committee determined that the majority of the annual strategic goals were successfully achieved and, as a result, determined that the overall financial and strategic payout would be 91% of target. The Committee also reviewed individual performance and adjusted the payout for the named executive officers to reflect individual contribution. As a result, the total annual incentive payouts for the named executive officers range from approximately 83% of target to 100% of target. The range in the payouts is primarily due to a subjective assessment of individual performance based on the results of the operations or functions under the responsibility of the named executive officer.

The table below outlines the targets (expressed as a percentage of base salary) for the annual incentive awards. These targets approximate the median of bonus targets of comparable positions in our compensation peer group:

Target Annual
Named Executive Officer	Incentive
Donald R. Knauss	120%
Lawrence S. Peiros	80%
Frank A. Tataseo	75%
Daniel J. Heinrich	75%
Beth Springer	75%

The actual amount of annual incentive compensation earned by our named executive officers in 2009 is disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Incentives. We provide annual long-term incentive compensation in the form of stock options and performance shares to our named executive officers because we believe these forms of compensation create strong alignment between our executives’ interests and the interests of our stockholders. We also believe these incentive awards support the achievement of our long-term corporate financial goals.

The Committee, with the assistance of its independent compensation consultant, annually reviews the costs of and potential shareholder dilution attributable to our long-term incentive program versus that of our compensation peer group to ensure that the overall program is financially efficient. In determining the total value of the long-term incentive opportunity for each named executive officer, the Committee reviews the compensation peer group data presented by both management and its independent compensation consultant on a position-by-position basis and considers recommendations by the CEO for the other named executive officers.

The Committee’s goal is to establish long-term incentive award targets to be competitive with the median of the compensation peer group. Actual long-term incentive award target levels for individual named executive officers may vary above or below the median based on a variety of factors, such as the named executive officer’s experience, criticality of the role, individual performance and expected future contributions. Like the annual incentive awards, actual payouts under long-term incentive awards will vary around target based on whether the Company underperforms or outperforms its target goals. The value of actual payouts also will vary based on changes in Common Stock price. For fiscal year 2009, long-term incentive awards granted to the named executive officers were generally targeted at the median of the compensation peer group.

As in prior years, for fiscal year 2009 the Committee determined that the named executive officers would receive 50% of the value of their total annual long-term incentive awards in stock options and 50% in performance shares. The Committee selected this mix of equity awards to support several important objectives, including compensating named executive officers for achievement of long-term goals tied to the business strategy through the use of performance shares, rewarding named executive officers for sustained increases in the Common Stock price, enhancing retention by mitigating the impact of Common Stock price fluctuations, and calibrating the overall cost of the program so it is aligned with compensation realized by named executive officers and performance delivered to stockholders. Annual grants of long-term incentives are intended to be competitive with those of our compensation peer group. Therefore, the Committee does not consider the amount of outstanding stock options, performance shares and restricted stock currently held by a named executive officer when making annual awards of stock options and performance shares.

The following provides details on the types of long-term incentives awarded to our named executive officers:

Performance Shares. Performance shares are grants of restricted stock units that vest after a 36-month performance period only if the predetermined financial performance goals are met by the Company. We believe that performance shares align the interests of our named executive officers with the interests of our stockholders because the number of shares earned and the shares’ potential value is tied to the achievement of the Company’s long-term financial goals.

For grants made in fiscal years 2007 through 2009, the Committee established an objective measure of cumulative operating profit at the beginning of the performance period to determine the performance level that would allow for the maximum possible award payout of 150% of the target number of shares granted. The Committee also determined specific goals for the performance period of return on invested capital (“ROIC”), for the fiscal year 2007 grant, and economic profit for the fiscal year 2008 and 2009 grants. In selecting the metrics and setting the performance goals for the performance shares, the Committee carefully determines whether the goals are appropriately aligned with those in the EIC Plan so that the overall compensation design does not unintentionally encourage participants to take excessive risk or take actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives.

At the end of the performance period, if the cumulative operating profit target is met, the Committee may exercise negative discretion and adjust the maximum awards down to reflect performance against the ROIC and economic profit targets, as applicable. Payouts range from zero, in the event the minimum required financial goals are not met, to a maximum of 150% of the target number of shares granted to each individual, with a payout of 50% of the target number of shares when the minimum financial goals are met.

For the fiscal year 2009 grant, the Committee set the financial target as a specified percentage of cumulative economic profit growth for the period from July 2008 through June 2011. The Committee set the specific targets, including the minimum, target and maximum payout levels, to align with our long-term financial goals. A target payout of 100% would require economic profit growth of approximately 5% per year during the performance period. The Committee believes this metric directly supports the Company’s corporate strategy and long-term financial goals and correlates to stock price performance.

In August 2008, the Committee certified the results of the fiscal year 2006 grant. The financial targets for this grant were based on cumulative operating profit and an average ROIC goal over the three-year performance period. The cumulative operating profit threshold was met. The Committee applied negative discretion to adjust the maximum payout level of 150% down to a 108% payout level based on ROIC results. Information regarding the vesting of these performance shares is shown in the Option Exercises and Stock Vested table.

In August 2009, the Committee certified the results of the fiscal year 2007 grant. The financial targets for this grant were based on cumulative operating profit and an average ROIC goal over the three-year performance period. The cumulative operating profit threshold was met. The Committee approved the maximum payout level of 150% based on ROIC results. Specific information regarding the vesting of these performance shares will be provided in next year’s proxy statement.

Stock Options. We believe stock options align the interests of named executive officers with those of stockholders because stock options only have value if the price of the Company’s stock increases after the stock options are granted. Stock options vest at the rate of one-fourth per year over four years (beginning one year from the date of grant) and expire 10 years from the date of grant. In fiscal year 2009, the Committee awarded stock options to our named executive officers as part of our annual long-term incentive plan. The stock option exercise price for these stock options was equal to the closing price of the Common Stock on the date of grant. Information on all stock option grants is shown in the Grants of Plan-Based Awards table.

Retirement Plans. The named executive officers participate in the same defined-benefit pension and defined-contribution benefit programs as all other U.S.-based salaried and non-union hourly employees. The Company’s retirement plans are designed to provide replacement income upon retirement and to be competitive with programs offered by our peers. We balance the effectiveness of these plans as a compensation and retention tool with the cost to the Company of providing them. The Company provides these retirement benefits under The Clorox Company Pension Plan and The Clorox Company 401(k) Plan, which includes a profit sharing provision known as Value Sharing.

In addition, because the IRC limits the amount of benefits that can be contributed to and paid from a tax-qualified retirement plan, the Company also provides our executive officers, including our named executive officers, with additional retirement benefits intended to restore amounts that would otherwise be payable under the Company’s tax-qualified retirement plans if the IRC did not have limits on includable compensation and maximum benefits. We call these restoration plans because they restore executive benefits to the same percentage level provided to our salaried employees who are not limited by IRC restrictions. These plans use the same benefit formulas, the same types of compensation to determine benefits, and the same vesting requirements as our tax-qualified retirement plans. These restoration retirement benefits, which include the cash balance restoration and the Value Sharing restoration benefits, are an unfunded, unsecured obligation of the Company and are described under Nonqualified Deferred Compensation set forth below.

The Company also offers the Supplemental Executive Retirement Plan (“SERP”) to our executive officers, including our named executive officers. This plan was closed to new participants effective April 2007. Benefits are determined based on age and years of service and are offset by the annuity value of Company contributions to the tax-qualified retirement plans and by Social Security. The benefit formula under this plan is described under Overview of Pension Benefits. We believe the SERP is a strong retention tool because participants are not eligible for a full benefit if they leave the Company prior to reaching age 65 with at least 15 years of service. Participants attaining age 55 with at least 10 years of service are eligible to receive a benefit that is actuarially reduced from that available upon retirement at age 65. Mr. Knauss, our CEO, participates in an additional SERP as part of his employment agreement with the Company to compensate for the loss of retirement benefits at his prior employer (the “replacement SERP”). Information regarding the SERP and the replacement SERP for our CEO is described in the Overview of Pension Benefits.

Nonqualified Deferred Compensation. We offer a Nonqualified Deferred Compensation Plan (“NQDC”) to help executive officers, including our named executive officers, save for retirement and to be competitive with general market practice. Under the NQDC, our named executive officers may voluntarily defer the receipt of salary and annual incentive awards in amounts of up to 50% of base salary and 100% of annual incentive awards. Deferred amounts can be invested into accounts that mirror the gains or losses of the S&P 500 index and/or the 30-year Treasury Bond yield, or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply. In addition, as noted above, the NQDC permits the Company to contribute amounts that exceed the IRC compensation limits in the tax-qualified plans through the cash balance restoration and Value Sharing restoration provisions. The NQDC is an unfunded and unsecured obligation of the Company, meaning that payment of participant balances in the plan are not guaranteed if the Company becomes insolvent or bankrupt. Details about the plans and accumulated balances are described in the Pension Benefits Table and Nonqualified Deferred Compensation section.

Post-Termination Compensation. We have entered into employment agreements with each of our named executive officers. We believe employment agreements help mitigate the economic hardship associated with unexpected termination. The employment agreements specify payments in the event the executive’s employment is terminated under certain specific circumstances. The type and amount of payments vary by executive level and the nature of the termination. These severance benefits, which are designed to be competitive with our compensation peer group and general industry practices, are payable if and only if the executive’s employment terminates as specified in the applicable plan document or employment agreement. See Potential Payments Upon Termination or Change in Control for additional information.

Perquisites. We provide named executive officers with other benefits we believe are competitive with our compensation peer group and consistent with the Company’s overall executive compensation program. These benefits are reflected in the All Other Compensation column in the Summary Compensation Table. We believe these benefits allow our named executive officers to work more efficiently and, in the case of the financial counseling program, help them optimize the value received from our compensation and benefit programs. These perquisites consist of a company automobile or car allowance, paid parking at the Company’s headquarters, an annual executive physical, reimbursement for health club membership and financial planning. The value of perquisites to our named executive officers is shown in a separate table in a footnote to the All Other Compensation column of the Summary Compensation Table.

Executive Compensation Policies

Stock Award Granting Practices. The Company makes its annual long-term incentive grants each September at a regularly scheduled meeting of the Committee, which typically occurs during the third week of the month, or about six weeks after the Company has publicly reported its annual earnings. The meeting date is the effective grant date for the awards, and the exercise/grant price is equal to the closing price of the Common Stock on that date.

The Committee also may make occasional grants of stock options and other equity-based awards at other times to recognize, retain or recruit executive officers. These grants are approved by the Committee on or before the grant date, which is determined based on the timing of the triggering event. The exercise/grant price is the closing price of the Common Stock on the effective date of the grant. The Committee must approve all equity grants to executive officers of the Company, including named executive officers.

All long-term incentive grants are made pursuant to the terms set forth in The Clorox Company 2005 Stock Incentive Plan.

Executive Stock Ownership Guidelines. To preserve the linkage between the interests of executive officers of the Company and stockholders, all executive officers, including the named executive officers, are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, such as by retaining stock received upon the exercise of stock options or the vesting of stock awards or purchasing stock in the open market. The current stock ownership guidelines are as follows:

Ownership levels – The minimum required ownership levels are Common Stock having a value equal to four times base annual salary for the CEO and three times base annual salary for the other named executive officers. As of the date of this filing, all of the named executive officers, except Mr. Knauss who joined the Company in October 2006, have met the required ownership levels.

Retention ratios – Executive officers, including named executive officers, are required to retain a certain percentage of shares obtained upon the exercise of stock options or the release of restrictions on full-value equity awards, after satisfying any applicable tax withholding requirement. The CEO is expected to retain 75% of shares acquired until the minimum ownership level is met. After attaining the minimum ownership level, the CEO must retain 50% of any additional shares acquired until retirement or termination. Other named executive officers must retain 75% of shares acquired until the minimum required ownership levels are met and thereafter must retain 25% of shares acquired for one year after receipt.

Ownership levels are based on shares of Common Stock owned by the named executive officer or held pursuant to Company plans. Stock options are not counted in determining ownership levels, and shares that have not vested due to time or performance restrictions also are excluded from the ownership guidelines. Named executive officers are required to achieve ownership levels over time through the ongoing retention ratios associated with the exercise of stock options and vesting of full-value shares.

Securities Trading Policy. To further align the interests of our executive officers, including our named executive officers, with the interests of our stockholders, the Company’s Insider Trading Policy does not permit executive officers to engage in short-term or speculative transactions or derivative transactions involving the Company's stock, including trading in or writing puts or calls in the Company's securities or selling Company stock short. Trading is permitted only during announced trading periods or in accordance with a previously established trading plan that meets SEC requirements. At all times, including during announced trading periods, executive officers are required to receive preclearance from the Company's General Counsel prior to entering into any transactions in Company securities, unless those sales occur in accordance with a previously established trading plan that meets SEC requirements.

Restatement Clawback Provisions. Our executive compensation incentive programs include clawback provisions that allow the Company to recoup proceeds received by named executive officers under certain conditions. Under our EIC Plan, in the event of a restatement of financial results to correct a material error, the Committee is authorized to reduce or recoup an executive officer’s award, as applicable, to the extent that the Committee determines the officer’s fraud or intentional misconduct was a significant contributing factor to the need for a restatement.

Tax Deductibility Limits on Executive Compensation. IRC Section 162(m) limits the tax deductibility of compensation paid to our CEO and the three other most highly compensated named executive officers employed at the end of the year (other than our CFO) to $1 million per year unless such amounts are determined to be performance-based compensation. Our policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans against the possible loss of a tax deduction when taxable compensation for any of the executive officers subject to Section 162(m) exceeds $1 million per year. The Company’s EIC Plan and long-term incentive plan are designed to meet the requirements of Section 162(m) for performance-based compensation.

Compensation for Mr. Knauss – Chairman and CEO

The compensation of the Chairman and CEO, Mr. Knauss, is consistent with the executive compensation program and philosophy described above for the other named executive officers. Mr. Knauss’ total compensation is designed to be generally aligned with the CEO compensation of others in the compensation peer group, and his annual incentive and long-term incentive awards are linked to Company performance.

In September 2008, the Committee, with input from its independent compensation consultant, reviewed all elements of Mr. Knauss’ compensation including base salary, annual incentive and long-term incentive award opportunities relative to that of the compensation peer group. In addition, the Committee reviewed his performance for fiscal year 2008.

Based on the review of Mr. Knauss’ individual performance, overall Company performance and his compensation versus the compensation peer group, the Committee increased Mr. Knauss’ salary to $1,075,000 effective October 1, 2008. The Committee also approved Mr. Knauss’ annual incentive target at 120% of base salary for fiscal year 2009, consistent with the prior year. The Committee granted Mr. Knauss a long-term incentive award of 227,710 stock options and 37,670 performance shares with a total economic value awarded at grant date of approximately $4,750,000. Each individual element of Mr. Knauss’ compensation was positioned slightly below median versus the compensation peer group in consideration of Mr. Knauss’ relatively short tenure as Chief Executive Officer.

Information about Mr. Knauss’ base salary, annual incentive and long-term incentive is described in more detail in the notes to the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Management Development and Compensation Committee of the board of directors oversees the Company’s executive compensation program and policies. As part of this function, the Committee discussed and reviewed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the board that the Compensation Discussion and Analysis be included in the Proxy Statement.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

George J. Harad, Chair
Richard H. Carmona
Tully M. Friedman
Robert W. Matschullat

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned, paid or awarded to our named executive officers for the fiscal years ended June 30, 2009, 2008 and 2007.

							Change in
							Pension Value
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Donald R. Knauss	2009	$1,056,250	$—	$2,816,068	$2,059,687	$1,284,840	$731,445	$217,256	$8,165,546
Chairman & Chief	2008	987,500	—	1,949,179	1,443,716	1,380,000	526,244	254,846	6,541,485
Executive Officer	2007	712,500	1,592,500	989,632	770,859	—	434,567	716,042	5,216,100

Lawrence S. Peiros	2009	615,000	—	911,579	790,519	494,020	798,629	129,578	3,739,325
Executive Vice	2008	593,750	—	691,567	943,254	552,000	354,383	103,522	3,238,476
President & Chief	2007	543,750	—	942,447	959,195	562,300	119,003	102,475	3,229,170
Operating Officer –
North America

Frank A. Tataseo (7)	2009	481,250	—	745,230	641,374	332,100	669,247	111,722	2,980,923
Executive Vice	2008	465,000	—	583,937	889,699	405,400	366,637	91,830	2,802,503
President – Strategy	2007	443,750	—	772,016	522,371	472,500	332,132	89,931	2,632,700
& Growth, Away
from Home and
Bags & Wraps

Daniel J. Heinrich	2009	515,000	—	885,211	608,536	372,260	398,151	116,191	2,895,349
Executive Vice	2008	495,000	—	681,417	491,134	431,300	177,954	92,337	2,369,142
President – Chief	2007	475,000	—	749,239	424,600	504,000	195,044	99,449	2,447,332
Financial Officer

Beth Springer	2009	480,250	—	775,523	625,544	301,910	323,498	111,869	2,618,594
Executive Vice	2008	462,000	—	537,461	469,499	422,000	111,372	92,674	2,095,006
President –	2007	440,000	—	551,152	354,092	496,100	182,199	88,124	2,111,667
International and
Natural Personal Care

(1)	Reflects actual salary earned for fiscal years 2007, 2008 and 2009.

(2)	In fiscal year 2007, Mr. Knauss received a sign-on bonus of $500,000 and a guaranteed minimum cash bonus of $1,092,500, in conjunction with his hire.

(3)

The amounts reflected in these columns are the dollar amounts of compensation expense recognized for financial statement reporting purposes for the fiscal years ended June 30, 2007, 2008 and 2009, in accordance with SFAS 123(R), but without regard to forfeitures, and may include awards granted in and prior to each fiscal year. The assumptions made in valuing stock awards and option awards reported in these columns are discussed in Note 1, Summary of Significant Accounting Policies under Share-Based Compensation, and in Note 17, Share-Based Compensation, to the Company’s consolidated financial statements for each of the three fiscal years ended June 30, 2007, 2008 and 2009, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009. Additional information regarding the stock awards and option awards granted to our named executive officers during fiscal year 2009 is set forth in the Grants of Plan-Based Awards table. The 2008 stock award amounts have been adjusted to conform to the 2009 calculation.

(4)

Reflects annual incentive awards earned for fiscal years 2007, 2008 and 2009 and paid out in September 2007, 2008 and 2009, respectively, under the EIC Plan. Information about the EIC Plan is set forth in the Compensation Discussion and Analysis under Annual Incentives. For fiscal year 2007, Mr. Knauss did not receive an annual incentive award in excess of the guaranteed amount of $1,092,500 reflected in the Bonus column.

(5)

The amounts reflect the aggregate increase in the present value of accumulated benefits during fiscal years 2007, 2008 and 2009 under the SERP, including Mr. Knauss’ replacement SERP, The Clorox Company Pension Plan and the cash balance restoration benefit of the NQDC (refer to the Pension Benefits Table for further information). Each plan amount in fiscal year 2009 is set forth in the following table:

	Donald R.	Lawrence S.	Frank A.	Daniel J.	Beth
	Knauss	Peiros	Tataseo	Heinrich	Springer
SERP (includes, for Mr. Knauss, the replacement SERP)	$674,028	$815,524	$682,755	$395,207	$326,006
The Clorox Company Pension Plan	6,595	14,196	11,868	9,208	11,418
Cash Balance Restoration Benefit	50,822	(31,091)	(25,376)	(6,264)	(13,926)
Total	$731,445	$798,629	$669,247	$398,151	$323,498

(6)

The amounts shown in the column represent (i) actual Company contributions under the Company’s 401(k) Plan, including the Value Sharing provision, (ii) non-qualified contributions under the NQDC, other than the cash balance restoration benefit which is reflected in the change in pension value column (refer to the Nonqualified Deferred Compensation section for further information), (iii) relocation benefits paid to Mr. Knauss and (iv) perquisites available to named executive officers of the Company. Amounts are set forth in the following table:

	Donald R.	Lawrence S.	Frank A.	Daniel J.	Beth
	Knauss	Peiros	Tataseo	Heinrich	Springer
The Clorox Company 401(k) Plan	$19,113	$ 16,750	$16,750	$16,750	$16,750
NQDC	42,263	77,328	59,730	64,692	61,384
Relocation Benefits	120,684	—	—	—	—
Company Paid Perquisites	35,196	35,500	35,242	34,749	33,735
Total	$217,256	$129,578	$111,722	$116,191	$111,869

We provided the following benefits to Mr. Knauss during fiscal year 2009 in accordance with the terms of the Company’s relocation policy:

Relocation Mortgage Subsidy	$117,278
Tax Gross-Up on Mortgage Subsidy	3,406
Total	$120,684

The following tables set forth the perquisites we make available to our named executive officers and the cost to the Company for providing these perquisites during fiscal year 2009. Other Perquisites are miscellaneous perquisites that consist of paid parking at the Company’s headquarters, health club reimbursement and an annual executive physical.

	Donald R.	Lawrence S.	Frank A.	Daniel J.	Beth
	Knauss	Peiros	Tataseo	Heinrich	Springer
Executive Automobile Program	$14,076	$12,600	$12,600	$12,600	$13,155
Basic Financial Planning	16,500	16,500	16,500	16,500	16,500
Other Perquisites	4,620	6,400	6,142	5,649	4,080
Total	$35,196	$35,500	$35,242	$34,749	$33,735

(7)	The amounts in the Option Awards column for 2007 and 2008 are the dollar amounts that were recognized for financial statement purposes in accordance with SFAS 123(R) but are higher than the amounts reported in the proxy statement for the annual meeting in 2007 and 2008 because of an adjustment made related to Mr. Tataseo’s retirement eligibility in those years. Total compensation figures for 2007 and 2008 also reflect this adjustment.

GRANTS OF PLAN-BASED AWARDS

This table shows grants of plan-based awards to the named executive officers during fiscal year 2009.

								All Other	All Other
								Stock	Option
					Estimated Future Share Payouts			Awards:	Awards:		Grant Date
		Estimated Possible Payouts Under			Under Equity Incentive Plan			Number of	Number of	Exercise or	Fair Value
		Non-Equity Incentive Plan Awards			Awards			Shares of	Securities	Base Price	of Stock
								Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Donald R. Knauss
Annual Incentive (1)		$ —	$1,290,000	$8,110,000
Performance Shares (2)	9/16/2008				18,835	37,670	56,505				$2,408,997
Stock Options (3)	9/16/2008								227,710	$63.95	2,545,798
Lawrence S. Peiros
Annual Incentive (1)		—	496,000	4,866,000
Performance Shares (2)	9/16/2008				5,950	11,900	17,850				761,005
Stock Options (3)	9/16/2008								71,910	63.95	803,954
Frank A. Tataseo
Annual Incentive (1)		—	363,750	4,866,000
Performance Shares (2)	9/16/2008				3,965	7,930	11,895				507,124
Stock Options (3)	9/16/2008								47,940	63.95	535,969
Daniel J. Heinrich
Annual Incentive (1)		—	390,000	4,866,000
Performance Shares (2)	9/16/2008				3,965	7,930	11,895				507,124
Stock Options (3)	9/16/2008								47,940	63.95	535,969
Beth Springer
Annual Incentive (1)		—	363,750	4,866,000
Performance Shares (2)	9/16/2008				3,965	7,930	11,895				507,124
Stock Options (3)	9/16/2008								47,940	63.95	535,969

(1)

Represents estimated possible payouts for annual incentive awards for fiscal year 2009 under the EIC Plan for each of our named executive officers. The EIC Plan is an annual cash incentive opportunity and therefore awards are earned in the year of grant. The target amounts represent the potential payout if both Company and individual performance are at target levels. The maximum amount represents the stockholder-approved maximum payout in the EIC Plan of 1.0% of Company earnings for the CEO and .6% of Company earnings for all other named executive officers. The EIC Plan is designed to meet the requirements of IRC Section 162(m), and the maximum column reflects maximum awards possible under the Plan. The Committee historically has paid annual incentive awards that are substantially lower than the maximum EIC Plan payouts. Mr. Knauss’ employment agreement provides that his annual incentive award shall not exceed 200% of his bonus target for the applicable year, which is consistent with our historical practice of paying annual incentive awards to our named executive officers in amounts lower than 200% of the named executive officer’s fiscal year annual incentive target. See the Summary Compensation Table for the actual payout amounts in fiscal year 2009 under the EIC Plan. See Compensation Discussion and Analysis – Annual Incentives for additional information about the EIC Plan.

(2)

Represents possible future payouts of Common Stock underlying performance shares awarded in fiscal year 2009 to each of our named executive officers as part of their participation in the 2005 Stock Incentive Plan. These awards will vest upon the achievement of performance measures based on cumulative operating profit and economic profit growth over a three-year period, with the threshold, target and maximum awards equal to 50%, 100% and 150%, respectively, of the number of performance shares granted. If the minimum financial goals are not met at the end of the three-year period, no awards will be paid out under the Plan. See Compensation Discussion and Analysis – Long-Term Incentives for additional information.

(3)

Represents stock options issued to each of our named executive officers under the 2005 Stock Incentive Plan. All stock options vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following equity awards granted to our named executive officers were outstanding as of the end of fiscal year 2009.

	Option Awards						Stock Awards
											Equity
				Equity					Equity		Incentive
				Incentive					Incentive		Plan Awards:
				Plan					Plan Awards:		Market or
				Awards:				Market	Number of		Payout Value
	Number of	Number of		Number of			Number	Value of	Unearned		of Unearned
	Securities	Securities		Securities			of Shares	Shares or	Shares, Units		Shares, Units
	Underlying	Underlying		Underlying			or Units of	Units of	or Other		or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That		Rights That
	Options -	Options -		Unearned	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	(#)	(#)		(#)	($)	Date	(#)	($) (1)	(#)		($) (2)
Donald R. Knauss
Stock Options (3)	137,500	137,500	(4)		$63.21	10/2/2016
	46,250	138,750	(5)		61.16	9/18/2017
		227,710	(6)		63.95	9/16/2018
Restricted Stock Units (3)							44,944 (4)	$2,509,224
Performance Shares (3)									37,750	(7)	$2,107,583
									37,670	(8)	2,103,116
Lawrence S. Peiros
Stock Options (3)	6,000				36.94	8/7/2010
	50,001				36.13	9/20/2010
	37,000				35.13	10/16/2011
	40,000				41.98	9/18/2012
	46,000				45.25	9/17/2013
	45,000				53.88	9/15/2014
	24,150	8,050	(9)		57.00	9/21/2015
	17,050	17,050	(10)		61.51	9/19/2016
	10,000	10,000	(11)		63.89	1/5/2017
	13,350	40,050	(5)		61.16	9/18/2017
		71,910	(6)		63.95	9/16/2018
Performance Shares (3)									8,500	(12)	474,555
									10,900	(7)	608,547
									11,900	(8)	664,377

	Option Awards						Stock Awards
											Equity
				Equity					Equity		Incentive
				Incentive					Incentive		Plan Awards:
				Plan					Plan Awards:		Market or
				Awards:				Market	Number of		Payout Value
	Number of	Number of		Number of			Number	Value of	Unearned		of Unearned
	Securities	Securities		Securities			of Shares	Shares or	Shares, Units		Shares, Units
	Underlying	Underlying		Underlying			or Units of	Units of	or Other		or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That		Rights That
	Options -	Options -		Unearned	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	(#)	(#)		(#)	($)	Date	(#)	($) (1)	(#)		($) (2)
Frank A. Tataseo
Stock Options (3)	1,400				43.25	9/15/2009
	40,002				36.13	9/20/2010
	45,000				35.13	10/16/2011
	22,000				41.98	9/18/2012
	23,000				45.25	9/17/2013
	35,200				53.88	9/15/2014
	21,750	7,250	(9)		57.00	9/21/2015
	15,850	15,850	(10)		61.51	9/19/2016
	10,275	30,825	(5)		61.16	9/18/2017
		47,940	(6)		63.95	9/16/2018
Performance Shares (3)									7,900	(12)	441,057
									8,400	(7)	468,972
									7,930	(8)	442,732

Daniel J. Heinrich
Stock Options (3)	25,002				35.46	3/1/2011
	40,002				35.13	10/16/2011
	13,000				41.98	9/18/2012
	32,000				45.25	9/17/2013
	35,200				53.88	9/15/2014
	21,750	7,250	(9)		57.00	9/21/2015
	15,450	15,450	(10)		61.51	9/19/2016
	10,275	30,825	(5)		61.16	9/18/2017
		47,940	(6)		63.95	9/16/2018
Performance Shares (3)									7,700	(12)	429,891
									8,400	(7)	468,972
									7,930	(8)	442,732

	Option Awards						Stock Awards
											Equity
				Equity					Equity		Incentive
				Incentive					Incentive		Plan Awards:
				Plan					Plan Awards:		Market or
				Awards:				Market	Number of		Payout Value
	Number of	Number of		Number of			Number	Value of	Unearned		of Unearned
	Securities	Securities		Securities			of Shares	Shares or	Shares, Units		Shares, Units
	Underlying	Underlying		Underlying			or Units of	Units of	or Other		or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That		Rights That
	Options -	Options -		Unearned	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	(#)	(#)		(#)	($)	Date	(#)	($) (1)	(#)		($) (2)
Beth Springer
Stock Options (3)	4,485				38.84	9/29/2009
	723				44.44	11/22/2009
	7,000				35.78	4/26/2010
	8,355				36.13	9/20/2010
	7,740				35.22	9/24/2011
	13,000				41.98	9/18/2012
	14,000				45.25	9/17/2013
	17,600				53.88	9/15/2014
	12,000				58.55	1/18/2015
	21,750	7,250	(9)		57.00	9/21/2015
	15,850	15,850	(10)		61.51	9/19/2016
	10,275	30,825	(5)		61.16	9/18/2017
		47,940	(6)		63.95	9/16/2018
Performance Shares (3)									7,900	(12)	441,057
									8,400	(7)	468,972
									7,930	(8)	442,732

(1)

Represents unvested restricted stock units under the 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 30, 2009 of $55.83 per share. The ultimate value will depend on the value of our Common Stock on the actual vesting date.

(2)

Represents unvested “target” number of performance shares under the 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 30, 2009. The ultimate value will depend on whether performance criteria are met and the value of our Common Stock on the actual vesting date.

(3)	Grants were made under the 2005 Stock Incentive Plan.

(4)

Represents unvested stock options and restricted stock units granted on October 2, 2006, that vest in four equal installments beginning one year from the date of grant. Restricted stock units also include 3,194 restricted stock units as a result of reinvested dividends. However, any portion of 23,500 designated restricted stock units and any portion of 61,000 designated stock options that remain unvested at the time of termination will vest immediately if Mr. Knauss terminates due to involuntary termination without cause or voluntary termination for good reason. There were 11,750 of the designated restricted stock units and 30,500 of the designated stock options unvested as of the end of fiscal year 2009.

(5)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 18, 2007.

(6)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 16, 2008.

(7)	Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2008 – 2010). Performance is based on achievement of cumulative operating profit growth and economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of the 2010 fiscal year.

(8)	Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2009 – 2011). Performance is based on achievement of cumulative operating profit growth and economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of the 2011 fiscal year.

(9)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 21, 2005.

(10)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 19, 2006.

(11)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of January 5, 2007.

(12)	Represents the “target” number of performance shares that could be earned under the 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2007 – 2009). Performance is based on achievement of cumulative operating profit growth and average ROIC. The Committee determined whether the performance measures had been achieved after the completion of the 2009 fiscal year. On August 13, 2009, the Committee approved the payout of this award at 150% of target, and the award was settled on August 18, 2009.

OPTION EXERCISES AND STOCK VESTED

This table shows stock options exercised and stock vested for the named executive officers during fiscal year 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Number of Shares		Value Realized on
Name	(#)	($) (1)	Acquired on Vesting		Vesting (2)
Donald R. Knauss	—	$—	21,905	(3)	$1,385,053
Lawrence S. Peiros	23,400 (4)	184,477	9,504	(5)	530,608	(5)
Frank A. Tataseo	10,200 (4)	18,705	8,532	(5)	497,330	(5)
Daniel J. Heinrich			5,000	(6)	257,000	(6)
	—	—	8,532	(5)	476,342	(5)
Beth Springer	3,264 (4)	64,107	8,532	(5)	476,342	(5)

(1)	The dollar value realized reflects the difference between the closing price of the Common Stock on the date of exercise and the stock option exercise price.

(2)	The dollar value realized reflects the market value of the vested shares based on the closing price of the Common Stock on the vesting date, unless otherwise noted.

(3)	Represents vesting of 20,875 restricted stock units and 1,030 additional restricted stock units as a result of reinvested dividends. These restricted stock units were granted to Mr. Knauss in conjunction with his hire.

(4)	Represents exercise of nonqualified stock options granted in previous years under the Company’s long-term incentive program.

(5)	Stock awards listed represent the 108% vesting of performance shares granted through participation in the 2005 Stock Incentive Plan. The grant from the plan had a three-year performance period (fiscal years 2006 – 2008). Performance is based on achievement of cumulative operating profit growth and average ROIC. On August 11, 2008, the Committee approved the payout of this award at 108% of target, and the award was settled on August 26, 2008. The actual realized value of the vested shares was based upon the value of the Common Stock on the date the shares were received unless receipt was deferred, in which case it was based on the value of the Common Stock as of June 30, 2009. Mr. Peiros, Mr. Heinrich, and Ms. Springer have deferred the receipt of their shares until termination from service with the Company. Their actual realized value will depend upon the value of the Common Stock on the date the shares were received. The dollar value set forth above is based on the Common Stock price as of the end of fiscal year 2009 of $55.83.

(6)	Represents vesting of restricted stock units granted in previous years under the Company’s long-term incentive program.

Overview of Pension Benefits

Pension benefits are paid to the named executive officers under the following plans: The Clorox Company Pension Plan (the “Pension Plan”), the cash balance restoration provision in the NQDC and the SERP or, in the case of the CEO, the replacement SERP, which is described under The Replacement Supplemental Executive Retirement Plan, set forth below. The following table is an overview of the current terms of the pension plans and provision, other than the replacement SERP.

Cash Balance Restoration
	Pension Plan	Provision in Nonqualified
	(“cash balance plan”)	Deferred Compensation Plan	SERP
Reason for Plan	Provide eligible employees, along	Provide eligible employees	Provide eligible employees
	with our non-qualified plans, a	with a competitive level of	retirement replacement income that
	competitive level of retirement	retirement benefits based on	is competitive with peers and also
	benefits based on pay	pay, by restoring benefits	supports long-term retention of key
		limited by the IRC	talent
Eligibility	Salaried and hourly employees	Named executive officers	Named executive officers and select
	of the Company, including the	and select group of senior	group of senior executives. Plan was
	named executive officers	employees	closed to new participants in April 2007.
Retirement	Fully vested after 3 years of	Fully vested after 3 years of	Maximum benefit is payable at age 65
Eligibility	service	service	and 15 years of service. Participants
are eligible for a reduced early
retirement benefit at age 55 with
10 years of service. SERP-eligible
employees terminating before reaching
age 55 with 10 years of service receive
no benefits from the SERP.
Pension Formula	Annual credits of 3% of eligible	Annual credits of 3% of	In combination with other Company
	compensation (base salary and	eligible compensation	retirement plans (cash balance
	annual incentive) and quarterly	(base salary and annual	plan, Company contributions to the
	credits of an interest factor	incentive) that exceeds the IRC	401(k) Plan, including the Value Sharing
		compensation limits	provision, cash balance restoration of
NQDC and Value Sharing restoration of
NQDC) and Social Security, participants
can receive maximum total benefits
approximately equal in value to 55% of
average compensation (defined as the
average of the highest consecutive three
years of base salary plus the average of
the highest three years of EIC award).
The maximum benefit is proportionately
reduced for service between 10 and
15 years at a rate of 3% per year.
Payment Form	A participant whose benefit has	A participant whose benefit has	Paid as a monthly annuity for the life
	vested at retirement or other	vested at retirement or other	of the participant. Plan also provides a
	termination of employment may	termination of employment may	disability and survivor’s benefit. Lump
	elect a cash distribution or an	elect a lump sum or annuity	sum option is not available.
	alternate annuity form. The normal	distribution that will be paid out
	retirement benefit is an annuity	based on previously determined
	payable upon attainment of age 65.	criteria.
A reduced retirement benefit
annuity is payable at age 55 with
at least 10 years of vesting service.
Participants may also elect an
optional annuity form of benefit.

All items in the above overview are included in the Change in Pension Value column of the Summary Compensation Table and the Pension Benefits Table.

The Replacement Supplemental Executive Retirement Plan. Pursuant to his employment agreement, Mr. Knauss participates in a replacement SERP that provides retirement benefits that are equal to the greater of the amount calculated under the Company SERP, described above, or the benefits to which he would have been entitled if he had stayed at his previous employer, The Coca-Cola Company. In the event that Mr. Knauss’ employment with the Company terminates prior to the completion of three years of service from his hire date of October 2, 2006, Mr. Knauss will be credited with a minimum of three years of benefit accruals under the replacement SERP. Mr. Knauss is fully vested in the replacement SERP, and he is the sole participant in the plan.

Eligible compensation for the replacement SERP is defined as the average of five years of base salary plus the average of five years of EIC awards. To the extent needed to obtain five years of consecutive annual compensation, actual annual salary and bonuses paid by The Coca-Cola Company prior to Mr. Knauss’ retirement will be used.

PENSION BENEFITS TABLE

The following table sets forth each named executive officers’ pension benefits under the Company’s pension plans for fiscal year 2009.

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#) (1)	($) (2)	($)
Donald R. Knauss	The Clorox Company Pension Plan	3	$14,322	$—
	Replacement SERP/SERP	3 (3)	1,580,346	—
	Cash Balance Restoration	3	71,823	—
Lawrence S. Peiros	The Clorox Company Pension Plan	29	176,416	—
	SERP	29	2,012,557	—
	Cash Balance Restoration	29	182,859	—
Frank A. Tataseo	The Clorox Company Pension Plan	15	119,546	—
	SERP	15	2,023,438	—
	Cash Balance Restoration	15	140,675	—
Daniel J. Heinrich	The Clorox Company Pension Plan	8	56,510	—
	SERP	8	889,277	—
	Cash Balance Restoration	8	93,130	—
Beth Springer	The Clorox Company Pension Plan	19	109,712	—
	SERP	19	800,834	—
	Cash Balance Restoration	19	75,467	—

(1)	Numbers of years of credited service is rounded to the nearest whole number.

(2)	Present value of the accumulated benefit was calculated using the following assumptions: Mortality Table: RP2000, Discount Rate: 6.80%; age and pay at June 30, 2009.

(3)

Pursuant to his employment agreement with the Company, as of his service date of October 2, 2006, Mr. Knauss is guaranteed a minimum three years of credited service under the replacement SERP. Please refer to a description of the replacement SERP above.

Nonqualified Deferred Compensation. In addition to the cash balance restoration benefits previously described and set forth in the Pension Benefits Table, the NQDC provides benefits that supplement the Value Sharing provision of the 401(k) Plan and permits the deferral of compensation. The Value Sharing provision of the 401(k) Plan is a Company profit sharing plan under which, depending on financial performance measurements, the Company contributes 3% – 12% of the participant’s eligible compensation, including annual base salary and annual incentive, to either the participant’s 401(k) or NQDC account. Company contributions in amounts up to 7% of a named executive officer’s eligible compensation within the IRC compensation limits are tax-qualified and are credited to the participant’s 401(k) account. The portion of eligible compensation up to 7% that exceeds the IRC compensation limits is credited to the Nonqualified Deferred Compensation Value Sharing restoration benefit. In addition, any amount exceeding 7% of eligible compensation is payable in cash or deferred under the Value Sharing restoration provision of the NQDC, depending upon the participant’s election. Company contributions under the Value Sharing provision of the 401(k) Plan are determined using the Company’s achievement of financial performance based on net customer sales and economic profit, the same metrics used to determine the payout for the annual incentive awards.

In addition to the Value Sharing benefits, the NQDC permits selected employees to defer annual incentive awards and base salary. A participant may defer up to 50% of his or her annual salary and up to 100% of his or her annual incentive paid under the EIC Plan.

Participants have the option of selecting two investment crediting rates under the NQDC — the 30-year Treasury Bond yield, and/or an S&P 500 index. Participants may elect to receive distributions from the NQDC in either a lump sum or up to 10 annual installments, which will be paid upon separation from service. The responsibility to pay benefits under the NQDC is an unfunded obligation of the Company.

The following table provides information regarding the accounts of the named executive officers under the NQDC in fiscal year 2009.

	Executive	Registrant
	Contributions	Contributions	Aggregate Earnings	Aggregate Balance
	in Last FY	in Last FY	in Last FY	at Last FYE
Name	($) (1)	($) (2)	($) (3)	($) (4) (5)
Donald R. Knauss	$749,125	$ 42,263	$(299,421)	$1,091,379
Lawrence S. Peiros	863,637	65,187	(727,615)	2,490,575
Frank A. Tataseo	9,845	49,885	(546,907)	1,539,008
Daniel J. Heinrich	10,492	54,199	(66,353)	185,762
Beth Springer	425,942	51,323	(465,512)	1,416,754

(1)

For all named executive officers except Mr. Knauss, amount includes Value Sharing amounts elected to be deferred pursuant to the Company’s Value Sharing restoration provision of the NQDC. These amounts are also reported in the Summary Compensation Table – All Other Compensation and are included under the caption 'NQDC' in footnote (6) to the Summary Compensation Table – All Other Compensation. Information regarding the Value Sharing restoration provision of the NQDC is described above. For Messrs. Knauss and Peiros, the amount also represents salary and annual incentive awards deferred during fiscal year 2009. Deferred salary is also reported in the Summary Compensation Table – Salary. For Ms. Springer, the amount also represents her annual incentive award deferred during fiscal year 2009. Deferred annual incentive awards are also reported in the Summary Compensation Table – Non-Equity Incentive Plan Compensation. Information regarding the deferral of salary and annual incentive awards is described above.

(2)

Represents that portion of the Company contribution of up to 7% of salary that is in excess of IRC Compensation limits pursuant to the Value Sharing restoration provision of the NQDC plan. These contributions are also reported in the Summary Compensation Table – All Other Compensation and are included under the caption NQDC in footnote (6) to the Summary Compensation Table – All Other Compensation.

(3)

Earnings are based on the investment option of a 30-year Treasury Bond yield or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply, the S&P 500 Index or a combination of both, as elected by the participant. For fiscal year 2009, the 30-year Treasury Bond return was 4.4% and the S&P 500 index return was (26.2%).

(4)	Reflects aggregate balances under the Value Sharing restoration provision of the NQDC plan and deferred salary and deferred annual incentive amounts as of the end of fiscal year 2009.

(5)	The executive and registrant contribution total amounts in the table below are also reported as compensation in the Summary Compensation Table in the years indicated:

	Donald R.	Lawrence S.	Frank A.	Daniel J.	Beth
Fiscal Year	Knauss	Peiros	Tataseo	Heinrich	Springer
2009	$791,388	$928,824	$59,730	$64,691	$477,265
2008	558,875	907,088	514,938	44,415	537,330
2007	134,583	179,918	40,767	50,737	34,734

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

The Company entered into employment agreements with each of the named executive officers. Excluding Mr. Knauss, the named executive officers’ employment agreements were evergreen in that they renewed daily to maintain a two-year term, unless the Company provided the named executive officer with written notice of non-renewal. In July 2009, the Company provided notice of non-renewal to the named executive officers with evergreen employment agreements. As a result of the non-renewal notice, these agreements will expire on July 31, 2011. It is expected that the employment agreements will be replaced by a severance plan prior to their expiration. Mr. Knauss’ employment agreement has a three-year term that is subject to automatic one-year extensions unless either the Company or Mr. Knauss gives notice to the other party at least 180 days before such extension becomes effective, reflecting emerging best practice for employment agreements.

Employment Agreements with Named Executive Officers Other than Mr. Knauss. Each employment agreement sets forth that the named executive officer’s annual base salary will be subject to periodic review in accordance with the Company’s regular administrative practices for executive officers. The employment agreement also states that each named executive officer is eligible to participate in the EIC Plan, the Company’s long-term incentive program, the SERP and other employee benefit plans made available to the Company’s named executive officers. Information regarding these plans and the periodic review of our named executive officer salaries is discussed in the Compensation Discussion and Analysis section of this proxy.

Under the terms in the employment agreements, our named executive officers are eligible to receive benefits in the event their employment is terminated (1) by the Company without cause, (2) due to retirement, (3) due to disability, or (4) due to death. The amounts of benefits will vary based on the reason for termination. No benefits are payable under the terms of the employment agreements if the Company terminates the named executive officer for cause or the named executive officer terminates at will.

Regardless of the manner in which a named executive officer’s employment terminates, each named executive officer would retain the amounts that he or she has earned over the course of his or her employment prior to the termination event, such as the named executive officer’s balances under our deferred compensation plan, accrued retirement benefits and previously vested stock options, except as outlined below under Termination for Cause. For further information about previously earned amounts, see Summary Compensation Table, Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vested, Pension Benefits Table and Nonqualified Deferred Compensation.

Under the employment agreements, each named executive officer agrees to keep confidential, during the term of employment and thereafter, all information regarding the Company that he or she receives during the term of employment and also agrees that he or she will not solicit for employment any customer or employee of the Company for two years after termination.

Termination benefits under the employment agreements for our named executive officers are as follows, except to the extent discussed separately with respect to Mr. Knauss:

Involuntary Termination Without Cause. If the Company terminates a named executive officer’s employment without cause, the employment agreements entitle the named executive officer to receive a severance payment after the termination in the form of a lump sum payment. The severance amount is equal to two times the named executive officer’s current base salary, plus two times 75% of his or her average annual EIC awards for the preceding three years, plus an amount equal to 75% of his or her average annual EIC awards for the preceding three years, pro-rated to the date of termination.

The employment agreements provide that the named executive officer is entitled to continue to participate in the Company’s medical and dental insurance programs for the two-year period following termination on the same terms as active employees. In addition, if at the end of, and including, this two-year period the named executive officer will be age 55 or older and have at least 10 years of employment with the Company, he or she will be eligible to participate in the medical and/or dental plans offered to former employees who retire at age 55 or older, provided they have at least 10 years of service, on the same terms as such other former employees. This coverage will continue until the named executive officer is age 65 and, thereafter, the named executive officer may participate in the Company’s retiree health plan as it may exist in the future, provided the named executive officer is otherwise eligible to participate in the retiree health plan. If the named executive officer will be age 55 or older and have at least 10 years of service at the end of, and including, the two-year period following termination, the named executive officer will receive two additional years of service credit under the SERP.

Upon termination, each named executive officer will also be entitled to purchase the Company-leased automobile, if any, that he or she has used at the buyout amount specified by the lessor.

The above severance-related benefits are provided only if the named executive officer executes a general release prepared by the Company. Because notice of non-renewal has been given to the named executive officers under their employment agreements, the actual severance payment multiple and length of continuation of benefits after termination would be a lower amount based on the number of months remaining in the term of the employment agreement at the time of termination without cause. It is expected that the employment agreements will be replaced by a severance plan prior to their expiration.

Termination Due to Retirement. If the named executive officer is eligible to receive benefits under the SERP, then upon three months written notice, the named executive officer may terminate employment due to retirement. Under the employment agreements, upon retirement the named executive officer is entitled to his or her salary through the last day of employment and a pro-rata portion of the EIC award for the fiscal year in which retirement occurs. He or she will also be eligible to receive SERP and other retirement benefits. In addition to the amounts that the named executive officer has earned or accrued over the course of his or her employment under the Company’s qualified and nonqualified plans, named executive officers who are at least age 55 with 10 years of service or who have 20 years of service regardless of age, are eligible to receive retirement-related benefits under the long-term incentive program, as determined in accordance with the terms of the respective award agreements and plan document.

Termination Due to Death or Disability. Under each employment agreement, if the named executive officer’s employment is terminated due to his or her death, the named executive officer’s beneficiary or estate is entitled to the named executive officer’s salary through the end of the month in which the death occurred and is entitled to a pro-rata portion of the named executive officer’s target EIC award for the fiscal year of death. Benefits are also paid pursuant to the Company’s life insurance plan on the executive in the event of death.

If the named executive officer begins to receive benefits under the Company’s long-term disability plan, the Company may terminate the named executive officer’s employment at any time, in which case the named executive officer will receive his or her salary through the date of termination and will also be entitled to a pro-rata portion of the target EIC award for the fiscal year of the termination.

Termination For Cause. The Company may terminate a named executive officer’s employment for cause at any time without notice. Upon the named executive officer’s termination for cause, the named executive officer is entitled to his or her salary through the date of termination, but would not be entitled to any EIC award for the fiscal year in which the termination for cause occurs. “Cause” is defined in the employment agreements as: (1) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after being warned in writing; (2) committing a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (3) exhibiting gross negligence in the course of employment; (4) the failure to obey a lawful direction of the board of directors; and (5) acting in any manner inconsistent with the Company’s best interests and values. All stock option grants awarded since September 2005 will be forfeited upon a termination for cause. In addition, for performance shares awarded since September 2005, any retirement-related benefits a named executive officer would normally receive, if applicable, will be forfeited upon a termination for cause.

Termination At Will. The named executive officer may terminate his or her employment at any time upon 10 business days’ written notice. Upon the named executive officer’s at will termination (other than due to retirement), the named executive officer is entitled to his or her salary through the date of termination, but is not entitled to any EIC award for the fiscal year of termination.

The Company has also entered into change in control agreements with each of the named executive officers, which are described below under Potential Payments Upon Change in Control.

Mr. Knauss’ Employment Agreement. On August 25, 2006, the Company entered into an employment agreement with Mr. Knauss, which became effective on October 2, 2006, when Mr. Knauss began his employment as chairman and CEO of the Company. As noted above, Mr. Knauss’ employment agreement has a three-year term subject to automatic one-year extensions unless either the Company or Mr. Knauss gives notice to the other party at least 180 days before such extension becomes effective.

Mr. Knauss’ agreement sets forth that his annual salary will be subject to periodic review in accordance with the Company’s regular administrative practices for named executive officers, as described in the Compensation Discussion and Analysis. The employment agreement also states that Mr. Knauss is eligible to participate in the Company’s EIC Plan, the Company’s long-term incentive program, the Company SERP, and the replacement SERP, which are described in the Compensation Discussion and Analysis, and other employee benefit plans made available to the Company’s named executive officers.

Upon completion of seven years of service, Mr. Knauss will be deemed retirement eligible under all Company welfare benefit, equity and other incentive plans and programs applicable to the Company’s executive officers, provided, however, that such treatment will not apply to the extent Mr. Knauss is eligible for retiree benefits from his prior employer. Mr. Knauss is eligible to participate in the Company SERP and will be eligible for an early retirement benefit upon completion of seven years of service. Mr. Knauss is also eligible for an additional retirement benefit through a replacement SERP, which is intended to duplicate the rights and benefits to which he would have been entitled under the SERP of his previous employer. However, the supplemental retirement benefit that Mr. Knauss will be eligible to receive upon retirement will be the greater of the amount attributable to the Company SERP or the replacement SERP. For information regarding the Company SERP and the replacement SERP, see Overview of Pension Benefits — The Replacement Supplemental Executive Retirement Plan.

The terms of Mr. Knauss’ employment agreement relating to termination by the Company without cause, due to retirement, due to death or disability, and for cause are similar to the terms of the agreements of our other named executive officers, which are described above. Mr. Knauss’ termination benefits differ from those for other named executive officers in the following ways:

Upon termination by the Company without cause, or by Mr. Knauss for good reason, and provided that Mr. Knauss executes a general release, Mr. Knauss will receive severance-related benefits as follows:

  A lump sum amount equal to three times his current base salary, plus three times 75% of his average annual EIC awards for the preceding three years (or actual years, if less than three).

  A pro-rata portion of the EIC award for the fiscal year in which termination occurs based on actual Company results, paid at the end of the fiscal year.

  Continuation of medical and dental benefits for the three-year period after termination. In addition, if Mr. Knauss has completed seven years of service at the time of the termination, he will be entitled to participate in the medical and dental benefits offered to former employees who retire at age 55 with at least 10 years of service.

  If Mr. Knauss gives the Company at least three months’ notice prior to terminating his employment and is vested in his Company SERP benefit at the time of the termination, the termination will be deemed to be due to retirement for purposes of the Company’s long-term incentive awards plan, provided that Mr. Knauss irrevocably elects to commence benefits under the SERP. If Mr. Knauss is not vested in the SERP, or does not elect to commence benefits under the SERP, then outstanding stock awards will vest in accordance with the terms of the respective award agreements.

  Any portion of 23,500 designated restricted stock units and any portion of 61,000 designated stock options awarded to Mr. Knauss under his employment agreement that remain unvested at the time of Mr. Knauss’ termination will immediately vest, and the stock options will remain exercisable for three years following his termination. In addition, any portion of up to 214,000 stock options that are vested at the time of termination will remain exercisable for one year.

  If Mr. Knauss’ employment is terminated by the Company without cause or by Mr. Knauss for good reason at any time following the issuance by the Company of a notice of non-renewal on the third anniversary of the employment agreement date, 5,875 of the unvested restricted stock units granted under his employment agreement and 15,250 of the unvested stock options granted under his employment agreement will immediately vest, and the options will remain exercisable for one year after his termination. If, however, the notice of non-renewal is effective at any other time, 61,000 of Mr. Knauss’ vested stock options will remain exercisable for three years after his termination and the remaining vested stock options will remain exercisable for one year after the termination. Continued vesting is subject to the earlier expiration of the term of each stock option grant.

“Good reason” is defined in Mr. Knauss’ employment agreement as the (1) assignment of duties inconsistent with Mr. Knauss’ position or material diminution of his position, (2) Company’s failure to provide compensation and benefits as provided in Mr. Knauss’ employment agreement, (3) relocation of Mr. Knauss’ office that increases his commute by more than 40 miles, (4) termination of his employment by the Company other than as expressly permitted by Mr. Knauss’ employment agreement, or (5) Company’s failure to obtain a successor company’s agreement to assume Mr. Knauss’ employment agreement. In addition, a failure by the board of directors to appoint Mr. Knauss to the board of directors will also constitute good reason. A failure by the stockholders to elect Mr. Knauss to the board of directors shall not constitute good reason.

“Cause” is defined in Mr. Knauss’ employment agreement as (1) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after being warned in writing, (2) committing a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude, (3) exhibiting gross negligence in the course of employment, or (4) the failure to obey a lawful direction of the board of directors.

Also on August 25, 2006, the Company entered into a change in control agreement with Mr. Knauss, which is described below under Potential Payments Upon Change in Control.

Potential Payments upon Change in Control

We have agreements with Mr. Knauss and each of our other named executive officers that take effect only if a change in control occurs. Excluding Mr. Knauss, until November 2007, each named executive officer had a change in control agreement that renewed daily to maintain a three-year term unless the Company provided the named executive officer written notice of non-renewal. On November 16, 2007, the Company provided the executive officers other than Mr. Knauss notice of non-renewal and, thus, the agreements will expire on January 17, 2011. Mr. Knauss’ change in control agreement has a three-year term that is subject to automatic one-year extensions unless either the Company or Mr. Knauss gives notice to the other party at least 180 days before such extension becomes effective, reflecting emerging best practice for change in control agreements.

The benefits and protections provided under the change in control agreements apply for a two-year period commencing immediately upon the occurrence of a change in control of the Company. A change in control is defined in the agreements as (1) a change in the composition of a majority of the board of directors within any twelve-month period, unless approved by a majority of incumbent directors, (2) a consummation of a reorganization, merger, consolidation or sale, unless the Company’s shareholders own more than 50% of the Common Stock or voting stock of the successor corporation, no person owns more than 20% of the Common Stock or voting stock of the successor corporation or the majority of the directors are incumbent directors, (3) shareholder approval of the sale of all or substantially all of the Company’s assets, or (4) an acquisition by a party of at least 50% of the Company’s voting stock or at least 30% of the Company’s voting stock over a twelve-month period.

The severance and other benefits payable to our named executive officers under their agreements are due only in the event of a double trigger in which there is first a change in control and subsequently a qualifying termination of employment. Qualifying terminations of employment include involuntary termination by the Company without cause or voluntary termination by the named executive officer with good reason, each within a two-year protection period that commences upon a change in control. “Good reason” is defined in the change in control agreements as a material diminution of position or an assignment of inconsistent duties, a decrease in or failure to provide compensation and benefits, a material change in work location, a termination of the named executive officer’s employment by the Company other than as expressly permitted by the agreement or any material failure by the Company to have a successor assume the agreement. In addition, under Mr. Knauss’ change in control agreement, a failure of the board of directors to nominate Mr. Knauss to the board of directors at any time will constitute good reason. Failure by the stockholders to elect Mr. Knauss to the board of directors shall not constitute good reason. “Cause” is defined in the change in control agreements as the (1) willful and continued failure to perform duties after receiving a written warning and (2) willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Severance-related benefits under the change in control agreements for our named executive officers, including Mr. Knauss, for qualifying terminations are as follows:

  Cash compensation equal to three times base salary and three times the average annual EIC awards for the preceding three years (or actual years, if less than three), plus 100% of the average annual EIC awards for the preceding three years (or actual years, if less than three), pro-rated to the date of termination. This amount will be paid in a lump sum after termination.

  Payment of an amount that would equal the difference between the actuarial equivalent of the benefit the named executive officer would have been eligible to receive if his or her employment had continued until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of the named executive officer’s actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. This amount will also be paid in a lump sum after termination.

  Continued participation in health, welfare and insurance benefits until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier. In addition, for purposes of determining the named executive officer’s eligibility for retiree benefits under other Company plans and programs, the named executive officer will be deemed to have continued employment during such period and to have retired on the last day of such period.

  Financial planning services for the calendar year of termination.

  If a Company-leased automobile was being used by the named executive officer, the opportunity to purchase the automobile at the buyout amount specified by the lessor.

In addition, any outstanding stock awards granted to the named executive officer under the Company’s long-term incentive awards program prior to the change in control will automatically vest in accordance with the terms of the award agreements.

In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the IRC, the agreements provide for a gross-up payment to cover any federal excise taxes owed by the named executive officer on any change in control-related severance payments and benefits. The gross-up is an additional payment that would cover (1) the amount of federal excise taxes and (2) the additional income taxes resulting from payment of the gross-up. The Company can reduce the severance payments up to 5% to avoid the excise tax. If a larger reduction is required, the Company pays the full excise tax gross-up. This gross-up and the change in control severance-related benefit amounts are reflected in Estimated Potential Payments Upon Termination or Change in Control.

In addition to the above benefits, under Mr. Knauss’ change in control agreement, if Mr. Knauss dies during the two-year protection period following a change in control or if Mr. Knauss’ employment is terminated due to disability during the two-year protection period following a change in control, all restricted stock units and stock options granted to him under his employment agreement become fully vested and, in the case of the stock options, will remain exercisable for one year following the date of death or termination due to disability or, if earlier, until the expiration of the term of the option. Furthermore, upon a change in control, should the continuing entity not assume or replace the restricted stock units and stock options awarded to Mr. Knauss under his employment agreement, such awards will become immediately vested upon the change in control.

Under the change in control agreements, each named executive officer agrees to keep confidential during the term of employment and thereafter, all information regarding the Company that he or she receives during the term of employment and agrees that he or she will not solicit for employment any customer or employee of the Company for two years after termination.

Estimated Potential Payments upon Termination or Change in Control

The following table reflects the estimated amount of compensation payable to each of the Company’s named executive officers upon termination of the named executive officer’s employment under different scenarios, excluding earned amounts, such as vested amounts or accrued benefits, except for benefits accrued under the SERP. If a named executive officer is eligible for SERP as of the assumed termination date, the SERP amount reported under the retirement column is included in the scenarios for involuntary termination without cause and termination after change in control in the retirement benefits line.

The amounts shown assume that the termination was effective as of the last business day of fiscal year 2009 (i.e., June 30, 2009) and that the closing price of Common Stock, upon which certain of the calculations are based, was $55.83 on that date. Although the calculations are intended to provide reasonable estimates of the potential compensation payable, they are based on assumptions outlined in the footnotes below and may not represent the actual amount the named executive officer would receive if an eligible termination event were to occur. For further details about the post-termination amounts shown in the table below, see Employment Agreements and Potential Payments Upon a Change in Control above.

The table does not include compensation or benefits provided under plans or arrangements that are generally available to all salaried employees with the exception of disability and life insurance. Amounts reflected for change in control assume that each named executive officer is involuntarily terminated by the Company without cause or voluntarily terminates for good reason within two years after a change in control.

	Involuntary
	Termination
	Without Cause		Termination
	(or Good Reason		After Change In
Name and Benefits	for CEO Only)		Control		Retirement		Disability		Death
Donald R. Knauss
Cash Severance	$7,296,563	(1)	$8,170,000	(2)	$—		$—	(3)	$—	(3)
Stock Options	—	(4)	—	(5)	—	(4)	—	(6)	—	(6)
Restricted Stock	706,194	(7)	2,509,224	(8)	—		2,509,224	(9)	2,509,224	(9)
Performance Shares	—		2,106,094	(10)	—		4,210,699	(11)	4,210,699	(11)
Retirement Benefits	—	(12)	4,142,614	(13)	—	(12)	2,938,288	(14)	1,010,238	(15)
Health and Welfare Benefits	—	(16)	10,675	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		1,386,750		1,075,000
Financial Planning (19)	—		16,500		—		—		—
Excise Tax Gross-Up (20)	—		6,912,331		—		—		—
Total Estimated
Incremental Value	$8,002,757		$23,867,438		$—		$11,044,961		$8,805,161
Lawrence S. Peiros
Cash Severance	$2,518,150	(21)	$3,945,733	(2)	$—	(22)	$—	(3)	$—	(3)
Stock Options	—	(23)	—	(5)	—	(23)	—	(6)	—	(6)
Restricted Stock	—		—		—		—		—
Performance Shares	880,253	(24)	1,101,712	(10)	880,253	(24)	1,747,479	(11)	1,747,479	(11)
Retirement Benefits	4,340,866	(25)	5,375,905	(13)	—		1,980,262	(14)	2,002,042	(15)
Health and Welfare Benefits	36,888	(16)	64,117	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		684,860		620,000
Financial Planning (19)	—		16,500		—		—		—
Excise Tax Gross-Up (20)	—		5,054,830		—		—		—
Total Estimated
Incremental Value	$7,776,157		$15,558,797		$880,253		$4,412,601		$4,369,521

	Involuntary
	Termination
	Without Cause		Termination
	(or Good Reason		After Change In
Name and Benefits	for CEO Only)		Control		Retirement		Disability		Death
Frank A. Tataseo
Cash Severance	$1,963,950	(21)	$3,135,533	(2)	$—	(22)	$—	(3)	$—	(3)
Stock Options	—	(23)	—	(5)	—	(23)	—	(6)	—	(6)
Restricted Stock	—		—		—		—		—
Performance Shares	753,705	(24)	901,282	(10)	753,705	(24)	1,352,761	(11)	1,352,761	(11)
Retirement Benefits	3,812,189	(25)	3,985,843	(13)	3,632,664	(26)	2,045,166	(14)	1,887,002	(15)
Health and Welfare Benefits	43,368	(16)	72,988	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		452,567		485,000
Financial Planning (19)	—		16,500		—		—		—
Excise Tax Gross-Up (20)	—		—		—		—		—
Total Estimated
Incremental Value	$6,573,212		$8,112,146		$4,386,369		$3,850,494		$3,724,763
Daniel J. Heinrich
Cash Severance	$2,026,100	(21)	$3,313,067	(2)	$—		$—	(3)	$—	(3)
Stock Options	—		—	(5)	—		—	(6)	—	(6)
Restricted Stock	—		—		—		—		—
Performance Shares	—		890,116	(10)	—		1,341,595	(11)	1,341,595	(11)
Retirement Benefits	2,525,346	(25)	3,629,506	(13)	—		—	(14)	—	(15)
Health and Welfare Benefits	43,368	(16)	73,531	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		479,133		520,000
Financial Planning (19)	—		16,500		—		—		—
Excise Tax Gross-Up (20)	—		4,402,424		—		—		—
Total Estimated
Incremental Value	$4,594,814		$12,325,144		$—		$1,820,728		$1,861,595
Beth Springer
Cash Severance	$1,935,325	(21)	$3,171,133	(2)	$—		$—	(3)	$—	(3)
Stock Options	—		—	(5)	—		—	(6)	—	(6)
Restricted Stock	—		—		—		—		—
Performance Shares	—		901,282	(10)	—		1,352,761	(11)	1,352,761	(11)
Retirement Benefits	—		250,199	(13)	—		678,639	(14)	785,435	(15)
Health and Welfare Benefits	18,312	(16)	35,375	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		457,017		485,000
Financial Planning (19)	—		16,500		—		—		—
Excise Tax Gross-Up (20)	—		2,117,926		—		—		—
Total Estimated
Incremental Value	$1,953,637		$6,492,415		$—		$2,488,417		$2,623,196

(1)

This amount represents three times Mr. Knauss’ current base salary of $1,075,000 plus three times 75% of his average annual EIC awards for the preceding two years plus 100% of his current year EIC award target of $1,290,000, pro-rated to the date of termination. In accordance with Mr. Knauss’ employment agreement, his average EIC awards for fiscal years 2007 and 2008 have been substituted for his average annual EIC awards for the preceding three years for purposes of calculating his severance payment since Mr. Knauss had only received two EIC awards as of June 30, 2009.

(2)

This amount represents three times the named executive officer’s current base salary, plus three times the average EIC awards for the preceding three years, plus the average EIC awards for the preceding three years, prorated to the date of termination, except as discussed in footnote (1) above with respect to Mr. Knauss.

(3)

Named executive officers whose termination is the result of disability or death are eligible to receive a pro-rata EIC award through the date of termination. However, all bonus-eligible employees active as of June 30, 2009, are eligible to receive an EIC award so a pro-rata EIC award would not be applicable as of this date since the assumed termination date is June 30, 2009.

(4)

This amount represents the value of the accelerated vesting of 30,500 of Mr. Knauss’ stock options in accordance with his employment agreement, calculated as the difference between the June 30, 2009, closing Common Stock price of $55.83 and the exercise price for each option. The exercise price for these options was greater than the Common Stock’s closing price at the end of the fiscal year making the total value $0.

(5)

This amount represents the value of the accelerated vesting of all outstanding stock options, calculated as the difference between the June 30, 2009, closing Common Stock price of $55.83 and the exercise price for each option. The exercise price for all of the named executive officers’ outstanding option grants was greater than the Common Stock’s closing price at the end of fiscal year 2009 making the total value for all named executive officers $0.

(6)

This amount represents the value of the accelerated vesting of outstanding stock options upon the named executive officer’s termination of employment due to disability or death, calculated as the difference between the June 30, 2009, closing Common Stock price of $55.83 and the exercise price for each option. The exercise price for all of the named executive officers’ outstanding option grants was greater than the stock’s closing price at the end of fiscal year 2009 making the total value for all named executive officers $0.

(7)

This amount represents the value of the accelerated vesting of 12,649 of Mr. Knauss’ restricted stock units in accordance with his employment agreement. This amount represents the unvested portion of his initial grant of 23,500 restricted stock units that will vest upon termination plus 899 restricted stock units as a result of reinvested dividends related to the 23,500 units. This dollar amount was determined by multiplying 12,649 units times the closing price of our Common Stock on June 30, 2009, of $55.83.

(8)

This amount represents the value of the accelerated vesting of all outstanding restricted stock units. This dollar amount was determined by multiplying 44,944 units for Mr. Knauss times the closing price of our Common Stock on June 30, 2009, of $55.83. Mr. Knauss’ restricted stock units represent the unvested portion of his initial grant of 83,500 restricted stock units per his employment agreement plus 3,194 restricted stock units due to reinvested dividends.

(9)

This amount represents the value of the accelerated vesting of all outstanding restricted stock units upon the named executive officer’s termination due to disability or death determined by multiplying 44,944 units for Mr. Knauss times the closing price of our Common Stock on June 30, 2009, of $55.83.

(10)	Performance shares will vest on a pro-rata basis after a change in control. This amount assumes a targeted payout and is valued at the closing price of our Common Stock on June 30, 2009, of $55.83.

(11)

This amount represents the value of the vesting of performance shares upon a death or disability, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2009, of $55.83. Upon a death or disability termination, the entire performance share grant will vest. The actual payout will not be determined until the end of the performance period.

(12)

Mr. Knauss received 3 years of benefit accruals for the replacement SERP under the terms of his employment agreement; he is not eligible for any additional retirement benefits in the event of an involuntary termination or retirement above what he has already accrued. These benefits are described further in the discussion on Mr. Knauss’ Employment Agreement.

(13)

This amount represents the difference between the actuarial equivalent of the benefit the named executive officer would have been eligible to receive if his or her employment had continued until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of the named executive officer’s actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. Mr. Tataseo’s amount also includes the value of the SERP benefit he would receive upon termination, as is he already vested in this benefit.

(14)

This amount represents the present value of the SERP benefit payable to the named executive officer at the time of termination due to disability. For Mr. Knauss, this amount includes the present value accrued to date of the replacement SERP benefit. Mr. Heinrich is not yet eligible for this SERP benefit.

(15)

This amount represents the present value of the SERP benefit payable to the named executive officer’s beneficiary at the time of death. For Mr. Knauss, this amount represents the present value accrued to date of the replacement SERP benefit payable to his beneficiary. Mr. Heinrich is not yet eligible for this SERP benefit.

(16)

This amount represents the estimated Company cost of providing continuing medical and dental benefits to Mr. Knauss for the three-year period following his termination of employment and to the other named executive officers for the two-year period following termination. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans so there is no Company cost related to this benefit.

(17)

This amount represents the estimated Company cost of providing welfare benefits, including medical, dental, disability and life insurance, for the three-year period following a qualifying termination after a change in control. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans, so there is no Company cost related to this portion of the benefit.

(18)

These amounts represent benefits payable pursuant to the Company’s disability and life insurance plans. The disability benefit represents the same level of benefit offered to other salaried employees. The death benefit represents the life insurance payment elected by the named executive officer, and is also the same as that offered to other salaried employees.

(19)	This amount represents the cost of providing financial planning for the year of termination.

(20)	This amount represents the gross-up payment to cover any IRC Section 4999 excise tax owed by the named executive officer on any change in control-related severance payments and benefits.

(21)

This amount reflects two times the named executive officer’s current base salary, plus two times 75% of his or her average annual EIC awards for the preceding three years. In addition, for Messrs. Peiros and Tataseo, who are retirement-eligible, this amount includes 100% of their current year target EIC award prorated to the date of termination. For the other named executive officers, this amount includes 75% of his or her average annual EIC awards for the preceding three years, pro-rated to the date of termination.

(22)

Mr. Peiros and Mr. Tataseo are the only named executive officers who are retirement-eligible and thus are eligible for a pro-rata EIC award upon retirement. However, all bonus-eligible employees active as of June 30, 2009, are eligible to receive an EIC award so a pro-rata EIC award would not be applicable as of this date since the assumed termination date is June 30, 2009.

(23)

Mr. Peiros and Mr. Tataseo are retirement-eligible and, thus, all unvested stock options held greater than one year will automatically vest upon termination. This amount represents the value of the accelerated vesting of the stock options, calculated as the difference between the June 30, 2009, closing Common Stock price of $55.83 and the exercise price for each option. The exercise price for all these options was greater than the Common Stock’s closing price at the end of fiscal year 2009 making the total value $0.

(24)

Mr. Peiros and Mr. Tataseo are retirement-eligible and, thus, are entitled to receive a pro-rata portion of all performance shares held at least one year upon termination. This value represents the pro-rata vesting of the eligible shares from the September 2006 and September 2007 grants, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2009, of $55.83. The actual payout of the shares will not be determined until the end of the performance period. Named executive officers who are not retirement-eligible forfeit shares upon termination in this circumstance.

(25)

For Messrs. Peiros, Tataseo and Heinrich, this amount represents the value of the continuation of benefits and service accruals under the Company SERP per the provisions of the employment agreement, assuming each will be at least age 55 with 10 or more years of service at the end of the two-year period following termination. For Mr. Tataseo, this amount also includes the value of the SERP benefit he would receive upon termination, as he is already vested in this benefit.

(26)	For Mr. Tataseo, this amount represents the value of benefits under the Company SERP per the provisions of the plan and would be payable upon termination.

DIRECTOR COMPENSATION

Only our non-employee directors receive compensation for their services as directors. The Company’s non-employee director compensation program is comprised of cash compensation and an annual grant of deferred stock units.

The following table sets forth information regarding compensation for each of the Company’s non-employee directors during fiscal year 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation	Total ($)
Daniel Boggan, Jr.	85,000	$107,500	—	—	192,500
Richard H. Carmona	75,000	107,500	—	—	182,500
Tully M. Friedman	85,000	107,500	—	—	192,500
George J. Harad	95,000	107,500	—	—	202,500
Robert W. Matschullat	75,000	107,500	—	—	182,500
Gary G. Michael	100,000	107,500	—	—	207,500
Edward A. Mueller	95,000	107,500	—	—	202,500
Jan L. Murley	75,000	107,500	—	—	182,500
Pamela Thomas-Graham	75,000	107,500	—	—	182,500
Carolyn M. Ticknor	75,000	107,500	—	—	182,500

(1)

The amount reported in the “Fees Earned or Paid in Cash” column reflects the total annual cash retainer and other cash compensation earned by each director in fiscal year 2009 and includes amounts deferred into cash or deferred stock units and/or amounts issued in Common Stock in lieu of cash at the director’s election. The annual cash retainer is paid to each director in quarterly installments.

(2)

The amount reported reflects the dollar amount accrued for financial statement reporting purposes for fiscal year 2009 under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), with respect to the annual grant of deferred stock units earned during fiscal year 2009. Awards are granted on an annual basis at the end of each calendar year, and accordingly, the expense accrued for fiscal year 2009 relates to two calendar quarters relating to the award that was granted on December 31, 2008, and two calendar quarters relating to the award that was earned, but will not be granted until December 31, 2009. Refer to Note 17 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 30, 2009, for a discussion of the relevant assumptions used in calculating the compensation expense and grant-date fair value pursuant to SFAS 123(R). As of June 30, 2009, the following directors had the indicated aggregate number of deferred stock units accumulated in their deferred accounts for all years of service as a director, which includes deferrals of cash compensation, annual awards of deferred stock units and additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: Mr. Boggan – 19,537 units; Dr. Carmona – 3,113 units; Mr. Friedman – 26,095 units; Mr. Harad – 9,976 units; Mr. Matschullat – 50,283 units; Mr. Michael – 7,550 units; Mr. Mueller – 5,782 units; Ms. Murley – 10,117 units; Ms. Thomas-Graham – 6,340 units; and Ms. Ticknor – 11,642 units.

(3)

No stock options were granted and no expense was recognized for financial statement reporting purposes for fiscal year 2009 under SFAS 123(R) in connection with stock options in fiscal year 2009. The award of stock options as an element of director compensation was discontinued in October 2006. Prior to October 2006, each new non-employee director received a one-time grant of 8,000 options upon joining the board of directors, which award vested in two equal installments over a two-year period. The Company’s prior policy of making annual grants to non-employee directors of stock options that vested over a two-year period was discontinued in 2004. As of June 30, 2009, the following directors had vested options for the indicated aggregate number of shares: Mr. Boggan – 11,000 shares; Mr. Friedman – 12,000 shares; Mr. Harad – 8,000 shares; Mr. Matschullat – 12,000 shares; Mr. Michael – 6,000 shares; Ms. Murley – 16,000 shares; Ms. Thomas-Graham – 8,000 shares; and Ms. Ticknor – 8,000 shares.

Fees Earned or Paid in Cash

Cash compensation consists of annual cash retainer amounts and any special assignment fees. The following table lists the various retainers earned for board service and service as presiding director or a committee chair:

Annual director retainer	$75,000
Presiding director retainer	25,000
Committee chair retainers:
Nominating and Governance Committee	10,000
Finance Committee	10,000
Audit Committee	20,000
Management Development and Compensation Committee	20,000

Directors who serve as a board member, presiding director or committee chair for less than the full fiscal year receive pro-rated retainer amounts based on the number of days they served in such position during the fiscal year.

In addition to the retainer amounts, each non-employee director is entitled to receive a fee of $2,500 per day for any special assignment requested by the board of directors. Under the Company’s Independent Directors’ Deferred Compensation Plan, a director may annually elect to receive all or a portion of his or her cash compensation in the form of cash, Common Stock, deferred cash or deferred stock units.

Payment in stock. Directors who elect to receive cash compensation amounts in the form of Common Stock are issued shares of Common Stock based on the fair market value of the Common Stock on the date on which the fees are scheduled to be paid.

Elective deferral program. For directors who elect deferred cash, the amount deferred is credited to an unfunded cash account that is credited with interest at an annual interest rate equal to Wells Fargo Bank, N.A.’s prime lending rate in effect on January 1 of each year. Upon termination of service as a director, the amounts credited to the director’s deferred cash account are paid out in five annual cash installments or in one lump sum cash payment, at the director’s election. For directors who elect deferred stock units, the amount deferred is credited to an unfunded account in the form of units equivalent to the fair market value of the Common Stock on the date on which the fees are scheduled to be paid. When dividends are declared, additional deferred stock units are allocated to the director’s deferred stock unit account in amounts equivalent to the dollar amount of Common Stock dividends paid by the Company divided by the fair market value of the Common Stock on the date the dividends are paid. Upon termination of service as a director, the amounts credited to the deferred stock unit account, which include any elective deferrals and the annual deferred stock unit grants described below, are paid out in shares of Common Stock in five annual installments or in one lump sum, at the director’s election.

Stock Awards

In addition to the cash compensation amounts described above, each non-employee director also receives an annual grant of deferred stock units, the value of which was increased from $100,000 to $110,000 effective October 1, 2008. Awards are made as of the last business day in the calendar year and represent payment for services provided during such calendar year. The deferred stock unit award amount relating to fiscal year 2009 for each non-employee director was $107,500. Directors who serve as non-employee board members for less than the full calendar year receive pro-rated awards based on the number of full fiscal quarters they served as a non-employee board member during the calendar year. As noted above, deferred stock units accrue dividend equivalents and a director’s deferred stock unit account is paid out in Common Stock following the director’s termination of service in the manner described above.

Stock Ownership Guidelines for Directors

The board of directors believes that the alignment of directors’ interests with those of stockholders is strengthened when board members are also stockholders. The board of directors therefore requires that each non-employee director, within three years of being first elected, owns Common Stock or deferred stock units having a market value of at least two times their annual cash retainer. This program is designed to ensure that directors acquire a meaningful and significant ownership interest in the Company during their tenure on the board of directors. As of June 30, 2009, each non-employee director was in compliance with the guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations require the Company’s directors, certain officers and holders of more than 10% of the Company’s Common Stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. The reporting directors, officers and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from its directors and officers, the Company believes that all Section 16(a) filing requirements applicable to its directors and officers were complied with during fiscal year 2009.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010. Ernst & Young LLP has been so engaged since February 15, 2003.

Board of Directors’ Recommendation and Required Vote

Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The Audit Committee and the board of directors recommend the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010.

The board of directors recommends that the stockholders vote FOR Proposal 2. The people designated in the proxy and voting instruction card will vote your shares represented by proxy FOR ratification unless you include instructions to the contrary. If the stockholders fail to ratify the appointment of this firm, the Audit Committee will reconsider the matter. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

PROPOSAL 3: STOCKHOLDER PROPOSAL

The board of directors expects the following proposal (Proposal 3 on the proxy card and voting instruction card) to be presented by a stockholder at the Annual Meeting. The name, address and, to our knowledge, the number of voting securities held by the stockholder proponent will be supplied upon request.

Stockholder Proposal and Supporting Statement

INDEPENDENT CHAIRMAN

RESOLVED:  Pursuant to Section 109 of the Delaware General Corporation Law, the stockholders hereby amend the Bylaws to add the following text where designated:

Add to the end of Article IV, Sec. 5:

“Notwithstanding any other provision of these Bylaws, the Chairman of the Board shall be a Director who is independent from the Corporation. For purposes of this Bylaw, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman of the Board who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman of the Board who satisfies the requirements of this Bylaw within 60 days of such determination. Compliance with this Bylaw shall be excused if no Director who qualifies as independent is elected by the stockholders or if no Director who is independent is willing to serve as Chairman of the Board. This Bylaw shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Bylaw was adopted.”

SUPPORTING STATEMENT

Sound corporate governance is a prerequisite for long term value creation. In that context, the composition of the Board should be such that it represents all stockholders to whom it is accountable. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of the responsibilities between these positions to ensure a balance of power and authority on the Board. Approximately 45% of S&P 1500 companies have separate CEO and Chairman positions.

The Board should be led by an independent Chairman and be in a position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction and have the support to take long-term views in the development of business strategies. An independent Chairman is better able to oversee and give guidance to Corporation executives and help prevent conflict or the perception of conflict, and in turn effectively strengthen the system of checks-and-balances within the corporate structure and protect stockholder value.

In our current challenging markets, we believe the need for an independent Chairman is even more imperative. An independent Chairman will be a strength to the Corporation when the Board must make the necessary strategic decisions and prioritizations ahead to sustain a sound business that creates stockholder value over time.

We therefore urge stockholders to vote FOR this proposal.

Board of Directors’ Response

Your board of directors recommends a vote AGAINST this proposal.

The board of directors recommends a vote against this proposal because the board believes it is in the best interests of the Company and stockholders for the board to have flexibility in determining whether to separate or combine the roles of chairman and chief executive officer based on the Company’s circumstances. In the past, the Company has had both combined and separated chairman and chief executive officer positions, allowing, in each case, the board to consider all eligible directors and not exclude any eligible candidate from consideration. More recently, when the positions have been combined, the Company has appointed a strong and independent presiding director. The board strongly believes that it is better for the Company and stockholders to preserve this flexibility rather than adopt a rigid standard requiring separate chairman and chief executive officer positions in all circumstances.

The Company’s commitment to “best practices” in corporate governance also makes separating the chairman and chief executive officer positions unnecessary. Currently, ten of our eleven directors are “independent” as defined by the New York Stock Exchange rules. Our Governance Guidelines, which are available on our website, provide for a strong and independent presiding director role. The presiding director is elected by and from the independent board members with clearly delineated and comprehensive duties and must serve a minimum of one year in order to qualify as the presiding director. Mr. Gary Michael, retired chairman of the board and chief executive officer of Albertson’s, Inc., is our current presiding director. In this role, among other responsibilities, he coordinates the activities of the independent directors and serves as a liaison between the chairman and the independent directors. His duties as presiding director, which are also included in the Governance Guidelines, include:

  presiding at the executive sessions of the independent directors with authority to call additional executive sessions or meetings of the independent directors;
  presiding at board of director meetings in the chairman’s absence;
  approving information sent to the board of directors;
  approving meeting agendas and approving meeting schedules for the board of directors to assure that there is sufficient time for discussion of all agenda items;
  being available for consultation and direct communication with major stockholders if requested; and
  evaluating, along with the members of the Management Development and Compensation Committee and the other independent directors, the performance of the chief executive officer.

Our governance processes, including the board of directors’ deep involvement in developing and implementing strategy, active oversight of risk and review of risk assessments, oversight of business results and thorough evaluation of chief executive officer performance and compensation, provide rigorous oversight of the chairman and chief executive officer position at such times as it is combined. The stockholders also provide balance in that each year the board of directors is elected under a majority voting provision in the Bylaws and stockholders may communicate directly with the presiding director or any other director, as described in the “Director Communications” section of this proxy statement. Because of our strong board independence, strong presiding director, robust governance processes and stockholder voting and communication mechanisms, adopting a Bylaw which requires separate chairman and chief executive officer positions is unnecessary. A more flexible policy better serves the interests of the Company and its stockholders.

For these reasons, the board of directors unanimously recommends that you vote AGAINST this proposal.

Board of Directors’ Recommendation and Vote Required

The board of directors recommends that the stockholders vote AGAINST Proposal 3. The people designated in the proxy and voting instruction card will vote your shares represented by proxy AGAINST this proposal unless you include instructions to the contrary. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on Proposal 3 is required to approve Proposal 3.

OTHER INFORMATION

Financial Statements and Form 10-K

The following portions of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, are attached as Appendix A to this proxy statement: Management’s Discussion and Analysis of Financial Condition and Results of Operations; Consolidated Financial Statements; Management’s Report on Internal Control over Financial Reporting; Report of Independent Registered Public Accounting Firm; Valuation and Qualifying Accounts and Reserves schedule; and Reconciliation of Economic Profit. The Company’s Form 10-K has been filed with the SEC and posted on the Company’s website and a copy may be obtained, without charge, by calling Clorox Shareholder Direct at 888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week, or by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

Director Communications

Stockholders and interested parties may direct communications to individual directors, including the presiding director, to a board committee, to the independent directors as a group or to the board of directors as a whole, by addressing the communications to the named individual, to the committee, to the independent directors as a group or to the board of directors as a whole and sending them to The Clorox Company, c/o  Secretary, 1221 Broadway, Oakland, CA 94612-1888. The secretary will review all communications so addressed and will forward to the addressee(s) all communications determined to bear substantively on the business, management or governance of the Company.

SOLICITATION OF PROXIES

The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and, when requested, the mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to stockholders by the Company. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners and the corresponding forwarding expenses will be reimbursed by the Company. In addition, the Company has retained Georgeson Inc. to act as a proxy solicitor in conjunction with the Annual Meeting. The Company has agreed to pay that firm $10,000, plus reasonable report fees and out-of-pocket expenses, for proxy solicitation services. Further, the original solicitation of proxies may be supplemented by solicitation by telephone and other means by directors, officers and/or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by telephone, via the Internet and, if requested, by mail.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

In the event that a stockholder wishes to have a proposal considered for presentation at the 2010 Annual Meeting and included in the Company’s proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to the Company’s secretary so that it is received no later than June 4, 2010. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

Under the Company’s Bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to nominate a director or propose other business for consideration at that meeting, notice must be received by the secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2010 Annual Meeting, the notice must be received by the secretary on any date beginning on July 21, 2010, and ending on August 20, 2010. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

ATTENDING THE ANNUAL MEETING

The Annual Meeting of the Company will be held on November 18, 2009, at 9:00 a.m., Pacific time, at the San Ramon Marriott Hotel, 2600 Bishop Ranch Drive, San Ramon, California CA 94583. Check-in for the Annual Meeting begins at 8:30 a.m. To attend the Annual Meeting, you must be a stockholder of the Company as of the close of business on the record date, September 21, 2009, and provide proof that you owned Clorox common stock on the record date or hold a legal proxy from a record date stockholder. Please see the more detailed information below. Admission will be on a first-come, first-served basis and seating is limited.

We have changed our procedures for attending the Annual Meeting. If you plan to attend the Annual Meeting this year, please be aware of the following information:

  To be admitted to the Annual Meeting, you must have a current form of government-issued photo identification (such as a driver’s license or passport).

  Since attendance at the Annual Meeting is limited to record date stockholders, you must provide proof of ownership of Clorox common stock on the record date.

  If you hold your shares with Clorox’s transfer agent, Computershare, your ownership of Clorox common stock as of the record date will be verified through our records prior to admittance to the meeting.

  If you hold your shares with a broker, trustee, bank, or nominee, you must provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Clorox common stock for the statement period immediately prior to the record date, a copy of your Notice Regarding the Availability of Proxy Materials, a copy of your voting instruction form, a letter or legal proxy provided by your broker, trust, bank or nominee, or other similar evidence of ownership on the record date.

  If you are not a record date stockholder, you will be admitted to the Annual Meeting only if you have a legal proxy from a record date stockholder.

  Cameras, recording equipment and other electronic devices will not be allowed in the meeting except for use by the Company.

  For your protection, briefcases, purses, packages, etc. may be subject to inspection as you enter the meeting. We regret any inconvenience this may cause you.

  Directions to the Annual Meeting are available at: www.marriott.com/hotels/maps/travel/oaksr-san-ramon-marriott.
By Order of the Board of Directors

Angela C. Hilt
Vice President – Corporate Secretary
October 2, 2009	& Associate General Counsel

Appendix A
Management’s Discussion and Analysis of Financial Condition and Results of Operations,
Consolidated Financial Statements, Management’s Report on Internal Control over Financial Reporting and Reports of Independent Registered Public Accounting Firm

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The Clorox Company
(Dollars in millions, except per share amounts)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of the Company’s financial statements with a narrative from the perspective of management on the Company’s financial condition, results of operations, liquidity and certain other factors that may affect future results. The MD&A should be read in conjunction with the Consolidated Financial Statements and related Notes included in Item 8, Financial Statements and Supplementary Data, of this Annual Report on Form 10-K. This MD&A includes the following sections:

  Executive Overview
  Results of Operations
  Financial Position and Liquidity
  Contingencies
  Quantitative and Qualitative Disclosure about Market Risk
  New Accounting Pronouncements
  Critical Accounting Policies and Estimates

EXECUTIVE OVERVIEW

The Clorox Company (the Company or Clorox) is a leading manufacturer and marketer of consumer products with fiscal year 2009 net sales of $5,450. The Company sells its products primarily through mass merchandisers, grocery stores and other retail outlets. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works™ natural cleaners and laundry products, Poett® and Mistolín® cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. With approximately 8,300 employees worldwide, the Company manufactures products in more than two dozen countries and markets them in more than 100 countries.

Beginning with fiscal year 2009, the Company’s segment reporting has been modified and prior periods were updated to conform to the current year’s presentation of segments. The Company operates through strategic business units which are aggregated into four reportable segments: Cleaning, Lifestyle, Household and International. The four reportable segments consist of the following:

  Cleaning consists of laundry, home-care, professional products and auto-care products marketed and sold in the United States.
  Lifestyle consists of food products and water-filtration systems and filters marketed and sold in the United States and all natural personal care products.
  Household consists of charcoal, cat litter and plastic bags, wraps and container products marketed and sold in the United States.
  International consists of products sold outside the United States.

Corporate includes certain nonallocated administrative costs, interest income, interest expense and certain other nonoperating income and expenses.

The Company primarily markets its leading brands in midsized categories considered to have attractive economic profit potential. Most of the Company’s products compete with other nationally-advertised brands within each category and with “private label” brands.

Strategic Initiatives

The Company has developed a strategy to guide it through its 100-year anniversary in 2013. As part of its Centennial Strategy, the Company has established two main objectives: 1) to maximize economic profit across its categories, sales channels and countries; and 2) to be the best at building big-share brands in economically-attractive midsized categories.

The Company has established financial goals to measure its progress against the Centennial Strategy. These goals include 3% to 5% annual sales growth before acquisitions, and 75 to 100 basis points of annual improvement in earnings before interest and taxes (EBIT) margin. Additionally, the Company has plans to carefully manage the growth of its asset base. If these financial goals are achieved, the Company believes it can realize double-digit percentage economic profit growth (See “Economic profit” below) and free cash flow (See “Free cash flow” below) of 10% to 12% of net sales or more.

The Company plans to achieve these financial goals through its leading product portfolio and by leveraging its capabilities in the areas of the consumer, the customer and cost management. From a portfolio perspective, the Company plans to achieve its growth objectives both in and beyond its core categories. The Company is focused on creating value by investing in new and existing categories with profitable growth potential, particularly those categories aligned with global consumer trends in the areas of health and wellness, sustainability, affordability and a more multicultural marketplace. To accomplish this, the Company is focusing on growing existing brands, expanding into adjacent product categories, entering new sales channels, increasing distribution within existing countries and pursuing new businesses in growing markets where the Company can establish and sustain a competitive advantage.

The Company will continue to leverage and grow its capabilities in demand creation and strengthen consumer loyalty to its brands through its three strategic capabilities: Desire, Decide and Delight.

Desire is about deeply understanding consumers’ needs and creating integrated prepurchase communications that increase consumers’ awareness about how the Company’s brands meet their needs;

Decide is about winning at the store shelf, through superior packaging and execution of product assortment, merchandising, pricing and shelving; and

Delight is about continuing to offer high-quality, consumer-preferred products that exceed expectations, so the consumers will continue to purchase the Company’s products.

The Company will also continue to aggressively focus on consumer value, product mix and cost management to enhance its margins and to offset the impact of volatile commodity costs.

Fiscal Year 2009 Summary

Financial Highlights

The Company reported net earnings for the year ended June 30, 2009, of $537 and diluted net earnings per share of $3.81 based on weighted average diluted shares outstanding of approximately 141 million. This compares to net earnings for the year ended June 30, 2008, of $461 and diluted net earnings per share of $3.24 based on weighted average diluted shares outstanding of approximately 142 million. Restructuring-related charges were $0.18 per diluted share for the year ended June 30, 2009 (See “Restructuring and asset impairment costs” below), as compared with $0.26 per diluted share for the year ended June 30, 2008. Foreign currency transaction losses were $0.13 per diluted share for the year ended June 30, 2009, as compared with $0.01 per diluted share for the year ended June 30, 2008. Also included in the Company’s results for the year ended June 30, 2008, were costs of $0.09 per diluted share related to the Company’s acquisition of Burt’s Bees, Inc. which was acquired November 30, 2007 (See “Investing Activities” below).

In fiscal year 2009, the Company continued to face a challenging cost environment, largely driven by cost pressures across a large spectrum, including commodity costs and increased energy-related manufacturing and logistics costs. Additionally, the Company’s net sales, gross margins and diluted net earnings per share from continuing operations in fiscal year 2009 were negatively impacted by the significant effects of the appreciation of the U.S. dollar against foreign currencies. The Company addressed these challenges through price increases, on-going cost savings programs, consumer advertising and trade promotion programs and by launching innovative new products and product improvements which meet consumer needs.

Certain key fiscal year 2009 developments are summarized as follows:

  The Company reported diluted EPS of $3.81, an increase of approximately 18% from fiscal year 2008 diluted EPS of $3.24.
  The Company delivered 3% sales growth of which 3% was from established brands and 2% from acquisitions, partially offset by a negative impact from foreign currencies of 2%.
  The Company responded to cost pressures by executing price increases and aggressively managing costs through initiatives which generated $118 of cost savings in gross profit. These savings were delivered through a wide-range of cost savings projects, including the Company’s sourcing and supply chain activities, which include more efficient sourcing of raw materials and transportation costs, cost-effective packaging and the implementation of various manufacturing efficiencies.
  The Company increased gross margin to 43% in fiscal year 2009 from 41% in fiscal year 2008. The growth came from pricing of 3% and cost savings of 2% partially offset by approximately 3% from increased costs from commodities, manufacturing and logistics.
  The appreciation of the U.S. dollar against foreign currencies during fiscal year 2009 had a significant impact on the Company’s results, including a negative impact on gross margin of $57 compared to a positive impact of $32 in fiscal year 2008, and transaction losses included in other expense (income), net of $28 compared to $2 in fiscal year 2008.

RESULTS OF OPERATIONS

Management’s discussion and analysis of the Company’s results of operations, unless otherwise noted, compares fiscal year 2009 to fiscal year 2008, and fiscal year 2008 to fiscal year 2007, using percent changes calculated on a rounded basis, except as noted. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion. In addition, the discussion of results of worldwide operations includes certain measures not defined by accounting principles generally accepted in the United States of America (non-GAAP measures), including economic profit and free cash flow as a percentage of net sales. Management believes these measures provide investors with additional information about the underlying results and trends of the Company. Information about these non-GAAP measures is set forth in the paragraphs where they are discussed.

CONSOLIDATED RESULTS

Net Sales

Net sales in fiscal year 2009 increased 3% compared to the prior period. Volume decreased 1%, primarily due to the impact of price increases and the exit from a private-label food bags business. These factors were partially offset by increased shipments of Burt’s Bees® products, Green Works™ natural cleaner and laundry products, home-care products in Latin America, Brita® water filtration products, Clorox 2® stain fighter and color booster, which was relaunched with a concentrated formula, and Hidden Valley® salad dressings. Net sales growth outpaced volume growth primarily due to price increases (approximately 500 basis points), partially offset by the negative impact of foreign exchange rates (approximately 200 basis points) primarily as a result of the appreciation of the U.S. dollar against foreign currencies in Australia, Canada, Argentina, Chile, Mexico, New Zealand and Colombia, and the exit from a private-label food bags business (approximately 60 basis points).

Net sales in fiscal year 2008 increased 9% compared to the prior period. Volume grew 6%, primarily due to the acquisition of Burt’s Bees, higher shipments of bleach and dilutable cleaners in Latin America, record shipments of Fresh Step® scoopable cat litter, the launch of Green Works™ natural cleaners, strong results in Brita®, and higher shipments of Clorox® disinfecting wipes and Hidden Valley® salad dressings. Partially offsetting these increases were reduced shipments of Glad® base trash bags and Clorox® liquid bleach. Net sales growth outpaced volume growth primarily due to the benefit of price increases (approximately 190 basis points) and favorable foreign exchange rates (approximately 120 basis points) primarily due to the weakening of the U.S. dollar against foreign currencies.

Gross Margin (% of net sales)

Gross profit increased 8% in fiscal year 2009, from $2,175 to $2,346 and increased as a percentage of net sales to 43.0% in fiscal year 2009 from 41.2% in fiscal year 2008. Gross margin expansion in fiscal year 2009 reflects approximately 280 basis points from pricing, 220 basis points from cost savings, 40 basis points associated with the step-up in inventory values related to the acquisition of Burt’s Bees in the year-ago period and 10 basis points from the impact of the Company’s Supply Chain and Other restructuring initiatives. These positive factors were offset by 170 basis points from the impact of increased commodity costs, primarily resin and agricultural commodities, 160 basis points from higher energy-related manufacturing and logistics costs, including the cost of diesel fuel. All other factors including foreign exchange rates, product mix and assortment, trade merchandising and other cost inputs contributed a net positive impact to gross margin of 40 basis points.

Gross profit increased 4% in fiscal year 2008, from $2,091 to $2,175 and decreased as a percentage of net sales to 41.2% in fiscal year 2008 from 43.1% in fiscal year 2007. The gross margin decline in fiscal year 2008 reflects 270 basis points from commodity costs, primarily resin and agricultural commodities, 110 basis points from higher energy-related manufacturing and logistics costs, 50 basis points from restructuring-related charges and 40 basis points from the Burt’s Bees acquisition-related inventory step-up in fiscal year 2008, partially offset by 170 basis points from cost savings and 80 basis points from pricing. All other factors including foreign exchange rates, product mix and assortment, trade merchandising and other cost inputs contributed a net positive impact to gross margin of 30 basis points.

Diluted net earnings per share from continuing operations

Diluted net earnings per share from continuing operations increased by $0.57 in fiscal year 2009 due primarily to higher net earnings. The increase in net earnings was primarily due to price increases and the benefit of cost savings and lower interest expense and restructuring-related charges in the fiscal year partially offset by the higher costs for commodities, manufacturing and logistics and the negative impact of foreign exchange rates.

Diluted net earnings per share from continuing operations increased by $0.01 in fiscal year 2008. This slight increase was primarily driven by a decrease in shares outstanding during fiscal year 2008 due to the Company’s repurchase of 14 million of its shares in an Accelerated Share Repurchase (ASR) (See “Share Repurchases and Dividend Payments” below), partially offset by lower net earnings. The decrease in net earnings was primarily attributable to increased commodity, manufacturing and logistics costs, increased interest expense due to an increase in borrowings related to the Burt’s Bees acquisition and ASR, and increased restructuring and asset impairment charges (See “Restructuring and asset impairment costs” below). These increases were partially offset by volume and sales growth, cost savings, and the benefit of favorable foreign exchange rates.

Economic Profit

Economic Profit (EP) is a non-GAAP measure used by the Company’s management to evaluate business performance and is considered in determining management’s incentive compensation and the Company’s contribution to employee profit sharing plans (for a detailed reconciliation of EP to earnings from continuing operations before income taxes of $811, the most comparable GAAP financial measure, refer to Exhibit 99.3). EP provides additional perspective to investors about financial returns generated by the business and represents profit generated over and above the cost of capital used by the business to generate that profit. EP is defined by the Company as earnings from continuing operations before income taxes, noncash restructuring and asset impairment costs and interest expense; tax effected, and less a capital charge. EP increased 3.6% during fiscal year 2009 primarily due to higher earnings, partially offset by the dilutive near-term effect of the acquisition of Burt’s Bees. EP decreased by 4.2% during fiscal year 2008 primarily due to the dilutive near-term effect of the acquisition of Burt’s Bees.

Free cash flow is a non-GAAP measure used by the Company’s management to help assess funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow is calculated as cash provided by operations less capital expenditures. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.

	2009	2008	2007
Cash provided by operations	$738	$730	$709
Less: capital expenditures	(197)	(170)	(147)
Free cash flow	$541	$560	$562

Free cash flow as a percentage of net sales	9.9%	10.6%	11.6%

Free cash flow as a percentage of net sales decreased to 9.9% in fiscal year 2009 primarily due to higher capital spending driven primarily by the Company’s manufacturing network consolidation efforts and increased investments in information systems.

Free cash flow as a percentage of net sales decreased to 10.6% in fiscal year 2008 primarily due to the timing of tax payments and higher capital spending driven primarily by the Company’s manufacturing network consolidation efforts partially offset by improvements in working capital.

Expenses

				Change		% of Net Sales
	2009	2008	2007	2009 to 2008	2008 to 2007	2009	2008	2007
Selling and administrative expenses	$715	$690	$642	4%	7%	13.1%	13.1%	13.2%
Advertising costs	499	486	474	3	3	9.2	9.2	9.8
Research and development costs	114	111	108	3	3	2.1	2.1	2.2

Selling and administrative expenses increased 4% in fiscal year 2009. The acquisition of Burt’s Bees contributed 3% and an increase in International selling and administrative expenses primarily due to inflationary pressure in Latin America contributed 2% to the overall increase in selling and administrative expenses, which were partially offset by lower short-term incentive compensation costs.

Selling and administrative expenses increased 7% in fiscal year 2008. The Burt’s Bees and bleach business acquisitions contributed 4% and 1%, respectively, to the increase. Also contributing to the increase were increased selling costs to drive growth in the grocery channel in the United States, the impact of inflationary pressure in Latin America and increased sales commissions.

Advertising costs increased 3% in fiscal years 2009 and 2008, as the Company continued to support its established brands and new products, including Burt’s Bees and Green Works™ natural cleaning products.

Research and development costs increased 3% in fiscal years 2009 and 2008, as the Company continued to support product improvements and innovations.

Restructuring and asset impairment costs, interest expense, other expense (income), net and the effective tax rate on continuing operations

	2009	2008	2007
Restructuring and asset impairment costs	$20	$36	$13
Interest expense	161	168	113
Other expense (income), net	26	(9)	(2)
Income taxes on continuing operations	274	232	247

Restructuring and asset impairment costs of $20 and $36 in fiscal years 2009 and 2008, respectively, related to the Company’s Supply Chain and Other restructuring initiatives. In fiscal year 2008, the Company began recognizing charges related to a restructuring plan that involves simplifying its supply chain and other restructuring activities (Supply Chain and Other restructuring plan). In February 2009, the Company expanded its Supply Chain and Other restructuring plan to include additional costs, primarily severance, associated with the Company’s plan to reduce certain staffing levels.

Restructuring and asset impairment costs of $13 in fiscal year 2007 included $9 of restructuring costs associated with the Company’s decision to restructure certain information services activities under an Information Technology Services (ITS) agreement, which are included as part of Corporate, and $4 of asset impairment costs, as part of the Household segment.

The Supply Chain restructuring involves closing certain domestic and international manufacturing facilities. The Company is redistributing production from these facilities between the remaining facilities and third-party producers to optimize available capacity and reduce operating costs. The Company anticipates the Supply Chain restructuring will be completed in fiscal year 2012. The projected annual cost savings at the completion of this restructuring is expected to be approximately $50. The Other restructuring charges relate primarily to the write-down of certain new venture investments, intangible assets and equipment, the cost of exiting the Company’s private-label food bags business in fiscal year 2008 and the February 2009 decision to expand its restructuring plan to reduce certain staffing levels. As a result of the Supply Chain and Other restructuring plan, a number of positions are being eliminated.

The following table summarizes the total restructuring and asset impairment costs associated with the Company’s Supply Chain and Other restructuring plan by affected reportable segment, with unallocated amounts set forth in Corporate for fiscal years 2009 and 2008:

	2009
	Cleaning	Household	International	Corporate	Total
Cost of products sold	$11	$5	$1	$-	$17
Selling and administrative expenses	-	-	-	2	2
Restructuring and asset impairment:
Severance	3	-	2	12	17
Asset impairment	-	3	-	-	3
Total restructuring and asset impairment costs	3	3	2	12	20
Total costs	$14	$8	$3	$14	$39
Non-cash costs					$10

	2008
	Cleaning	Household	International	Corporate	Total
Cost of products sold	$9	$10	$3	$1	$23
Restructuring and asset impairment:
Severance	3	-	2	2	7
Asset impairment	3	22	4	-	29
Total restructuring and asset impairment costs	6	22	6	2	36
Total costs	$15	$32	$9	$3	$59
Non-cash costs					$48

Total costs associated with the Supply Chain and Other restructuring plan since inception were $29 for the Cleaning segment, $40 for the Household segment, $12 for the International segment and $17 for Corporate at June 30, 2009.

The Company anticipates incurring approximately $16 to $22 of Supply Chain and Other restructuring-related charges in fiscal year 2010, of which approximately $4 are expected to be noncash related. The Company anticipates approximately $9 to $11 of the fiscal year 2010 charges to be in Corporate and $5 to $7 in the Cleaning segment, of which approximately $4 to $6 are expected to be recognized as cost of products sold charges (primarily accelerated depreciation for manufacturing equipment and other costs associated with the Supply Chain initiative). The remaining estimated charges of $2 to $4 are expected to be recognized as cost of products sold in the Household segment. The total anticipated charges related to the Supply Chain and Other restructuring plan for the fiscal years 2011 and 2012 are estimated to be approximately $5 to $7.

The Company may, from time to time, decide to pursue additional restructuring-related initiatives that involve charges in future periods.

The following table reconciles the accrual for the Supply Chain and Other restructuring charges discussed above:

		Asset
	Severance	Impairments	Total
Accrual Balance as of June 30, 2007	$-	$-	$-
2008 Charges	7	29	36
Cash payments	(2)	-	(2)
Charges against assets	-	(29)	(29)
Accrual Balance as of June 30, 2008	5	-	5
2009 Charges	17	3	20
Cash payments	(7)	-	(7)
Charges against assets	-	(3)	(3)
Accrual Balance as of June 30, 2009	$15	$-	$15

Interest expense decreased $7 in fiscal year 2009, primarily due to a decline in average debt balances and a lower weighted average interest rate for total debt.

Interest expense increased $55 in fiscal year 2008, primarily due to an increase in borrowings used to finance the Burt’s Bees acquisition and ASR (See “Financing Activities” below), partially offset by lower interest rates.

Other expense (income), net of $26 in fiscal year 2009 included net foreign exchange transaction losses of $28, operating expenses from the Company’s investment in low-income housing partnerships of $3 and the amortization of intangibles of $7. Partially offsetting these expenses were equity earnings in unconsolidated affiliates of $8 and interest income of $4.

Other income, net of $9 in fiscal year 2008 included interest income of $12 and equity earnings in unconsolidated affiliates of $8. Partially offsetting this income were operating expenses from the Company’s investment in low-income housing partnerships and other investment losses of $7, amortization of intangible assets of $7 and net foreign exchange transaction losses of $2.

Other income, net of $2 in fiscal year 2007 included interest income of $8 and equity earnings of $8. Partially offsetting this income were amortization of intangible assets of $5, net foreign exchange transaction losses of $4 and operating expenses from the Company’s investment in low-income housing partnerships of $4.

The effective tax rate on continuing operations was 33.8%, 33.6% and 33.2% in fiscal years 2009, 2008 and 2007, respectively. The fiscal year 2009 tax rate was slightly higher than in fiscal year 2008 due to higher net federal tax on accumulated foreign earnings in fiscal year 2009 and a decrease in net valuation allowances in fiscal year 2008, partially offset by higher accruals for uncertain tax positions in fiscal year 2008.

The fiscal year 2008 tax rate was slightly higher than in fiscal year 2007 due to higher accruals for uncertain tax positions in fiscal year 2008, partially offset by a decrease in net valuation allowances and the statutory phase-in of increased rates for the domestic manufacturing deduction.

Earnings from discontinued operations

	2009	2008	2007
Earnings from discontinued operations	$-	$-	$5
Diluted earnings per share from discontinued operations	$-	$-	$0.03

Diluted earnings per share from discontinued operations in fiscal year 2007 represents an income tax benefit of $5 related to the sale of certain assets remaining from the Company’s discontinued operations in Brazil (See Note 3).

Segment Results

The following presents the results of operations from the Company’s reportable segments excluding certain unallocated costs included in Corporate (See Note 22 for a reconciliation of segment results to the total company results):

CLEANING

				Change
	2009	2008	2007	2009 to 2008	2008 to 2007
Net sales	$1,836	$1,817	$1,781	1%	2%
Earnings from continuing operations before income taxes	410	360	392	14	(8)

Fiscal year 2009 versus fiscal year 2008: Net sales and earnings from continuing operations before income taxes increased while volume declined, as anticipated, during fiscal year 2009. Volume decline of 5% was primarily due to price increases across a wide-range of products, the most significant of which related to Pine-Sol® dilutable cleaners and Tilex® brands. The volume decline was partially offset by increased shipments of the Green Works™ line of natural cleaners since the launch in January 2008, including the expansion into liquid dish soap and cleaning wipes, increased shipments of Clorox 2® stain fighter and color booster, which was relaunched with a concentrated formula, and increased shipments of Clorox® disinfecting wipes primarily due to increased merchandising events and the H1N1 flu virus outbreak. Net sales outpaced the change in volume primarily due to price increases (approximately 400 basis points). The increase in earnings from continuing operations before income taxes was primarily driven by cost savings of $53, including more efficient sourcing of raw materials and transportation costs, the implementation of cost-effective packaging for Clorox 2® stain fighter and color booster and the simplification of packaging materials for spray cleaning products. Also contributing to the increase was the impact of price increases of $45, partially offset by higher commodity costs of $34, primarily resin, and manufacturing and logistics costs of $30, including the cost of diesel fuel.

Fiscal year 2008 versus fiscal year 2007: Volume and net sales increased while earnings from continuing operations before income taxes decreased during fiscal year 2008. Volume increase of 2% was primarily due to increased shipments of home-care products, principally due to the launch of the Green Works™ line of natural cleaners in January 2008 and increased shipments of Clorox® disinfecting wipes and Pine-Sol dilutable cleaners. These were partially offset by lower shipments of laundry products, primarily Clorox® liquid bleach. Net sales outpaced volume primarily due to price increases (approximately 50 basis points). The decrease in earnings from continuing operations before income taxes was primarily driven by increased commodity costs of $26, principally resin, increased restructuring related charges and increased manufacturing and logistics costs, including the cost of diesel fuel, partially offset by cost savings of $24.

LIFESTYLE

				Change
	2009	2008	2007	2009 to 2008	2008 to 2007
Net sales	$813	$676	$511	20%	32%
Earnings from continuing operations before income taxes	270	205	186	32	10

Fiscal year 2009 versus fiscal year 2008: Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2009. Volume growth of 16% of which 11% was due to increased shipments of Burt’s Bees®products due to the full year impact of Burt’s Bees, which was acquired on November 30, 2007. Also contributing to the increase was higher consumption of Brita® products primarily due to increased demand for a more cost-effective and environmentally-friendly alternative to bottled water and higher shipments of food products, primarily due to increased consumption of Hidden Valley® salad dressing. Net sales outpaced volume growth primarily due to the impact of price increases (approximately 500 basis points).

The increase in earnings from continuing operations before income taxes was primarily due to favorable product mix and assortment of $35 and the step-up in inventory values associated with purchase accounting for Burt’s Bees of $19 in the year-ago period. The net impact of all other factors including the impact of pricing, cost savings, which include more efficient sourcing of raw materials and the implementation of various manufacturing efficiencies, and increased advertising was a $13 increase.

Fiscal year 2008 versus fiscal year 2007: Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2008. Volume growth of 30% was primarily driven by the acquisition of Burt’s Bees, which was acquired on November 30, 2007, higher consumption of Brita®products driven by the overall sustainability trend in the marketplace and increased shipments of Hidden Valley® salad dressing. Net sales outpaced volume growth primarily due to the impact of price increases (approximately 300 basis points). The increase in earnings from continuing operations before income taxes was primarily driven by favorable product mix and assortment of $51. The increase was partially offset by a step-up in inventory values associated with purchase accounting for Burt’s Bees of $19, increased commodity costs, including the cost of diesel fuel, and increased advertising costs.

HOUSEHOLD

				Change
	2009	2008	2007	2009 to 2008	2008 to 2007
Net sales	$1,726	$1,698	$1,636	2%	4%
Earnings from continuing operations before income taxes	289	225	225	28	-

Fiscal year 2009 versus fiscal year 2008: Net sales and earnings from continuing operations before income taxes increased during fiscal year 2009, while volume decreased. Volume decline of 4% of which 3% was due to the exit from a private-label food bags business and the impact of price increases, partially offset by increased shipments of Kingsford® charcoal products. Net sales growth outpaced the change in volume primarily due to price increases (approximately 540 basis points). Earnings from continuing operations before income taxes increased primarily due to the impact from price increases of $48 and cost savings of $44 primarily associated with the Company’s diversification of its supplier and transportation providers, the implementation of cost-effective packaging and various manufacturing efficiencies. Also contributing to the increase was lower restructuring-related charges of $24. These were partially offset by $22 of increased manufacturing and logistics costs, primarily diesel fuel and $22 of increased commodity costs, primarily wood-based raw materials, solvent, starch and resin.

Fiscal year 2008 versus fiscal year 2007: Volume and net sales increased during fiscal year 2008 while earnings from continuing operations before income taxes remained flat. Volume increase of 1% was primarily driven by the continued growth in cat litter primarily related to a product improvement on Fresh Step® scoopable cat litter and increased shipments of Kingsford® charcoal products. These increases were partially offset by lower shipments of Glad® trash bags primarily driven by lower consumption, and the Company’s exit from a private-label food bag business. Net sales growth outpaced volume growth primarily due to price increases (approximately 250 basis points) and lower trade-promotion spending (approximately 140 basis points). Earnings from continuing operations before income taxes remained flat primarily due to $34 of favorable product mix and assortment, $34 of cost savings and the impact of other smaller items, including price increases. Favorability was offset by a substantial increase in commodity costs of $69, primarily for resin, and higher restructuring-related charges of $28.

INTERNATIONAL

				Change
	2009	2008	2007	2009 to 2008	2008 to 2007
Net sales	$1,075	$1,082	$919	(1)%	18%
Earnings from continuing operations before income taxes	140	177	170	(21)	4

Fiscal year 2009 versus fiscal year 2008: Volume increased while net sales and earnings from continuing operations before income taxes decreased during fiscal year 2009. Volume growth of 2% was primarily driven by increased shipments of laundry and home-care products in Latin America principally due to higher consumption and the H1N1 flu outbreak. Volume growth outpaced the change in net sales primarily due to the impact of unfavorable foreign exchange rates (approximately 980 basis points), largely offset by the impact of price increases (approximately 770 basis points). The decrease in earnings from continuing operations before income taxes was primarily due to $29 from the negative impact of foreign exchange rates, $28 of increased manufacturing and logistic costs primarily due to inflationary pressure, $28 of foreign currency transaction losses, $24 of increased commodity costs, primarily resin, and an increase in trade promotion and advertising spending of $21. These were partially offset by the impact from price increases of $80 and cost savings of $22, which include more efficient sourcing of raw materials and the consolidation of certain manufacturing facilities.

Fiscal year 2008 versus fiscal year 2007: Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2008. Volume growth of 8% was driven by increased shipments of liquid bleach in Latin America and Canada, primarily due to category growth and the benefit of a full year of volumes related to the bleach business acquisition during fiscal year 2007. Net sales growth outpaced volume growth primarily due to the benefit of favorable foreign exchange rates (approximately 640 basis points) and the benefit of price increases (approximately 280 basis points). The increase in earnings from continuing operations before income taxes was primarily due to the impact from price increases of $26, the impact of favorable foreign exchange rates of $24 and cost savings. These were partially offset by $22 of increased commodity costs, primarily resin, and increased manufacturing and logistic costs and selling and administrative expenses, primarily due to inflationary pressure in Latin America.

CORPORATE

				Change
	2009	2008	2007	2009 to 2008	2008 to 2007
Losses from continuing operations before income taxes	$(298)	$(274)	$(230)	9%	19%

Fiscal year 2009 versus fiscal year 2008: The increase in losses from continuing operations before income taxes attributable to Corporate in fiscal year 2009 was primarily due to increased restructuring costs (See “Restructuring and asset impairment costs” above), partially offset by decreased interest expense (See “Interest expense” above).

Fiscal year 2008 versus fiscal year 2007: The increase in losses from continuing operations before income taxes attributable to Corporate in fiscal year 2008 was primarily due to increased interest expense as a result of higher average borrowings to finance the Company’s ASR agreement and the Burt’s Bees acquisition.

FINANCIAL POSITION AND LIQUIDITY

Management’s discussion and analysis of the financial position and liquidity describes the Company’s consolidated operating, investing and financing activities, contractual obligations and off balance sheet arrangements. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion.

The Company’s financial position and liquidity remained strong during fiscal year 2009, due to the continued strength of operating cash flows. During fiscal year 2009, the Company remained disciplined in its administrative and capital spending and used its strong cash flows to pay down debt and increase dividend payments.

The following table summarizes cash activities:

	2009	2008	2007
Cash provided by continuing operations	$738	$730	$709
Cash used for investing activities	(197)	(1,082)	(268)
Cash (used for) provided by financing activities	(540)	380	(456)

The Company’s cash position includes amounts held by foreign subsidiaries, and the repatriation of those cash balances from some of the Company’s subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balances are held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries books in their functional currency, with the impact from exchange rate differences recorded in other expense (income), net. The Company’s cash holdings for fiscal years 2009 and 2008 were as follows:

	2009	2008
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	$85	$100
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	53	24
U.S. dollar balances including those balances held by U.S. dollar functional currency subsidiaries	68	90
Total	$206	$214

During fiscal years 2009, 2008 and 2007, the Company repatriated approximately $132, $164 and $30, respectively, of cash previously held in foreign subsidiaries.

Operating Activities

Net cash provided by continuing operations increased to $738 in fiscal year 2009 from $730 in fiscal year 2008. The year over year increase was primarily due to higher net earnings, partially offset by a $30 voluntary pension plan contribution and the cash impact of changes in working capital.

Net cash provided by continuing operations increased to $730 in fiscal year 2008 from $709 in fiscal year 2007. The year over year increase was primarily due to the cash impact of changes in working capital, partially offset by the timing of tax payments in the fourth quarter of fiscal year 2008.

The Company continues to monitor the fair value of its pension plan assets. Based on current pension funding rules, the Company is not required to make any contributions in fiscal year 2010. Subsequent to June 30, 2009, the Company made a $25 discretionary contribution to the pension plan.

Investing Activities

Capital expenditures were $197, $170 and $147, respectively, in fiscal years 2009, 2008 and 2007. Capital spending as a percentage of net sales was 3.6%, 3.2% and 3.0% for fiscal years 2009, 2008 and 2007, respectively. Capital expenditures are in line with the Company’s long-term target of 4% or less of net sales. Higher capital spending during fiscal year 2009 and 2008 was driven primarily by the Company’s manufacturing network consolidation efforts.

During fiscal year 2008, the Company acquired Burt’s Bees, a leading manufacturer and marketer of natural personal care products, for an aggregate price of $913, excluding $25 that the Company paid for tax benefits associated with the acquisition, with the objective of providing the Company with entry into the fast growing, higher margin natural personal care category.

The Company purchased bleach businesses in Canada, effective December 29, 2006, and in certain Latin American countries, effective February 28, 2007, for an aggregate price of $123, with the objective of expanding its global bleach business and disinfecting product platform.

Financing Activities

Capital Resources and Liquidity

At June 30, 2009, the Company had $419 of commercial paper outstanding at a weighted average interest rate of 0.6%. At June 30, 2008, the Company had $748 of commercial paper outstanding at a weighted average interest rate of 2.9%. The credit markets, including the commercial paper markets in the United States of America, experienced significant volatility during the year ended June 30, 2009. The Company continues to successfully issue commercial paper. Continuing volatility in the capital markets may increase costs associated with issuing commercial paper or other debt instruments or affect its ability to access those markets. Notwithstanding these potential adverse market conditions, the Company believes that current cash balances and cash generated by operations, together with access to external sources of funds as described below, will be sufficient to meet the Company’s operating and capital needs in the foreseeable future.

In January 2010, $575 of debt will become due and payable. The Company anticipates that the debt repayment will be made through a partial refinancing and use of operating cash flows.

In March 2008, the Company issued $500 of debt in fixed-rate notes at 5.00% due in March 2013 with an effective rate of 5.18%. Interest is payable semi-annually in March and September. Proceeds from the notes were used to partially retire commercial paper used to finance the acquisition of Burt’s Bees.

In December 2007, the Company repaid $500 of debt which became due. The payment was financed through commercial paper issuances.

In October 2007, the Company issued $750 of debt in fixed-rate notes, including $350 of notes at 5.45%, which are due in October 2012 with an effective rate of 5.66%, and $400 of notes at 5.95%, that are due in October 2017 with an effective rate of 6.09%. Interest is payable semi-annually in April and October. Proceeds from the notes were used to partially retire commercial paper used to finance the ASR.

Credit Arrangements

The Company’s credit facilities as of June 30 were as follows:

	2009	2008
Revolving credit line	$1,100	$1,200
Foreign credit lines	60	48
Total	$1,160	$1,248

During fiscal year 2009, the Company amended its $1,200 revolving credit agreement to remove the participation of Lehman Brothers Bank, FSB, which reduced the credit agreement to $1,100 while maintaining the same terms and conditions. At June 30, 2009, there were no borrowings under the revolving credit agreement. The Company believes that borrowings under the revolving credit facility are now available and will continue to be available for general corporate purposes and to support commercial paper issuances. The $1,100 revolving credit agreement expires in April 2013 and includes certain restrictive covenants. The primary restrictive covenant is a maximum ratio of total debt to EBITDA for the trailing 4 quarters (EBITDA ratio), as contractually defined, of 3.25. EBITDA, as defined by the revolving credit agreement, may not be comparable to similarly titled measures used by other entities. The Company’s EBITDA ratio at June 30, 2009, was 2.71.

The following table sets forth the calculation of the EBITDA ratio, as contractually defined, at June 30, 2009:

	Three Months Ended
	9/30/2008	12/31/2008	3/31/2009	6/30/2009	Total
Net earnings	$128	$86	$153	$170	$537
Add back:
Interest expense	42	44	39	36	161
Income tax expense	58	45	80	91	274
Depreciation and amortization	47	46	49	48	190
Asset impairment charges	-	-	-	3	3
Deduct:
Interest income	(1)	(1)	(1)	(1)	(4)
EBITDA	$274	$220	$320	$347	$1,161
			Debt at June 30, 2009		$3,149
			EBITDA ratio		2.71

The Company was in compliance with all restrictive covenants and limitations as of June 30, 2009 and 2008, and anticipates being in compliance with all restrictive covenants for the foreseeable future. As of June 30, 2009, the Company could add approximately $600 in incremental debt and remain in compliance with restrictive debt covenants.

The following banks participate in the Company’s revolving credit agreement:

Bank	Committed
JPMorgan Chase Bank, N.A.	$180
Citicorp USA, Inc.	180
Wachovia Bank, National Association*	180
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	150
BNP Paribas	100
William Street LLC**	100
Wells Fargo Bank, N.A.*	75
The Northern Trust Company	50
PNC Bank, National Association	50
Fifth Third Bank	35
Total	$1,100
____________________

*	Wachovia Bank, National Association and Wells Fargo Bank, N.A. are wholly owned subsidiaries of Wells Fargo & Co.
**	William Street LLC is a subsidiary of The Goldman Sachs Group, Inc.

The Company is continuing to monitor changes in the financial markets and assess the impact of these events on its ability to fully draw on its revolving credit facility, but expects that any drawing on the facility will be fully funded.

In addition, the Company had $60 of foreign working capital credit lines at June 30, 2009, of which $31 was available for borrowing.

The Company had the following credit ratings at June 30:

	2009		2008
	Short-Term	Long-Term	Short-Term	Long-Term
Standard and Poor’s	A-2	BBB+	A-2	BBB+
Moody’s	P-2	Baa2	P-2	Baa2

Based on the Company’s working capital requirements, the current borrowing availability under its credit agreements, its credit ratings, and its anticipated ability to generate positive cash flows from operations in the future, the Company believes it will have the funds necessary to meet all of its financing requirements and other fixed obligations as they become due. Should the Company undertake transactions requiring funds in excess of its current cash levels and available credit lines, it might consider the issuance of debt or other securities to finance acquisitions, to repurchase shares, to refinance debt or to fund other activities for general business purposes.

Share Repurchases and Dividend Payments

The Company has two share repurchase programs: an open-market purchase program, which had a total authorization of $750 as of June 30, 2009, and a program to offset the impact of share dilution related to share-based awards (Evergreen Program), which has no authorization limit as to amount or timing of repurchases.

The open-market purchase program was approved by the Company’s Board of Directors in May 2008 after the share repurchase open-market program approved in May 2007 was fully utilized by the ASR described below. The open-market purchase program approved in May 2007 replaced the July 2002 and July 2003 share repurchase open-market programs.

No shares were repurchased under the open-market program or the Evergreen Program in fiscal year 2009. Share repurchases under the Evergreen Program were $118 (2 million shares) in fiscal year 2008 and $155 (2.4 million shares) in fiscal year 2007. In August 2007, the Company entered into an ASR agreement with two investment banks in which the Company received 10.9 million shares in August 2007 and 1.1 million shares in January 2008. As of June 30, 2009, the Company is not planning to repurchase any shares in fiscal year 2010.

On June 11, 2009, the Company announced an increase in the quarterly dividend rate from $0.46 per share to $0.50 per share. Dividends paid in fiscal year 2009 were $258 or $1.84 per share.

Contractual Obligations

The Company had contractual obligations at June 30, 2009, payable or maturing in the following fiscal years:

	2010	2011	2012	2013	2014	Thereafter	Total
Long-term debt maturities and interest payments (1)	$706	$414	$116	$925	$52	$1,069	$3,282
Notes and loans payable (2)	421	-	-	-	-	-	421
Purchase obligations (3) (See Note 18)	336	153	71	17	3	4	584
Operating leases (See Note 18)	61	58	58	54	50	21	302
ITS Agreement (service agreement only) (4)
(See Note 18)	38	34	33	31	7	-	143
Contributions to non-qualified supplemental post
retirement plans (5)	14	15	15	15	16	119	194
Terminal obligation pursuant to Venture Agreement
(See Note 13)	-	-	-	-	-	269	269
Total contractual obligations	$1,576	$674	$293	$1,042	$128	$1,482	$5,195
____________________

(1)	The weighted average interest rate on long-term debt, including the effect of interest rate swaps, was 5.14% at June 30, 2009.
(2)	The weighted average interest rate on notes and loans payable was 0.59% at June 30, 2009.
(3)	Purchase obligations are defined as purchase agreements that are enforceable and legally binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. These obligations are related primarily to advertising and inventory purchases. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments, and service contracts. Any amounts reflected on the consolidated balance sheet as accounts payable and accrued liabilities are excluded from the table above.
(4)	In October 2006, the Company entered into an ITS Agreement with Hewlett-Packard (HP), a third-party service provider. Upon the terms and subject to the conditions set forth in the ITS Agreement, HP is providing certain information technology and related services. The services began in March 2007 and will continue through October 2013. The total minimum contractual obligations at June 30, 2009, are $153, of which $10 are included in operating leases. The minimum contractual obligations are based on an annual service fee that will be adjusted periodically based upon updates to services and equipment provided. Included in the ITS Agreement are certain acceleration payment clauses if the Company terminates the contract without cause.
(5)	Represents expected payments through 2019. Based on the accounting rules for retirement and postretirement benefit plans, the liabilities reflected in the Company’s Consolidated Balance Sheets differ from these expected future payments (See Note 21).

At June 30, 2009, the liability recorded for uncertain tax positions, excluding associated interest and penalties, was approximately $98. In the twelve months succeeding June 30, 2009, audit resolutions could potentially reduce total unrecognized tax benefits by up to $41, primarily as a result of cash payments. Since the ultimate amount and timing of further cash settlements cannot be predicted with reasonable certainty, liabilities for uncertain tax positions are excluded from the contractual obligation table (See Note 20).

Off Balance Sheet Arrangements

In conjunction with divestitures and other transactions, the Company may provide indemnifications relating to the enforceability of trademarks and pre-existing legal, tax, environmental, employee and other liabilities. The Company has indemnification agreements in effect that specify a maximum possible indemnification exposure. As of June 30, 2009, the Company’s aggregate maximum exposure from these agreements is $28 and the Company had not made, nor does it anticipate making, any payments relating to the indemnities.

The Company is a party to letters of credit of $23, primarily related to one of its insurance carriers.

The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2009.

CONTINGENCIES

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company recorded a liability of $19 and $20 at June 30, 2009 and 2008, respectively, for its share of the related aggregate future remediation cost. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2009 and 2008. The Company is subject to a cost-sharing arrangement with Ford Motor Co. (Ford) for this matter, under which the Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs, other than legal fees, as the Company and Ford are each responsible for their own such fees. If Ford is unable to pay its share of the response and remediation obligations, the Company would likely be responsible for such obligations. In October 2004, the Company and Ford agreed to a consent judgment with the Michigan Department of Environmental Quality, which sets forth certain remediation goals and monitoring activities. Based on the current status of this matter, and with the assistance of environmental consultants, the Company maintains an undiscounted liability representing its best estimate of its share of costs associated with the capital expenditures, maintenance and other costs to be incurred over an estimated 30-year remediation period. The most significant components of the liability relate to the estimated costs associated with the remediation of groundwater contamination and excess levels of subterranean methane deposits. The Company made payments of less than $1 in fiscal years 2009 and 2008, respectively, towards remediation efforts. Currently, the Company cannot accurately predict the timing of the payments that will likely be made under this estimated obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative clean-up technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

The Company is subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

As a multinational company, the Company is exposed to the impact of foreign currency fluctuations, changes in commodity prices, interest-rate risk and other types of market risk. In the normal course of business, the Company manages its exposure to market risk using contractual agreements and a variety of derivative instruments. The Company’s objective in managing its exposure to market risk is to limit the impact of fluctuations on earnings and cash flow through the use of swaps, forward purchases, and futures contracts. Derivative contracts are entered into for nontrading purposes with major credit-worthy institutions, thereby decreasing the risk of credit loss.

Sensitivity Analysis

For fiscal year 2009, the Company’s exposure to market risk was estimated using sensitivity analyses, which illustrate the change in the fair value of a derivative financial instrument assuming hypothetical changes in foreign exchange rates, market rates or prices. The results of the sensitivity analyses for foreign-currency derivative contracts, commodity derivative contracts and interest rates are summarized below. Actual changes in foreign-exchange rates or market prices may differ from the hypothetical changes, and any changes in the fair value of the contracts, real or hypothetical, would be partly to fully offset by an inverse change in the value of the underlying hedged items.

The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive income, depending on whether or not, for accounting purposes, the derivative is designated and qualified as a hedge. From time to time, the Company may have contracts not designated as hedges for accounting purposes and recognizes changes in the fair value of these contracts in other expense (income), net. At June 30, 2009, all of the Company’s derivatives were designated and qualified as hedges.

The Company periodically assesses and takes action to mitigate its exposure to interest-rate risk. As of June 30, 2009, the Company had no outstanding interest-rate derivative contracts.

Foreign Currency Derivative Contracts

The Company seeks to minimize the impact of certain foreign-currency fluctuations by hedging transactional exposures with foreign-currency forward contracts. At June 30, 2009, the Company’s foreign-currency transactional exposures pertaining to derivative contracts exist with the Canadian Dollar. Based on a hypothetical decrease or increase of 10% in the value of the U.S. Dollar against the Canadian Dollar at June 30, 2009, the estimated fair value of the Company’s foreign currency derivative contracts would decrease by $4 or increase by $3, respectively, with the corresponding impact included in accumulated other comprehensive net losses.

Commodity Derivative Contracts

The Company is exposed to changes in the price of commodities used as raw materials in the manufacturing of its products. These commodities include, among others, resin, diesel, solvent, jet fuel, soybean oil, corrugate and chlor-alkali. The Company uses various strategies to manage cost exposures on certain raw material purchases with the objective of obtaining more predictable costs for these commodities, including long-term commodity purchase contracts and commodity derivative contracts. Based on a hypothetical decrease or increase of 10% in commodity prices at June 30, 2009, the estimated fair value of the Company’s existing derivative contracts would decrease or increase by $11, respectively, with the corresponding impact included in accumulated other comprehensive net losses.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

Interest Rate

The Company is exposed to interest rate volatility with regard to existing and future issuances of variable rate debt. Primary exposures include movements in London Interbank Offered Rates (LIBOR) and commercial paper rates. The Company periodically uses interest rate swaps and forward interest rate contracts to reduce interest rate volatility. As of June 30, 2009, the Company did not have any interest rate swaps or forward interest rate contracts outstanding. Assuming average variable rate debt levels during the year, a 100 basis point increase or decrease in interest rates would increase or decrease interest expense by approximately $9 or $5, respectively, in fiscal year 2009.

NEW ACCOUNTING PRONOUNCEMENTS

Recently Adopted Pronouncements

In May 2009, the FASB issued SFAS No. 165, Subsequent Events, which established principles and requirements for subsequent events. The statement details the period after the balance sheet date during which the Company should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which the Company should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events. This statement is effective for interim or annual reporting periods ending after June 15, 2009. The Company has adopted this statement for its fiscal year ended June 30, 2009. See "Nature of Operations and Basis of Presentation" in Note 1.

On January 1, 2009, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133. SFAS No. 161 requires disclosures of how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company's financial position, financial performance and cash flows. The adoption of SFAS No. 161 is more fully described in Note 12.

On July 1, 2008, the Company adopted the required portions of SFAS No. 157, Fair Value Measurements, and there was no material impact to the consolidated financial statements. This Statement defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements. SFAS No. 157 currently applies to all financial assets and liabilities, and nonfinancial assets and liabilities that are recognized or disclosed at fair value on a recurring basis. In February 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. FAS 157-2, delaying the effective date of SFAS No. 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value on a recurring basis. The delayed portions of SFAS No. 157 will be adopted by the Company beginning in its fiscal year ending June 30, 2010 and the Company does not expect the adoption of these delayed portions to have a material impact on its consolidated financial statements. The adoption of the nondelayed portions of SFAS No. 157 is more fully described in Note 12.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement was effective for the Company beginning July 1, 2008. The Company has not applied the fair value option to any items; therefore, the Statement did not have an impact on the consolidated financial statements.

On July 1, 2007, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of Financial Accounting Standards Board Statement No. 109. This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as criteria for subsequently recognizing, derecognizing, classifying and measuring tax positions for financial statement purposes. The cumulative effect of adopting FIN 48 was recorded as a $10 reduction to beginning retained earnings. FIN 48 requires uncertain tax positions to be classified as non-current income tax liabilities unless expected to be paid within one year. Upon adoption of FIN 48, income tax liabilities of $53 were reclassified from current to non-current on the Company’s balance sheet.

In June 2007, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). Employee benefit plans and the impact of adopting SFAS No. 158 are more fully described in Note 21.

Recently Issued Pronouncements

In June 2009, the FASB confirmed that the FASB Accounting Standards Codification (the Codification) will become the single official source of authoritative US GAAP (other than guidance issued by the SEC), superseding all other accounting literature except that issued by the Securities and Exchange Commission. Beginning July 2009, only one level of authoritative US GAAP exists. All other literature will be considered non-authoritative. The Codification does not change US GAAP; instead, it introduces a new referencing system that is designed to be an easily accessible, user-friendly online research system. The Codification becomes effective for interim and annual periods ending on or after September 15, 2009. The Company will reference the Codification beginning in the first quarter of fiscal year 2010.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. This FSP amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require an entity to provide disclosures about the fair value of financial instruments in interim financial information. This FSP also amends Accounting Principles Board Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS 107-1 and APB 28-1 is effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. This FSP will be adopted by the Company beginning in its first quarter of fiscal year 2010.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, Employer’s Disclosures about Postretirement Benefit Plan Assets. This FSP amends SFAS No. 132 (Revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to expand the disclosure requirements for an employer's plan assets of a defined benefit pension or other postretirement plan. This FSP is effective for fiscal years ending after December 15, 2009, with early application permitted. This FSP will be adopted by the Company in its consolidated financial statements for the year ended June 30, 2010, on a prospective basis. The Company does not expect the adoption of FSP No. FAS 132(R)-1 to have a material impact on its consolidated financial statements.

In June 2008 the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions in this FSP. Earlier adoption is prohibited. This FSP will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company does not expect the adoption of FSP EITF 03-6-1 to have a material impact on its consolidated financial statements, although it will slightly lower reported earnings per share.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141-R). SFAS No.141-R will significantly change the accounting for future business combinations after adoption. SFAS No. 141-R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, including contingent liabilities, and any non controlling interest in an acquired business. SFAS No. 141-R also provides guidance for recognizing and measuring the goodwill acquired in a business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141-R is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company does not expect the adoption of SFAS No. 141-R to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51. This statement establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary (commonly referred to as minority interest) and for the deconsolidation of a subsidiary. SFAS No. 160 establishes accounting and reporting standards that require the noncontrolling interest to be reported as a component of equity. Changes in a parent’s ownership interest while the parent retains its controlling interest will be accounted for as equity transactions and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary will be initially measured at fair value. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its consolidated financial statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The methods, estimates, and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas, among others, requiring the application of management’s estimates and judgment include assumptions pertaining to accruals for consumer and trade-promotion programs, share-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Accordingly, a different financial presentation could result depending on the judgments, estimates, or assumptions that are used. The most critical accounting policies are those that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make its most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies are: revenue recognition; valuation of intangible assets and property, plant and equipment; employee benefits, including estimates related to share-based compensation; and income taxes. The Company’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for trade-promotions and other discounts. The Company routinely commits to one-time or on-going trade-promotion programs with customers. Programs include cooperative marketing programs, shelf-price reductions, advantageous end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Costs related to these programs are recorded as a reduction of sales. The Company’s estimated costs of trade-promotions incorporate historical sales and spending trends by customer and category. The determination of these estimated costs requires judgment and may change in the future as a result of changes in customer promotion participation, particularly for new programs and for programs related to the introduction of new products. Final determination of the total cost of promotion is dependent upon customers providing information about proof of performance and other information related to the promotional event. This process of analyzing and settling trade-promotion programs with customers could impact the Company’s results of operations and trade spending accruals depending on how actual results of the programs compare to original estimates. If the Company’s June 30, 2009, trade spending accrual estimates were to differ by 10%, the impact on net sales would be approximately $4.

Valuation of Intangible Assets and Property, Plant and Equipment

The carrying values of goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets are annually reviewed for possible impairment. With respect to goodwill, impairment occurs when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. An impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill. For trademarks and other intangible assets with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its fair value. An impairment charge is recorded for the difference between the carrying amount and the fair value. The Company’s estimates of fair value are primarily based on a discounted cash flow approach that requires significant management judgment with respect to future volumes, revenue and expense growth rates, changes in working capital use, foreign-exchange rates, currency devaluation, inflation and the selection of an appropriate discount rate. The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually in the third fiscal quarter unless there are indications during a different interim period that these assets may have become impaired.

The Company performed its annual review of goodwill and indefinite-lived intangible assets in the third quarter of fiscal year 2009 and there were no instances of impairment identified during this review. Changes in the assumptions included in the discounted cash flow analysis could materially impact the fair value estimates. During fiscal year 2008, as a result of the annual review, the Company recorded $2 of asset impairment charges in its International segment, related to indefinite-lived intangible assets. The fiscal year 2007 annual review did not result in any impairment charges.

Property, plant and equipment and finite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review requires significant management judgment including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company conducts quarterly reviews of idle and underutilized equipment, and reviews business plans for possible impairment indicators. Impairment occurs when the carrying amount of the asset (or asset group) exceeds its estimated future undiscounted cash flows and the impairment is viewed as other than temporary. When impairment is indicated, an impairment charge is recorded for the difference between the asset’s book value and its estimated fair value. Depending on the asset, estimated fair value may be determined either by use of a discounted cash flow model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement.

Employee Benefits

The Company has various individual and group compensation and retirement income programs, including an incentive compensation program, a profit sharing element of The Clorox Company 401(k) plan and share-based compensation programs.

Incentive Compensation and Profit Sharing Programs

The 401(k) plan has two components: a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions, up to one thousand dollars per year for eligible employees. Company contributions to the profit sharing element of the 401(k) plan above 3% of eligible employee earnings and payments to managerial staff for the annual incentive compensation program are subject to the Company achieving certain fiscal year performance targets. The Company accrues for the profit sharing cash contribution and annual incentive compensation program costs quarterly based on estimated annual results.

Share-Based Compensation

The Company grants various nonqualified stock-based compensation awards, including stock options, performance units and restricted stock. The share-based compensation expense and related income tax benefit recognized in the income statement in fiscal year 2009 was $58 and $22, respectively. As of June 30, 2009, there was $57 of total unrecognized compensation cost related to nonvested stock options, restricted stock, and performance unit awards, which is expected to be recognized over a weighted average remaining vesting period of 2 years.

The Company estimates the fair value of each stock option award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each employee grouping, and adjusts the rate to expected forfeitures periodically. The adjustment of the forfeiture rate will result in a cumulative catch-up adjustment in the period the forfeiture estimate is changed.

The use of different assumptions in the Black-Scholes valuation model could lead to a different estimate of the fair value of each stock option. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. If the Company’s assumption for the volatility rate increased by one percentage point, the fair value of options granted in fiscal year 2009 would have increased by less than $1. The expected life of the stock options is based on observed historical exercise patterns. If the Company’s assumption for the expected life increased by one year, the fair value of options granted in fiscal year 2009 would have increased by $1.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance unit grants generally vest after three years. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted quarterly based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, any previously recognized compensation expense is reversed. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized.

Retirement Income Plans

The determination of net periodic pension cost is based on actuarial assumptions including a discount rate to reflect the time value of money, employee compensation rates, demographic assumptions to determine the probability and timing of benefit payments, and the long-term rate of return on plan assets. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. Actual results could differ from expected results because actuarial assumptions and estimates are used. In the calculation of pension expense related to domestic plans for 2009, the Company used a long-term rate of return on plan assets assumption of 8.25% and a beginning of year discount rate assumption of 6.75%. The use of a different discount rate or long-term rate of return on domestic plan assets can significantly impact pension expense. For example, at June 30, 2009, a decrease of 100 basis points in the discount rate would increase pension liability by approximately $45, and potentially increase fiscal year 2010 pension expense by $4. A 100 basis point decrease in the long-term rate of return on plan assets would increase future pension expense in fiscal year 2010 by $3. The Company also has defined benefit pension plans for eligible international employees, including Canadian and Australian employees, and different assumptions are used in the determination of pension expense for those plans, as appropriate. Refer to Note 21 of the Notes to Consolidated Financial Statements for further discussion of pension and other retirement plan obligations.

Income Taxes

The Company’s effective tax rate is based on income by tax jurisdiction, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.

The Company maintains valuation allowances where it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Valuation allowances maintained by the Company relate mostly to deferred tax assets arising from the Company’s inability to use net operating losses in certain foreign countries.

In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by FIN 48. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

United States income taxes and foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested. The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a periodic basis. A change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances. Changes in the Company's determination would likely require an adjustment to the income tax provision in the quarter in which the determination is made.

CAUTIONARY STATEMENT

This Annual Report on Form 10-K (this Report), including the exhibits hereto and the information incorporated by reference herein, contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed below, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed below. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report on Form 10-K for the year ended June 30, 2009, as updated from time to time in the Company’s SEC filings. These factors include, but are not limited to: unfavorable general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation, and the financial condition of our customers, suppliers and service providers; foreign currency exchange rate and interest rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; the Company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, agricultural commodities and other raw materials; increases in energy costs; the impact of the volatility of the debt markets on the Company’s cost of borrowing and access to funds, including commercial paper and its credit facility; risks relating to changes in the Company’s capital structure; risks arising from declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise; changes in the Company’s tax rate; the success of the Company’s strategies, including its previously announced Centennial Strategy; risks relating to acquisitions, mergers and divestitures, including the Company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; the ability of the Company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and operating model changes; the need for any unanticipated restructuring or asset-impairment charges; the success of new products and the ability of the Company to develop products that delight the consumer; consumer and customer reaction to price increases; risks related to customer concentration; customer-specific ordering patterns and trends; competitive actions; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in supplier relationships, including sole-supplier relationships; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks related to the conversion of the Company’s information systems, including potential disruptions; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the Company’s operations; risks inherent in litigation; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the Company’s joint venture regarding the Company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology and related services by third parties; the ability of the Company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies; and the Company’s ability to maintain its business reputation and the reputation of its brands.

The Company’s forward looking statements in this Report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

In this Report, unless the context requires otherwise, the terms “the Company” and “Clorox” refer to The Clorox Company and its subsidiaries.

CONSOLIDATED STATEMENTS OF EARNINGS
The Clorox Company

Years ended June 30 Dollars in millions, except per share amounts	2009	2008	2007
Net sales	$5,450	$5,273	$4,847
Cost of products sold	3,104	3,098	2,756

Gross profit	2,346	2,175	2,091

Selling and administrative expenses	715	690	642
Advertising costs	499	486	474
Research and development costs	114	111	108
Restructuring and asset impairment costs	20	36	13
Interest expense	161	168	113
Other expense (income), net	26	(9)	(2)
Earnings from continuing operations before income taxes	811	693	743
Income taxes on continuing operations	274	232	247
Earnings from continuing operations	537	461	496
Earnings from discontinued operations	-	-	5
Net earnings	$537	$461	$501

Earnings per share
Basic
Continuing operations	$3.86	$3.30	$3.28
Discontinued operations	-	-	0.03
Basic net earnings per share	$3.86	$3.30	$3.31

Diluted
Continuing operations	$3.81	$3.24	$3.23
Discontinued operations	-	-	0.03
Diluted net earnings per share	$3.81	$3.24	$3.26

Weighted average shares outstanding (in thousands)
Basic	139,015	139,633	151,445
Diluted	141,063	142,004	153,935

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
The Clorox Company

As of June 30 Dollars in millions, except share amounts	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$206	$214
Receivables, net	486	505
Inventories, net	366	384
Other current assets	122	150
Total current assets	1,180	1,253
Property, plant and equipment, net	955	960
Goodwill	1,630	1,658
Trademarks, net	557	560
Other intangible assets, net	105	123
Other assets	149	158
Total assets	$4,576	$4,712

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Notes and loans payable	$421	$755
Current maturities of long-term debt	577	-
Accounts payable	381	418
Accrued liabilities	472	440
Income taxes payable	86	52
Total current liabilities	1,937	1,665
Long-term debt	2,151	2,720
Other liabilities	640	632
Deferred income taxes	23	65
Total liabilities	4,751	5,082

Commitments and contingencies

Stockholders’ deficit
Common stock: $1.00 par value; 750,000,000 shares authorized; 158,741,461 shares issued at
June 30, 2009 and 2008; and 139,157,976 and 138,038,052 shares outstanding at
June 30, 2009 and 2008, respectively	159	159
Additional paid-in capital	579	534
Retained earnings	640	386
Treasury shares, at cost: 19,583,485 and 20,703,409 shares at June 30, 2009 and 2008, respectively	(1,206)	(1,270)
Accumulated other comprehensive net losses	(347)	(179)
Stockholders’ deficit	(175)	(370)
Total liabilities and stockholders’ deficit	$4,576	$4,712

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
The Clorox Company

	Common Stock		Additional Paid-in Capital		Treasury Shares		Accumulated Other Comprehensive Net Losses		Total Comprehensive Income
Dollars in millions, except share amounts	Shares (000)	Amount		Retained Earnings	Shares (000)	Amount		Total
Balance at June 30, 2006	249,827	$250	$397	$3,939	(98,529)	$(4,527)	$(215)	$(156)
Comprehensive income
Net earnings				501				501	$501
Translation adjustments, net of tax of $3							47	47	47
Change in valuation of derivatives, net of tax of $1							(3)	(3)	(3)
Minimum pension liability
adjustments, net of tax of $0							1	1	1
Total comprehensive income									$546
Adjustment to initially apply SFAS No. 158, net of
tax of $(23)							(39)	(39)
Dividends				(200)				(200)
Employee stock plans			84	(9)	2,358	100		175
Treasury stock purchased					(2,400)	(155)		(155)
Treasury stock retirement	(91,086)	(91)		(4,046)	91,086	4,137		-
Balance at June 30, 2007	158,741	159	481	185	(7,485)	(445)	(209)	171
Comprehensive income
Net earnings				461				461	$461
Translation adjustments, net of tax of $(2)							26	26	26
Change in valuation of derivatives,
net of tax of $17							27	27	27
Pension and postretirement benefit
adjustments, net of tax of $(15)							(23)	(23)	(23)
Total comprehensive income									$491
Cumulative effect of adopting Interpretation No. 48				(10)				(10)
Dividends				(231)				(231)
Employee stock plans			53	(19)	862	48		82
Treasury stock purchased					(14,080)	(868)		(868)
Other						(5)		(5)
Balance at June 30, 2008	158,741	159	534	386	(20,703)	(1,270)	(179)	(370)
Comprehensive income
Net earnings				537				537	$537
Translation adjustments, net of tax of $(5)							(78)	(78)	(78)
Change in valuation of derivatives,
net of tax of $(24)							(39)	(39)	(39)
Pension and postretirement benefit
adjustments, net of tax of $(31)							(51)	(51)	(51)
Total comprehensive income									$369
Dividends				(264)				(264)
Employee stock plans			40	(17)	1,120	64		87
Other			5	(2)				3
Balance at June 30, 2009	158,741	$159	$579	$640	(19,583)	$(1,206)	$(347)	$(175)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company

Years ended June 30 Dollars in millions	2009	2008	2007
Operating activities:
Net earnings	$537	$461	$501
Deduct: Earnings from discontinued operations	-	-	5
Earnings from continuing operations	537	461	496
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	190	205	192
Share-based compensation	58	47	49
Deferred income taxes	(1)	(51)	(19)
Asset impairment costs	3	29	4
Other	33	23	26
Changes in:
Receivables, net	(2)	(8)	(15)
Inventories, net	-	(26)	(8)
Other current assets	(4)	11	13
Accounts payable and accrued liabilities	(40)	63	(30)
Income taxes payable	(6)	(24)	11
Pension contributions to qualified plans	(30)	-	(10)
Net cash provided by operations	738	730	709
Investing activities:
Capital expenditures	(197)	(170)	(147)
Businesses acquired	-	(913)	(123)
Other	-	1	2
Net cash used for investing activities	(197)	(1,082)	(268)
Financing activities:
Notes and loans payable, net	(334)	681	(87)
Long-term debt borrowings	11	1,256	-
Long-term debt repayments	-	(500)	(150)
Treasury stock purchased	-	(868)	(155)
Cash dividends paid	(258)	(228)	(183)
Issuance of common stock for employee stock plans and other	41	39	119
Net cash (used for) provided by financing activities	(540)	380	(456)
Effect of exchange rate changes on cash and cash equivalents	(9)	4	5
Net (decrease) increase in cash and cash equivalents	(8)	32	(10)
Cash and cash equivalents:
Beginning of year	214	182	192
End of year	$206	$214	$182
Supplemental cash flow information:
Cash paid for:
Interest	$161	$153	$117
Income taxes, net of refunds	275	299	272
Non-cash financing activities:
Dividends declared and accrued but not paid	70	64	61

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Clorox Company
(Dollars in millions, except per share amounts)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

The Company is principally engaged in the production, marketing and sales of consumer products through mass merchandisers, grocery stores and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and accounts were eliminated in consolidation. Certain prior year reclassifications were made in the consolidated financial statements and related notes to consolidated financial statements to conform to the current year presentation. The Company’s consolidated financial statements for the year ended June 30, 2009, were evaluated for subsequent events through August 25, 2009 the date the consolidated financial statements were issued.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas requiring the application of management’s estimates and judgment include assumptions pertaining to accruals for consumer and trade-promotion programs, share-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Actual results could materially differ from estimates and assumptions made.

New Accounting Pronouncements

Recently Adopted Pronouncements

In May 2009, the FASB issued SFAS No. 165, Subsequent Events, which established principles and requirements for subsequent events. The statement details the period after the balance sheet date during which the Company should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which the Company should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events. This statement is effective for interim or annual reporting periods ending after June 15, 2009. The Company has adopted this statement for its fiscal year ended June 30, 2009. See "Nature of Operations and Basis of Presentation" above.

On January 1, 2009, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133. SFAS No. 161 requires disclosures of how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company's financial position, financial performance and cash flows. The adoption of SFAS No. 161 is more fully described in Note 12.

On July 1, 2008, the Company adopted the required portions of SFAS No. 157, Fair Value Measurements, and there was no material impact to the consolidated financial statements. This Statement defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements. SFAS No. 157 currently applies to all financial assets and liabilities, and nonfinancial assets and liabilities that are recognized or disclosed at fair value on a recurring basis. In February 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. FAS 157-2, delaying the effective date of SFAS No. 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value on a recurring basis. The delayed portions of SFAS No. 157 will be adopted by the Company beginning in its fiscal year ending June 30, 2010 and the Company does not expect the adoption of these delayed portions to have a material impact on its consolidated financial statements. The adoption of the nondelayed portions of SFAS No. 157 is more fully described in Note 12.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement was effective for the Company beginning July 1, 2008. The Company has not applied the fair value option to any items; therefore, the Statement did not have an impact on the consolidated financial statements.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On July 1, 2007, the Company adopted FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes—an Interpretation of Financial Accounting Standards Board Statement No. 109. This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as criteria for subsequently recognizing, derecognizing, classifying and measuring tax positions for financial statement purposes. The cumulative effect of adopting FIN 48 was recorded as a $10 reduction to beginning retained earnings. FIN 48 requires uncertain tax positions to be classified as non-current income tax liabilities unless expected to be paid within one year. Upon adoption of FIN 48, income tax liabilities of $53 were reclassified from current to non-current on the Company’s balance sheet.

In June 2007, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). Employee benefit plans and the impact of adopting SFAS No. 158 are more fully described in Note 21.

Recently Issued Pronouncements

In June 2009, the FASB confirmed that the FASB Accounting Standards Codification (the Codification) will become the single official source of authoritative US GAAP (other than guidance issued by the SEC), superseding all other accounting literature except that issued by the Securities and Exchange Commission. Beginning July 2009, only one level of authoritative US GAAP exists. All other literature will be considered non-authoritative. The Codification does not change US GAAP; instead, it introduces a new referencing system that is designed to be an easily accessible, user-friendly online research system. The Codification becomes effective for interim and annual periods ending on or after September 15, 2009. The Company will reference the Codification beginning in the first quarter of fiscal year 2010.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. This FSP amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require an entity to provide disclosures about the fair value of financial instruments in interim financial information. This FSP also amends Accounting Principles Board Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS 107-1 and APB 28-1 is effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. This FSP will be adopted by the Company beginning in its first quarter of fiscal year 2010.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, Employer’s Disclosures about Postretirement Benefit Plan Assets. This FSP amends SFAS No. 132 (Revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to expand the disclosure requirements for an employer's plan assets of a defined benefit pension or other postretirement plan. This FSP is effective for fiscal years ending after December 15, 2009, with early application permitted. This FSP will be adopted by the Company in its consolidated financial statements for the year ended June 30, 2010, on a prospective basis. The Company does not expect the adoption of FSP No. 132(R)-1 to have a material impact on its consolidated financial statements.

In June 2008 the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions in this FSP. Earlier adoption is prohibited. This FSP will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company does not expect the adoption of FSP EITF 03-6-1 to have a material impact on its consolidated financial statements, although it will slightly lower reported earnings per share.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141-R). SFAS No.141-R will significantly change the accounting for future business combinations after adoption. SFAS No. 141-R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, including contingent liabilities, and any non controlling interest in an acquired business. SFAS No. 141-R also provides guidance for recognizing and measuring the goodwill acquired in a business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141-R is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company does not expect the adoption of SFAS No. 141-R to have a material impact on its consolidated financial statements.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51. This statement establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary (commonly referred to as minority interest) and for the deconsolidation of a subsidiary. SFAS No. 160 establishes accounting and reporting standards that require the noncontrolling interest to be reported as a component of equity. Changes in a parent’s ownership interest while the parent retains its controlling interest will be accounted for as equity transactions and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary will be initially measured at fair value. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its consolidated financial statements.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid instruments, time deposits and money market funds with an initial maturity of three months or less. The fair value of cash and cash equivalents approximates the carrying amount.

The Company’s cash position includes amounts held by foreign subsidiaries, and the repatriation of those cash balances from some of the Company’s subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balances are held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries books, in their functional currency, with the impact from exchange rate differences recorded in other expense (income), net. The Company’s cash holdings for fiscal years 2009 and 2008 were as follows:

	2009	2008
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	$85	$100
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	53	24
U.S. dollar balances including those balances held by U.S. dollar functional currency subsidiaries	68	90
Total	$206	$214

Inventories

Inventories are stated at the lower of cost or market. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

Property, Plant and Equipment and Finite-Lived Intangible Assets

Property, plant and equipment and finite-lived intangible assets are stated at cost. Depreciation and amortization expense are calculated by the straight-line method using the estimated useful lives of the related assets. The table below provides estimated useful lives of property, plant and equipment by asset classification (See Note 8 for estimated useful lives of finite-lived intangible assets).

Expected
Classification	Useful Lives
Machinery and equipment	3 - 15 years
Buildings	10 - 40 years
Capitalized software costs	3 - 7 years
Land and improvements	10 - 30 years
Computer equipment	3 years

Property, plant and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review is based on an estimate of the undiscounted cash flows at the lowest level for which identifiable cash flows exist. Impairment occurs when the book value of the asset exceeds the estimated future undiscounted cash flows generated by the asset and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the book value of the asset and its estimated fair market value. Depending on the asset, estimated fair market value may be determined either by use of a discounted cash flow model, or by reference to estimated selling values of assets in similar condition.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment Review of Goodwill and Indefinite-Lived Intangible Assets

The carrying values of goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets are annually reviewed for possible impairment. With respect to goodwill, impairment occurs when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. An impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill. For trademarks and other intangible assets with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its fair value. A charge is recorded for the difference between the carrying amount and the estimated fair value. The Company’s estimates of fair value are based primarily on a discounted cash flow approach that requires significant management judgment with respect to future volumes, revenue and expense growth rates, changes in working capital use, foreign-exchange rates, devaluation, inflation and the selection of an appropriate discount rate. The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually in the third fiscal quarter unless there are indications during a different interim period that these assets may have become impaired.

Share-Based Compensation

The Company records compensation expense associated with stock options and other forms of equity compensation based on their fair values on the dates they are granted. The expense is recorded by amortizing the fair values on a straight-line basis over the vesting period.

Cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for the options exercised (excess tax benefit) are classified as financing cash flows. However, cash flows relating to excess tax benefits for employees directly involved in the manufacturing and/or distribution processes are classified as operating cash flows. For the fiscal years ended June 30 2009, 2008 and 2007, $6, $9 and $16, respectively, of excess tax benefits were generated from share-based payment arrangements, and were recognized as financing cash flows.

Employee Benefits

The Company has qualified and nonqualified defined benefit plans that cover substantially all domestic employees and certain international employees and provide health care benefits for domestic employees who meet age, participation and length of service requirements at retirement.

The Company accounts for its defined benefit and retirement health care plans using actuarial methods. These methods use an attribution approach that generally spreads “plan events” over the service lives of plan participants. Examples of plan events are plan amendments and changes in actuarial assumptions such as the expected return on plan assets, discount rate, and rate of compensation increase. The principle underlying the attribution approach is that employees render service over their service lives on a relatively “smooth” basis, and therefore the statement of earnings effects of defined benefit and retirement heath care plans are recognized in the same pattern.

One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The required use of an expected return on plan assets may result in recognized pension expense or income that differs from the actual returns of those plan assets in any given year. Over time, however, the goal is for the expected long-term returns to approximate the actual returns and, therefore, the expectation is that the pattern of income and expense recognition should closely match the pattern of the services provided by the participants. The Company uses a market-related value method for calculating plan assets for purposes of determining the amortization of actuarial gains and losses. This method employs an asset smoothing approach. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over the average remaining service period of the plan participants using the corridor approach. Under this approach, only actuarial gains (losses) that exceed 5% of the greater of the projected benefit obligation or the market-related value of assets are amortized to pension expense by the Company. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.

The Company recognizes an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment, but before retirement, that include medical, dental, vision, life and other benefits.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company also has various individual and group incentive compensation programs, including a performance unit program, a bonus program, and a profit sharing element of the Company 401(k) plan. The Company’s contributions to the profit sharing element of the 401(k) plan and payments to managerial staff for the annual bonus program are based on Company performance targets. The Company also matches employee 401(k) contributions up to one thousand dollars per year for eligible employees.

Environmental Costs

The Company is involved in certain environmental remediation and on-going compliance activities. Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company’s accruals reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. The aggregate accrual for environmental matters is included in other liabilities in the Company’s consolidated balance sheets on an undiscounted basis due to the uncertainty and timing of future payments.

Restructuring Liabilities

Liabilities for costs associated with exit or disposal activities are recognized and measured initially at fair value in the period in which the liability is incurred. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the Company is recognized at fair value when the Company ceases using the right conveyed by the contract. The Company records employee termination liabilities once they are both probable and estimable for severance provided under the Company’s existing severance policy. Employee termination liabilities outside of the Company’s existing severance policy are recognized at the time the group of employees is notified, unless the group will be retained to render service beyond a minimum retention period, in which case the liability is recognized ratably over the future service period.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for returns, trade-promotions, coupons and other discounts. The Company routinely commits to one-time or on-going trade-promotion programs with customers, and consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include cooperative marketing programs, shelf price reductions, advantageous end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company maintains liabilities at the end of each period for the estimated expenses incurred, but unpaid for these programs. Trade-promotion and coupon costs are recorded as a reduction of sales. The Company provides an allowance for doubtful accounts based on its historical experience and a periodic review of its accounts receivable. Receivables were presented net of an allowance for doubtful accounts of $6 and $7 at June 30, 2009 and 2008, respectively. The Company’s provision for doubtful accounts was $3, $4, and $2 in fiscal years 2009, 2008, and 2007, respectively.

Cost of Products Sold

Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials, packaging, contract packer fees, shipping and handling, warehousing, package design, depreciation, amortization and direct and indirect labor and operating costs for the Company’s manufacturing facilities including salary, benefit costs and incentive compensation.

Costs associated with developing and designing new packaging are expensed as incurred and include design, artwork, films, and labeling. Expenses for fiscal years ended June 30, 2009, 2008 and 2007 were $8, $9, and $9, respectively. The fiscal year 2009 expense and $8 of each of the fiscal years 2008 and 2007 expenses were classified as cost of products sold, with the remainder classified as selling and administrative expenses.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Selling and Administrative Expenses

Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business and include market research, commissions, and certain administrative expenses. Administrative expenses include salary, benefits, incentive compensation, professional fees and services, software and licensing fees, and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment.

Advertising and Research and Development Costs

The Company expenses advertising and research and development costs in the period incurred.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by FIN 48. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

U.S. income tax expense and foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. Where foreign earnings are indefinitely reinvested, no provision for U.S. income or foreign withholding taxes is made. When circumstances change and the Company determines that some or all of the undistributed earnings will be remitted in the foreseeable future, the Company accrues an expense in the current period for U.S. income taxes and foreign withholding taxes attributable to the anticipated remittance.

Foreign Currency Translation

Local currencies are the functional currencies for substantially all of the Company’s foreign operations. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other expense (income), net. In addition, certain assets and liabilities denominated in currencies different than a foreign subsidiary’s functional currency are reported on the subsidiary’s books in its functional currency, with the impact from exchange rate differences recorded in other expense (income), net. Assets and liabilities of foreign operations are translated into U.S. Dollars using the exchange rates in effect at the balance sheet reporting date. Income and expenses are translated at the average monthly exchange rates during the year. Gains and losses on foreign currency translations are reported as a component of other comprehensive income. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested. The income tax effect of currency translation adjustments related to foreign subsidiaries from certain subsidiaries and joint ventures that are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to other comprehensive income.

Net Earnings Per Share

Basic net earnings per share is computed by dividing net earnings by the weighted average number of shares outstanding each period on an unrounded basis. Diluted net earnings per share is computed by dividing net earnings by the diluted weighted average number of shares outstanding during each period on an unrounded basis. Diluted net earnings per share reflects the earnings dilution that would occur from the issuance of common shares related to in-the-money stock options, restricted stock and performance units.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments

The Company’s use of derivative instruments, principally swap, futures, and forward contracts, is limited to non-trading purposes and is designed to manage exposure to changes in interest rates, foreign currencies and commodity prices. The Company’s contracts are hedges for transactions with notional balances and periods consistent with the related exposures and do not constitute investments independent of these exposures.

Most commodity derivative contracts and foreign-exchange contracts are designated as cash flow hedges of certain raw material and finished goods inventory purchase obligations based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are: (a) the designation of the hedge to an underlying exposure, (b) whether overall risk is being reduced and (c) whether there is sufficient correlation between the value of the derivative instrument and the underlying obligation. The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive income, depending on whether, for accounting purposes, the derivative is designated and qualified as a hedge. From time to time, the Company may have contracts not designated as hedges for accounting purposes, for which it recognizes changes in the fair value of these contracts in other expense (income), net.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

NOTE 2. BUSINESSES ACQUIRED

Burt’s Bees Inc.

On November 30, 2007, the Company completed its acquisition of Burt’s Bees Inc., a leading manufacturer and marketer of natural personal care products, for an aggregate price of $913, excluding $25 paid for tax benefits associated with the agreement. The Company funded the all-cash transaction through a combination of cash and short-term borrowings. During fiscal years 2009 and 2008, the Company received tax benefits associated with the acquisition of $8 and $17, respectively, through a combination of income tax refunds and reduced quarterly estimated tax payments. Under the terms of the agreement, the Company acquired 100 percent of Burt’s Bees from its stockholders in a transaction that was structured as a merger. The Company also incurred $8 of transaction costs in connection with the acquisition of Burt’s Bees. The operating results of Burt’s Bees are reported in the Company’s financial statements beginning December 1, 2007 in the Lifestyle reportable segment.

The following table provides unaudited pro forma results of operations of the Company for fiscal years 2008 and 2007, as if Burt’s Bees had been acquired as of the beginning of each of the fiscal periods presented. Results of operations for fiscal year 2009, as reported, are included for comparison. Fiscal year 2009, as reported, included a full fiscal year of Burt’s Bees results. The unaudited pro forma results include certain recurring purchase accounting adjustments such as depreciation and amortization expense on acquired tangible and intangible assets and assumed interest costs. However, unaudited pro forma results do not include certain transaction-related costs including the effect of a step-up of the value of acquired inventory, cost savings or other effects of the planned integration of Burt’s Bees. Accordingly, such results of operations are not necessarily indicative of the results as if the acquisition had occurred at the beginning of the dates indicated or that may result in the future.

Years ended June 30	2009 As reported	2008 Pro forma	2007 Pro forma
Net Sales	$5,450	$5,343	$4,983
Earnings from continuing operations	537	472	489
Diluted net earnings per common share from continuing operations	$3.81	$3.32	$3.18

NOTE 2. BUSINESSES ACQUIRED (Continued)

The assets and liabilities of Burt’s Bees were recorded at their respective estimated fair values as of the date of the acquisition using generally accepted accounting principles then applicable to business combinations. The excess of the purchase price over the fair value of the net identifiable assets acquired has been allocated to goodwill. Goodwill represents a substantial portion of the acquisition proceeds because the Burt’s Bees® brand provides the Company with entry into the fast growing, higher margin personal care category.

The following table summarizes the estimated fair values of Burt’s Bees’ assets acquired and liabilities assumed and related deferred income taxes as of the acquisition date. The weighted-average estimated useful life of intangible assets subject to amortization is 16 years.

Assets acquired
Cash	$33
Inventory	45
Other current assets	24
Property, plant and equipment	16
Goodwill	613
Intangible assets not subject to amortization - trademarks	322
Intangible assets subject to amortization:
Customer list	44
Product formulae	8
Other assets	1
Total assets acquired	1,106

Liabilities assumed
Current liabilities - primarily accounts payable and accrued liabilities	52
Other liabilities	3
Current and noncurrent deferred income taxes	138
Total liabilities assumed	193
Net assets acquired	$913

A step-up in the value of inventory of $19 was recorded in the allocation of the purchase price based on valuation estimates. During fiscal year 2008, this step-up amount was charged to cost of products sold as the inventory was sold.

NOTE 2. BUSINESSES ACQUIRED (Continued)

Bleach Business Acquisition

The Company purchased bleach businesses in Canada, effective December 29, 2006, and in certain Latin American countries, effective February 28, 2007, for an aggregate price of $123, with the objective of expanding its global bleach business and disinfecting product platform.

In connection with the purchases, the Company acquired brand trademarks in Canada, trademarks and license agreements in Latin America, and manufacturing facilities in Canada and Venezuela. Employees at the manufacturing facilities transferred to the Company. The Company closed the manufacturing facility in Canada in March 2008. Net assets, acquired at estimated fair value, included inventory of $3, other assets of $9, property, plant and equipment of $7, trademarks of $7 and licenses of $1. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $96 was recorded as goodwill in the International segment. The goodwill resulting from the purchase was primarily attributable to expected growth rates and profitability of the acquired businesses, expected synergies with the Company’s existing operations and access to new markets. The trademarks in Canada are being amortized over a period of 5 years and the licenses in Latin America are being amortized over a period of 3 years.

The transactions were structured as all cash acquisitions and operating results of the acquired businesses are included in the consolidated net earnings of the International segment for the fiscal year ended June 30, 2007, from their respective dates of acquisition. Pro forma results of the Company, assuming the acquisition had occurred at the beginning of each period presented, would not be materially different from the results reported.

NOTE 3. DISCONTINUED OPERATIONS

In fiscal year 2003, the Company announced its intent to exit its business in Brazil, a reporting unit included in the International segment. At that time, the Company closed its offices in Brazil and sold nearly all of the remaining assets of this business, which were classified as a discontinued operation. On December 22, 2006, the Company sold certain assets remaining from its discontinued operation in Brazil. This transaction resulted in an income tax benefit of $5, which was recorded in discontinued operations during the fiscal year ended June 30, 2007. There were no sales or other significant financial results during fiscal years 2009, 2008 and 2007 from the Brazil business.

NOTE 4. RESTRUCTURING AND ASSET IMPAIRMENT

Restructuring and asset impairment charges were $20, $36 and $13 in fiscal years 2009, 2008 and 2007, respectively.

Supply Chain and Other restructuring

In fiscal year 2008, the Company began recognizing charges related to a restructuring plan that involves simplifying its supply chain and other restructuring activities (Supply Chain and Other restructuring plan). In February 2009, the Company expanded its Supply Chain and Other restructuring plan to include additional costs, primarily severance, associated with the Company’s plan to reduce certain staffing levels.

The Supply Chain restructuring involves closing certain domestic and international manufacturing facilities. The Company is redistributing production from these facilities between the remaining facilities and third-party producers to optimize available capacity and reduce operating costs. The Company anticipates the Supply Chain restructuring will be completed in fiscal year 2012. The Other restructuring charges relate primarily to the write-down of certain new venture investments, intangible assets and equipment, the cost of exiting the Company’s private-label food bags business in fiscal year 2008 and the February 2009 decision to expand its restructuring plan to reduce certain staffing levels. As a result of the Supply Chain and Other restructuring plan, a number of positions are being eliminated.

The following table summarizes the total restructuring and asset impairment costs associated with the Company’s Supply Chain and Other restructuring plan by affected reportable segment, with unallocated amounts set forth in Corporate, for fiscal years 2009 and 2008:

	2009
	Cleaning	Household	International	Corporate	Total
Cost of products sold	$11	$5	$1	$-	$17
Selling and administrative expenses	-	-	-	2	2
Restructuring and asset impairment:
Severance	3	-	2	12	17
Asset impairment	-	3	-	-	3
Total restructuring and asset impairment costs	3	3	2	12	20
Total costs	$14	$8	$3	$14	$39
Non-cash costs					$10

	2008
	Cleaning	Household	International	Corporate	Total
Cost of products sold	$9	$10	$3	$1	$23
Restructuring and asset impairment:
Severance	3	-	2	2	7
Asset impairment	3	22	4	-	29
Total restructuring and asset impairment costs	6	22	6	2	36
Total costs	$15	$32	$9	$3	$59
Non-cash costs					$48

NOTE 4. RESTRUCTURING AND ASSET IMPAIRMENT (Continued)

Total costs associated with the Supply Chain and Other restructuring plan since inception were $29 for the Cleaning segment, $40 for the Household segment, $12 for the International segment and $17 for Corporate at June 30, 2009.

The Company anticipates incurring approximately $16 to $22 of Supply Chain and Other restructuring-related charges in fiscal year 2010, of which approximately $4 are expected to be noncash related. The Company anticipates approximately $9 to $11 of the fiscal year 2010 charges to be in Corporate and $5 to $7 in the Cleaning segment, of which approximately $4 to $6 are expected to be recognized as cost of products sold charges (primarily accelerated depreciation for manufacturing equipment and other costs associated with the Supply Chain initiative). The remaining estimated charges of $2 to $4 are expected to be recognized as cost of products sold in the Household segment. The total anticipated charges related to the Supply Chain and Other restructuring plan for the fiscal years 2011 and 2012 are estimated to be approximately $5 to $7.

The Company may, from time to time, decide to pursue additional restructuring-related initiatives that involve charges in future periods.

The following table reconciles the accrual for the Supply Chain and Other restructuring charges discussed above:

	Severance	Asset Impairments	Total
Accrual Balance as of June 30, 2007	$-	$-	$-
2008 Charges	7	29	36
Cash payments	(2)	-	(2)
Charges against assets	-	(29)	(29)
Accrual Balance as of June 30, 2008	5	-	5
2009 Charges	17	3	20
Cash payments	(7)	-	(7)
Charges against assets	-	(3)	(3)
Accrual Balance as of June 30, 2009	$15	$-	$15

Restructuring and asset impairment costs of $13 in fiscal year 2007 included $9 of restructuring costs associated with the Company’s decision to restructure certain information services activities under an Information Technology Services (ITS) agreement, which are included as part of Corporate, and $4 of asset impairment costs, as part of the Household segment.

NOTE 5. INVENTORIES, NET

Inventories, net at June 30 were comprised of the following:

	2009	2008
Finished goods	$304	$320
Raw materials and packaging	99	94
Work in process	4	4
LIFO allowances	(31)	(21)
Allowances for obsolescence	(10)	(13)
Total	$366	$384

The last-in, first-out (LIFO) method was used to value approximately 38% and 33% of inventories at June 30, 2009 and 2008, respectively. The carrying values for all other inventories, including inventories of all international businesses, are determined on the first-in, first-out (FIFO) method. The effect on earnings of the liquidation of any LIFO layers was not material for the fiscal years ended June 30, 2009, 2008 and 2007.

Changes in the allowance for inventory obsolescence were as follows:

	2009	2008	2007
Beginning of year	$(13)	$(9)	$(4)
Obsolescence provision	(12)	(12)	(10)
Inventory write-offs	15	8	5
End of year	$(10)	$(13)	$(9)

NOTE 6. OTHER CURRENT ASSETS

Other current assets at June 30 were comprised of the following:

	2009	2008
Current deferred tax assets	$74	$61
Prepaid expenses	42	45
Fair value of derivative instruments	6	44
Total	$122	$150

NOTE 7. PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment, net at June 30 were as follows:

	2009	2008
Machinery and equipment	$1,431	$1,436
Buildings	568	553
Capitalized software costs	289	282
Construction in progress	146	109
Land and improvements	127	123
Computer equipment	93	91
	2,654	2,594
Less: Accumulated depreciation and amortization	(1,699)	(1,634)
Total	$955	$960

Depreciation and amortization expense related to property, plant and equipment was $173, $186 and $175 in fiscal years 2009, 2008 and 2007, respectively.

NOTE 8. GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of Goodwill, Trademarks and Other intangible assets for the fiscal years ended June 30, 2009 and 2008, were as follows:

	Goodwill
	Cleaning	Lifestyle	Household	International	Total
Balance June 30, 2007	$555	$9	$85	$376	$1,025
Acquisitions	-	613	-	-	613
Translation adjustments and other	-	-	-	20	20
Balance June 30, 2008	555	622	85	396	1,658
Translation adjustments and other	-	1	-	(29)	(28)
Balance June 30, 2009	$555	$623	$85	$367	$1,630

	Trademarks			Other intangible assets subject to amortization
	Subject to amortization	Not subject to amortization	Total	Technology and Product formulae	Other	Total
Balance June 30, 2007	$2	$252	$254	$76	$18	$94
Acquisitions	-	322	322	8	44	52
Amortization	(1)	-	(1)	(11)	(3)	(14)
Impairment charges	-	(11)	(11)	(9)	-	(9)
Translation adjustments and other	-	(4)	(4)	(1)	1	-
Balance June 30, 2008	1	559	560	63	60	123
Amortization	(1)	-	(1)	(10)	(5)	(15)
Transfers	14	(14)	-	-	-	-
Translation adjustments and other	-	(2)	(2)	-	(3)	(3)
Balance June 30, 2009	$14	$543	$557	$53	$52	$105

Trademarks and Other intangible assets subject to amortization are net of accumulated amortization of $219 and $204 at June 30, 2009 and 2008, respectively. Estimated amortization expense for these intangible assets is $15 for fiscal year 2010, $14 for fiscal years 2011, 2012 and 2013 and $13 for fiscal year 2014. The weighted-average amortization period for trademarks and other intangible assets subject to amortization is 24 years and 14 years, respectively.

During its third fiscal quarter ended March 31, 2009, the Company performed its annual impairment assessment of goodwill and indefinite-lived intangible assets and no instances of impairment were identified.

NOTE 9. OTHER ASSETS

Other assets were comprised of the following at June 30:

	2009	2008
Equity investments	$45	$49
Investment in insurance contracts	35	37
Deferred tax assets	28	24
Investment in low-income housing partnerships	13	15
Deferred financing costs	10	13
Other	18	20
Total	$149	$158

Equity Investments

The Company holds various equity investments in a number of consumer products businesses, most of which operate outside the United States. The Company has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements under the terms of its agreements that would require any future cash contributions or disbursements arising out of an equity investment, except for the investment in low-income housing partnerships described in the following paragraph.

Investment in Low-Income Housing Partnerships

The Company owns, directly or indirectly, limited partnership interests of up to 99% in 44 low-income housing partnerships, which are accounted for on the equity basis. The purpose of the partnerships is to develop and operate low-income housing rental properties. The general partners, who typically hold 1% of the partnership interests, are third parties unrelated to the Company and its affiliates, and are responsible for controlling and managing the business and financial operations of the partnerships. The partnerships provide the Company with low-income housing tax credits. Tax benefits (detriments), net of equity in the losses of the low-income housing partnerships, were $1, $(3), and $3 in fiscal years 2009, 2008 and 2007, respectively. The Company’s estimated future capital requirement for the partnerships is less than $1 in fiscal year 2010 and thereafter. As a limited partner, the Company is not responsible for any of the liabilities and obligations of the partnerships nor do the partnerships or their creditors have any recourse to the Company other than for the capital requirements. Recovery of the Company’s investments in the partnerships is accomplished through the utilization of low-income housing tax credits, the tax benefits of partnership losses and proceeds from the disposition of rental properties. The risk of these tax credits being unavailable to the Company is considered very low. For the combined group of low-income housing partnerships in which the Company invests, the aggregate underlying assets and liabilities were approximately $314 and $424, respectively, at June 30, 2009. The Company does not consolidate the investment in low-income housing partnerships.

Investment in Insurance Contracts

The Company invests in life insurance policies and records the cash surrender value of the contracts, net of any policy loans, at fair value. Any change in the cash surrender value is reflected in other expense (income), net.

NOTE 10. ACCRUED LIABILITIES

Accrued liabilities at June 30 consisted of the following:

	2009	2008
Compensation and employee benefit costs	$123	$136
Trade and sales promotion	86	92
Dividends	70	64
Interest	49	49
Other	144	99
Total	$472	$440

NOTE 11. DEBT

Notes and loans payable, which mature in less than one year, included the following at June 30:

	2009	2008
Commercial paper	$419	$748
Foreign borrowings	2	7
Total	$421	$755

The weighted average interest rate on notes and loans payable was 0.59% and 2.95% at June 30, 2009 and 2008, respectively. During the fiscal years ended June 30, 2009, 2008 and 2007, the weighted average interest rates on notes and loans payable was 2.85%, 4.45%, and 5.72%, respectively. The carrying value of notes and loans payable at June 30, 2009 and 2008, approximated the fair value of such debt.

Long-term debt at June 30 included the following:

	2009	2008
Senior unsecured notes and debentures:
4.20%, $575 due January 2010	$575	$576
6.125%, $300 due February 2011	305	307
5.45%, $350 due October 2012	349	349
5.00%, $500 due March 2013	499	499
5.00%, $575 due January 2015	575	575
5.95%, $400 due October 2017	398	398
Foreign borrowings	27	16
Total	2,728	2,720
Less: Current maturities	(577)	-
Long-term debt	$2,151	$2,720

The weighted average interest rate on long-term debt, including the effect of interest rate swaps, was 5.14% and 5.15% at June 30, 2009 and 2008, respectively. During the fiscal years ended June 30, 2009, 2008 and 2007, the weighted average interest rates on long-term debt, including the effect of interest rate swaps, was 5.15%, 5.16%, and 5.11%, respectively. The estimated fair value of long-term debt, including current maturities, was $2,816 and $2,714 at June 30, 2009 and 2008, respectively.

NOTE 11. DEBT (Continued)

Credit facilities at June 30 were as follows:

	2009	2008
Revolving credit line	$1,100	$1,200
Foreign credit lines	60	48
Total	$1,160	$1,248

During fiscal year 2009 the Company amended its $1,200 revolving credit agreement to remove the participation of Lehman Brothers Bank, FSB, which reduced the credit agreement to $1,100. At June 30, 2009, there were no borrowings under the revolving credit agreement, and the Company believes that borrowings under the revolving credit facility are now available and will continue to be available for general corporate purposes and to support commercial paper issuances. The $1,100 revolving credit agreement expires in April 2013 and includes certain restrictive covenants. The Company was in compliance with all restrictive covenants and limitations as of June 30, 2009 and 2008. In addition, the Company had $60 of foreign working capital credit lines at June 30, 2009, of which $31 was available for borrowing

Debt maturities at June 30, 2009, are $577, $306, $18, $850, $0 and $975 in fiscal years 2010, 2011, 2012, 2013, 2014 and thereafter, respectively.

NOTE 12. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

The Company adopted SFAS No. 161 on January 1, 2009 (See Note 1). Disclosures of how derivative instruments and related hedged items affect the Company's financial performance and cash flows are presented only for the six months ended June 30, 2009, the period since adoption, as required.

The Company is exposed to certain commodity and foreign currency risks relating to its ongoing business operations. The Company uses commodity futures and fixed price swap contracts to fix the price of a portion of its forecasted raw material requirements. Contract maturities, which are generally no longer than 18 months, are matched to the length of the raw material purchase contracts. The Company also enters into certain foreign currency related derivative contracts to manage a portion of the Company’s foreign exchange risk associated with the purchase of inventory. These foreign currency contracts generally have durations no longer than 12 months.

The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as a hedge, and on the type of the hedging relationship. For those derivative instruments designated and qualifying as hedging instruments, the Company must designate the hedging instrument as a fair value hedge or a cash flow hedge. The Company designates as cash flow hedges, commodity forward and future contracts of forecasted purchases for raw materials and foreign currency forward contracts of forecasted purchases of inventory.

For derivative instruments designated and qualifying as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (OCI) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The estimated amount of the existing net losses at the reporting date expected to be reclassified into earnings within the next 12 months is $14. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. During the six months ended June 30, 2009, the hedge ineffectiveness was not material.

NOTE 12. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

As of June 30, 2009, the Company’s derivative financial instruments designated as hedging instruments are recorded at fair value in the condensed consolidated balance sheet as follows:

	Balance Sheet location	Fair value
Assets
Commodity purchase contracts	Other current assets	$6

Liabilities
Commodity purchase contracts	Accrued liabilities	$(21)

The effects of derivative instruments on OCI and on the statement of earnings for the six months ended June 30, 2009, were as follows:

Cash flow hedges	Gain (Loss) recognized in OCI	Gain (Loss) reclassified from OCI and recognized in earnings
Foreign exchange contracts	$3	$4
Commodity purchase contracts	(30)	(24)
Total	$(27)	$(20)

The gain (loss) reclassified from OCI and recognized in earnings during the six months ended June 30, 2009, are included in cost of sales.

As of June 30, 2009, the net notional value of commodity derivatives was $120, of which $74 related to diesel fuel, $19 related to jet fuel, $19 related to soybean oil and $8 related to unleaded gas.

As of June 30, 2009, the Company had outstanding foreign currency forward contracts used to hedge forecasted purchases of inventory of $34 related to one of its subsidiaries in Canada.

Certain terms of the agreements governing the Company’s over-the-counter derivative instruments require the Company or the counterparty to post collateral when the fair value of the derivative instruments exceeds contractually defined counterparty liability position limits. There was no collateral posted at June 30, 2009.

Certain terms of the agreements governing the over-the-counter derivative instruments contain provisions that require the credit ratings, as assigned by Standard and Poor’s and Moody’s to the Company and its counterparties, to remain at a level equal to or better than the minimum of an investment grade credit rating. As of June 30, 2009, the Company and each of its counterparties maintained investment grade ratings with both Standard and Poor’s and Moody’s.

NOTE 12. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

The Company adopted the required portions of SFAS No. 157 on July 1, 2008. SFAS No. 157 applies to all assets and liabilities that are being measured and reported at fair value. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. An asset or liability’s classification is based on the lowest level of input that is significant to the fair value measurement. SFAS No. 157 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions.

At June 30, 2009, the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the year, comprised of level 2 commodity purchase contracts with a fair value of $6 included in other current assets and $21 included in accrued liabilities.

Commodity purchase contracts are fair valued using market quotations obtained off of the New York Mercantile Exchange.

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values at June 30, 2009 and 2008, due to the short maturity and nature of those balances. See Note 11 for fair values of notes and loans payable and long-term debt.

NOTE 13. OTHER LIABILITIES

Other liabilities consisted of the following at June 30:

	2009	2008
Venture agreement net terminal obligation	$269	$266
Employee benefit obligations	266	205
Taxes	65	102
Other	40	59
Total	$640	$632

Venture Agreement

In January 2003, the Company entered into an agreement with The Procter & Gamble Company (P&G) by which a venture was formed related to the Company’s Glad® plastic bags, wraps and containers business. The Company maintains a net terminal obligation liability, which reflects the contractual requirement to repurchase P&G’s interest at the termination of the agreement. As of June 30, 2009 and 2008, P&G had a 20% interest in the venture, which is the maximum investment P&G is allowed under the venture agreement. The Company pays a royalty to P&G for its interest in the profits, losses and cash flows, as contractually defined, of the Glad® business.

The agreement has a 20-year term, with a 10-year renewal option and can be terminated under certain circumstances, including at P&G’s option upon a change in control of the Company, or, at either party’s option, upon the sale of the Glad® business by the Company. Upon termination of the agreement, the Company will purchase P&G’s interest for cash at fair value as established by pre-determined valuation procedures. Following termination, the Glad® business will retain the exclusive intellectual property licenses contributed by P&G for the licensed products marketed.

NOTE 14. OTHER CONTINGENCIES

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company recorded a liability of $19 and $20 at June 30, 2009 and 2008, respectively, for its share of the related aggregate future remediation cost. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2009 and 2008. The Company is subject to a cost-sharing arrangement with Ford Motor Co. (Ford) for this matter, under which the Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs, other than legal fees, as the Company and Ford are each responsible for their own such fees. If Ford is unable to pay its share of the response and remediation obligations, the Company would likely be responsible for such obligations. In October 2004, the Company and Ford agreed to a consent judgment with the Michigan Department of Environmental Quality, which sets forth certain remediation goals and monitoring activities. Based on the current status of this matter, and with the assistance of environmental consultants, the Company maintains an undiscounted liability representing its best estimate of its share of costs associated with the capital expenditures, maintenance and other costs to be incurred over an estimated 30-year remediation period. The most significant components of the liability relate to the estimated costs associated with the remediation of groundwater contamination and excess levels of subterranean methane deposits. The Company made payments of less than $1 in fiscal years 2009 and 2008, respectively, towards remediation efforts. Currently, the Company cannot accurately predict the timing of the payments that will likely be made under this estimated obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative clean-up technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

The Company is subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

NOTE 15. STOCKHOLDERS’ DEFICIT

The Company has two share repurchase programs: an open-market program, which had a total authorization of $750, as of June 30, 2009, and a program to offset the impact of share dilution related to share-based awards (Evergreen Program), which has no authorization limit.

The open-market program was approved by the Company’s Board of Directors in May 2008 after the share repurchase open-market program approved in May 2007 was fully utilized by the accelerated share repurchase described below. The open-market program approved in May 2007 replaced the July 2002 and July 2003 share repurchase open-market programs.

No shares were repurchased under the open-market program or Evergreen Program in fiscal year 2009. Share repurchases under the Evergreen Program were $118 (2 million shares) in fiscal year 2008 and $155 (2.4 million shares) in fiscal year 2007. In August 2007, the Company entered into an Accelerated Share Repurchase (ASR) agreement with two investment banks in which the Company received 10.9 million shares in August 2007 and 1.1 million shares in January 2008. The average per share amount paid for all shares purchased under the ASR agreement was $62.08 for an aggregate of $750.

During fiscal years 2009, 2008 and 2007, the Company declared dividends per share of $1.88, $1.66 and $1.31, respectively. During fiscal years 2009, 2008, and 2007, the Company paid dividends per share of $1.84, $1.60 and $1.20, respectively.

Accumulated other comprehensive net losses at June 30, 2009, 2008 and 2007, included the following net-of-tax (losses) gains:

	2009	2008	2007
Currency translation	$(220)	$(142)	$(168)
Derivatives	(9)	30	3
Pension and postretirement benefit adjustments	(118)	(67)	(44)
Total	$(347)	$(179)	$(209)

NOTE 15. STOCKHOLDERS’ DEFICIT (Continued)

On November 14, 2006, the Company retired 91 million shares of its treasury stock. These shares are now authorized but unissued. The treasury stock retirement resulted in a reduction of the following on the Company’s Consolidated Balance Sheet: treasury stock by $4,137, common stock by $91 and retained earnings by $4,046. There was no effect on the Company’s overall equity position as a result of the retirement.

NOTE 16. EARNINGS PER SHARE

A reconciliation of the weighted average number of shares outstanding (in thousands) used to calculate basic and diluted earnings per share is as follows for the fiscal years ended June 30:

	2009	2008	2007
Basic	139,015	139,633	151,445
Stock options and other	2,048	2,371	2,490
Diluted	141,063	142,004	153,935

Stock options (in thousands) not included in the computation of diluted net earnings per share because the exercise price of the stock options was greater than the average market price of the shares and therefore the effect would be antidilutive is as follows for the fiscal years ended June 30:

	2009	2008	2007
Stock options	5,090	2,719	57

NOTE 17. SHARE-BASED COMPENSATION PLANS

In November 2005, the Company’s stockholders approved the 2005 Stock Incentive Plan (2005 Plan). The 2005 Plan permits the Company to grant various nonqualified, share-based compensation awards, including stock options, restricted stock, performance units, deferred stock units, restricted stock units, stock appreciation rights, performance shares and other stock-based awards. As a result of the adoption of the 2005 Plan, no further awards have been or will be granted from any prior plans, including the 1996 Stock Incentive Plan and the 1993 Directors’ Stock Option Plan. The Company is authorized to grant up to seven million common shares under the 2005 Plan, of which five million common shares were previously available under prior plans. At June 30, 2009, approximately six million common shares are available for grant under the 2005 Plan.

Compensation cost and related income tax benefit recognized in the Company’s fiscal years 2009, 2008 and 2007 consolidated financial statements for share-based compensation plans were classified as indicated in the table below.

	2009	2008	2007
Cost of products sold	$8	$7	$7
Selling and administrative expenses	45	36	38
Research and development costs	5	4	4
Total share-based compensation cost	$58	$47	$49
Related income tax benefit	$22	$18	$19

NOTE 17. SHARE-BASED COMPENSATION PLANS (Continued)

Cash received during fiscal year 2009, 2008 and 2007 from stock options exercised under all share-based payment arrangements was $35, $31 and $103, respectively. The Company issues shares for share-based compensation plans from treasury stock. The Company may repurchase shares under its Evergreen Program to offset the estimated impact of share dilution related to share-based awards (See Note 15). As of June 30, 2009, the Company is not planning to repurchase any shares in fiscal year 2010 to offset the impact of share dilution related to share-based awards.

Details regarding the valuation and accounting for stock options, restricted stock awards, performance units and deferred stock units for non-employee directors follow.

Stock Options

The fair value of each stock option award granted during fiscal years 2009, 2008 and 2007 was estimated on the date of grant using the Black-Scholes valuation model and assumptions noted in the following table:

	2009	2008	2007
Expected life	5 years	5 years	5 years
Expected volatility	23.4%	21.0% to 22.2%	22.1% to 24.1%
Weighted-average volatility	23.4%	21.6%	23.8%
Risk-free interest rate	2.6%	2.8% to 4.2%	4.6% to 4.7%
Dividend yield	3.0%	2.7% to 3.0%	1.9% to 2.0%
Weighted-average dividend yield	3.0%	2.7%	1.9%

The expected life of the stock options is based on observed historical exercise patterns. Groups of employees having similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each separate employee grouping, and adjusts the rate to expected forfeitures periodically. The adjustment of the forfeiture rate will result in a cumulative catch-up adjustment in the period the forfeiture estimate is changed. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant.

Details of the Company’s stock option plan at June 30 are summarized below:

	Number of Shares	Weighted- Average Exercise Price	Average Remaining Contractual Life	Aggregate Intrinsic Value
	(In thousands)
Outstanding at June 30, 2008	9,521	$50
Granted	1,804	64
Exercised	(864)	41
Cancelled	(372)	61

Outstanding at June 30, 2009	10,089	53	6 years	$32

Options vested and exercisable at June 30, 2009	6,676		4 years	54

NOTE 17. SHARE-BASED COMPENSATION PLANS (Continued)

The weighted-average fair value per share of each option granted during fiscal years 2009, 2008, and 2007, estimated at the grant date using the Black-Scholes option pricing model, was $11.07, $11.86 and $14.96, respectively. The total intrinsic value of options exercised in fiscal years 2009, 2008 and 2007 was $16, $16 and $49, respectively.

Stock option awards outstanding as of June 30, 2009, have been granted at prices that are either equal to or above the market value of the stock on the date of grant. Stock options outstanding as of June 30, 2009, generally vest over four years and expire no later than ten years after the grant date. The Company generally recognizes compensation expense ratably over the vesting period. At June 30, 2009, there was $23 of total unrecognized compensation cost related to nonvested options, which is expected to be recognized over a remaining weighted-average vesting period of two years, subject to forfeitures.

Restricted Stock Awards

The fair value of restricted stock awards is estimated on the date of grant based on the market price of the stock and is amortized to compensation expense on a straight-line basis over the related vesting periods, which are generally three to four years. The total number of restricted stock awards expected to vest is adjusted by estimated forfeiture rates. Restricted stock grants as of June 30, 2009, receive dividend distributions during their vesting period.

At June 30, 2009, there was $5 of total unrecognized compensation cost related to nonvested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of three years. The total fair value of the shares that vested in fiscal years 2009, 2008 and 2007 was $8, $10 and $11, respectively. The weighted-average grant-date fair value of awards granted was $63.30, $60.69 and $61.89 per share for fiscal years 2009, 2008 and 2007, respectively.

A summary of the status of the Company’s restricted stock awards at June 30 is presented below:

	Number of Shares	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Restricted stock awards at June 30, 2008	299	$59
Granted	52	63
Vested	(139)	56
Forfeited	(16)	61
Restricted stock awards at June 30, 2009	196	62

NOTE 17. SHARE-BASED COMPENSATION PLANS (Continued)

Performance Units

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves certain performance targets. The performance unit grants vest after three years. All performance unit grants as of June 30, 2009 receive dividend distributions during their vesting periods. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted as necessary quarterly based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, any previously recognized compensation expense is reversed. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized.

The number of shares issued will be dependent upon vesting and the achievement of specified performance targets. At June 30, 2009, there was $29 in unrecognized compensation cost related to nonvested performance unit grants that is expected to be recognized over a remaining weighted-average performance period of 2 years. The weighted-average grant-date fair value of awards granted was $63.95, $61.16 and $61.47 per share for fiscal years 2009, 2008 and 2007, respectively.

A summary of the status of the Company’s performance unit awards at June 30 is presented below:

	Number of Shares	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Performance unit awards at June 30, 2008	1,445	$58
Granted	520	64
Vested and distributed	(397)	57
Forfeited	(119)	62
Performance unit awards at June 30, 2009	1,449	60

Performance units vested and deferred at June 30, 2009	197	50

The nonvested performance units outstanding at June 30, 2009 and 2008, were 1,252,134 and 1,307,619, respectively, and the weighted average grant date fair value was $62.28 and $59.90 per share, respectively. Total shares vested during fiscal year 2009 were 453,365 which had a weighted average grant date fair value per share of $57. The total fair value of shares vested was $26, $4, and $8 during fiscal years 2009, 2008 and 2007, respectively. Upon vesting, the recipients of the grants receive the distribution as shares or, if previously elected by those who have the option to, as deferred stock. During fiscal years 2009 and 2008, $22 and $3, respectively, of the vested awards were paid by the issuance of shares and $4 and $1, respectively, of the vested awards were deferred.

Deferred Stock Units for Nonemployee Directors

Nonemployee directors receive annual grants of deferred stock units under the Company’s director compensation program and can elect to receive all or a portion of their annual retainers and fees in the form of deferred stock units. The deferred stock units receive dividend distributions, which are reinvested as deferred stock units, and are recognized at their fair value on the date of grant. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the termination of a director’s service.

During fiscal year 2009, the Company granted 25,712 deferred stock units, reinvested dividends of 4,675 units and distributed 5,083 shares, which had a weighted-average fair value on grant date of $55.79, $55.09 and $42.60 per share, respectively. As of June 30, 2009, 152,998 units were outstanding, which had a weighted-average fair value on grant date of $55.73 per share.

NOTE 18. LEASES AND OTHER COMMITMENTS

The Company leases transportation equipment, certain information technology equipment and various manufacturing, warehousing, and office facilities. The Company’s leases are classified as operating leases and the Company’s existing contracts will expire by 2020. The Company expects that in the normal course of business, existing contracts will be renewed or replaced by other leases. The following is a schedule of future minimum rental payments required under the Company’s existing non-cancelable lease agreements at June 30, 2009:

Fiscal Year	Future Minimum Rental Payments
2010	$61
2011	58
2012	58
2013	54
2014	50
Thereafter	21
Total	$302

Rental expense for all operating leases was $62, $59, and $53 in fiscal years 2009, 2008 and 2007, respectively. Space not occupied by the Company in its headquarters building is rented to other tenants under operating leases expiring through 2015. Future minimum rentals to be received under these leases total $7 and do not exceed $2 in any one year.

The Company is also party to certain purchase obligations, which are defined as purchase agreements that are enforceable and legally-binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments, and service contracts. At June 30, 2009, the Company’s purchase obligations, including the services related to the ITS Agreement, totaled $374, $187, $104, $48, $10, and $4 for fiscal years 2010 through 2014, and thereafter, respectively. Estimates for the ITS Agreement are based on an annual service fee that is adjusted periodically based upon updates to services and equipment provided. Included in the ITS Agreement are certain acceleration payment clauses if the Company terminates the contract without cause.

NOTE 19. OTHER EXPENSE (INCOME), NET

The major components of other expense (income), net for the fiscal years ended June 30 were:

	2009	2008	2007
Foreign exchange transaction losses, net	$28	$2	$4
Amortization of trademarks and other intangible assets	7	7	5
Low-income housing partnership losses (Note 9)	3	7	4
Equity in earnings of unconsolidated affiliates	(8)	(8)	(8)
Interest income	(4)	(12)	(8)
Other	-	(5)	1
Total other expense (income), net	$26	$(9)	$(2)

Approximately 70% of the fiscal year 2009 foreign exchange transaction losses were related to the conversion of local currency balances to U.S. dollars by the Company’s Venezuelan subsidiary.

NOTE 20. INCOME TAXES

The provision for income taxes on continuing operations, by tax jurisdiction, consisted of the following for the fiscal years ended June 30:

	2009	2008	2007
Current
Federal	$194	$203	$198
State	40	28	29
Foreign	41	52	39
Total current	275	283	266
Deferred
Federal	2	(36)	(18)
State	3	(3)	-
Foreign	(6)	(12)	(1)
Total deferred	(1)	(51)	(19)
Total	$274	$232	$247

The components of earnings from continuing operations before income taxes, by tax jurisdiction, were as follows for the fiscal years ended June 30:

	2009	2008	2007
United States	$669	$538	$603
Foreign	142	155	140
Total	$811	$693	$743

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on continuing operations follows for the fiscal years ended June 30:

	2009	2008	2007
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	3.4	2.5	2.6
Tax differential on foreign earnings	(1.8)	0.1	(0.7)
Net adjustment of prior year federal and state tax accruals	(2.0)	1.0	(1.6)
Change in valuation allowance	0.1	(2.3)	(1.3)
Domestic manufacturing deduction	(1.8)	(1.7)	(0.8)
Other differences	0.9	(1.0)	-
Effective tax rate	33.8%	33.6%	33.2%

Applicable U.S. income taxes and foreign withholding taxes have not been provided on approximately $77 of undistributed earnings of certain foreign subsidiaries at June 30, 2009, since these earnings are considered indefinitely reinvested. The net federal income tax liability that would arise if these earnings were not indefinitely reinvested is approximately $21. Applicable U.S. income and foreign withholding taxes are provided on these earnings in the periods in which they are no longer considered indefinitely reinvested.

With respect to the Company’s stock option plans, realized tax benefits in excess of tax benefits recognized in net earnings are recorded as increases to additional paid-in capital. Excess tax benefits of approximately $6, $9, and $16, were realized and recorded to additional paid-in capital for the fiscal years 2009, 2008 and 2007, respectively.

NOTE 20. INCOME TAXES (Continued)

The components of deferred tax assets at June 30 are shown below:

	2009	2008
Deferred tax assets
Compensation and benefit programs	$177	$147
Basis difference related to Venture Agreement	30	30
Accruals and reserves	30	15
Inventory costs	16	10
Other	60	57
Subtotal	313	259
Valuation allowance	(6)	(7)
Total deferred tax assets	307	252

Deferred tax liabilities
Fixed and intangible assets	(176)	(170)
Low-income housing partnerships	(27)	(25)
Mark-to-market adjustments	-	(19)
Other	(25)	(19)
Total deferred tax liabilities	(228)	(233)
Net deferred tax assets	$79	$19

The net deferred tax assets included in the consolidated balance sheet at June 30 were as follows:

	2009	2008
Current deferred tax assets	$74	$61
Noncurrent deferred tax assets	28	24
Current deferred tax liabilities	-	(1)
Noncurrent deferred tax liabilities	(23)	(65)
Net deferred tax assets	$79	$19

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance at June 30 were as follows:

	2009	2008
Valuation allowance at beginning of year	$(7)	$(22)
Net increase in realizability of foreign deferred tax assets	1	9
Decrease in foreign net operating loss carryforward and other	-	6
Valuation allowance at end of year	$(6)	$(7)

At June 30, 2009, the Company had no federal foreign tax credit carryforwards. Tax benefits from foreign net operating loss carryforwards of $7 have expiration dates between fiscal years 2010 and 2028. Tax benefits from foreign net operating loss carryforwards of $3 may be carried forward indefinitely.

NOTE 20. INCOME TAXES (Continued)

At June 30, 2008, the Company had no federal foreign tax credit carryforwards. Tax benefits from foreign net operating loss carryforwards of $8 had expiration dates between fiscal years 2009 and 2028. Tax benefits from foreign net operating loss carryforwards of $3 may be carried forward indefinitely.

The Company files income tax returns in the U.S. federal and various state, local and foreign jurisdictions. In the second quarter of fiscal year 2009, the Company settled the 2005 year with the Internal Revenue Service (IRS) and paid $2 in federal taxes and interest. In the fourth quarter of fiscal year 2009, the IRS completed its exam of the 2006 tax year, resulting in additional agreed tax and interest of $6. This amount will be paid in the first quarter of fiscal year 2010. No tax benefits had previously been recognized for the issues related to the 2005 and 2006 tax settlements. Certain issues relating to fiscal years 2003, 2004, and 2006 are under review by the IRS Appeals Division. Various income tax returns in state and foreign jurisdictions are currently in the process of examination.

In June 2008, the Company reached agreement with the IRS resolving tax issues originally arising in the periods 2001 and 2002. As a result of the settlement agreement, the Company paid $72 in federal taxes and interest for the years 2001 and 2002 in the fourth quarter of fiscal year 2008. The Company had previously provided for these uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of June 30, 2009 and June 30, 2008, the total balance of accrued interest and penalties related to uncertain tax positions was $17 and $18, respectively. For fiscal year 2009, income tax expense includes $2 of interest and penalties.

Following is a reconciliation of the beginning and ending amounts of the Company’s gross unrecognized tax benefits:

Unrecognized tax benefits - July 1, 2008	$115
Gross increases - tax positions in prior periods	2
Gross decreases - tax positions in prior periods	(9)
Gross increases - current period tax positions	5
Gross decreases - current period tax positions	(2)
Settlements	(13)
Unrecognized tax benefits - June 30, 2009	$98

As of June 30, 2009 and June 30, 2008, the total amount of unrecognized tax benefits was $98 and $115, respectively, of which $91 and $105, respectively, would affect the effective tax rate, if recognized.

In the twelve months succeeding June 30, 2009, audit resolutions could potentially reduce total unrecognized tax benefits by up to $41, primarily as a result of cash payments. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

NOTE 21. EMPLOYEE BENEFIT PLANS

The Company adopted SFAS No. 158 at the end of fiscal year 2007. SFAS No. 158 requires that a liability be recorded when the accumulated benefit obligation exceeds the fair value of plan assets. As a result of the adoption, the Company recorded approximately $39 as an increase to accumulated other comprehensive net losses at June 30, 2007. The applicable June 30, 2009, 2008 and 2007 balances included in the Company’s consolidated financial statements and footnotes reflect the adoption of SFAS No. 158.

Retirement Income Plans

The Company has qualified and nonqualified defined benefit plans that cover substantially all domestic employees and certain international employees. Benefits are based on either employee years of service and compensation or a stated dollar amount per years of service. The Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of cash and marketable equity and debt security investments.

NOTE 21. EMPLOYEE BENEFIT PLANS (Continued)

The Company made contributions of $30, $0, and $10 to its domestic qualified retirement income plans in fiscal years 2009, 2008 and 2007, respectively. The Company has also contributed $1, $1, and $0 to its foreign retirement income plans for fiscal years 2009, 2008 and 2007, respectively. The Company’s funding policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit tax laws plus additional amounts as the Company may determine to be appropriate. At June 30, 2009, based on current pension funding rules, the Company is not required to make any contributions in fiscal year 2010. Subsequent to June 30, 2009, the Company made a $25 discretionary contribution to the pension plan.

Retirement Health Care

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The plans are funded as claims are paid, and the Company has the right to modify or terminate certain of these plans.

The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation (APBO) was 8.7% for medical and 10.4% for prescription drugs for fiscal year 2009. These rates have been assumed to gradually decrease each year until an assumed ultimate trend of 4.5% is reached in 2028. The healthcare cost trend rate assumption has an effect on the amounts reported. The effect of a 100 basis point increase or decrease in the assumed healthcare cost trend rate on the total service and interest cost components, and the postretirement benefit obligation was approximately $1, respectively, for all three years ended June 30, 2009, 2008 and 2007.

Summarized information for the Company’s retirement income and healthcare plans at and for the fiscal year ended June 30:

	Retirement Income		Retirement Health Care
	2009	2008	2009	2008
Change in benefit obligations:
Benefit obligation at beginning of year	$465	$466	$71	$70
Service cost	10	14	2	2
Interest cost	29	28	4	5
Employee contributions to deferred compensation plans	7	7	-	-
Actuarial gain	(8)	(7)	(3)	(2)
Translation adjustment	(3)	2	(1)	-
Benefits paid	(32)	(45)	(3)	(4)
Benefit obligation at end of year	468	465	70	71
Change in plan assets:
Fair value of assets at beginning of year	340	392	-	-
Actual return on plan assets	(68)	(24)	-	-
Employer contributions to qualified and nonqualified plans	38	14	3	4
Translation adjustment	(3)	3	-	-
Benefits paid	(32)	(45)	(3)	(4)
Fair value of plan assets at end of year	275	340	-	-
Funded status — plan assets less than benefit obligation	(193)	(125)	(70)	(71)
Accrued benefit cost	$(193)	$(125)	$(70)	$(71)

Amount recognized in the balance sheets consists of:
Pension benefit assets	$1	$3	$-	$-
Current accrued benefit liability	(11)	(12)	(5)	(11)
Non-current accrued benefit liability	(183)	(116)	(65)	(60)
Net amount recognized	$(193)	$(125)	$(70)	$(71)

NOTE 21. EMPLOYEE BENEFIT PLANS (Continued)

Information for plans with accumulated benefit obligation (ABO) in excess of plan assets at June 30:

	Pension Plans		Other Retirement Plans
	2009	2008	2009	2008
Projected benefit obligation	$392	$386	$62	$62
Accumulated benefit obligation	384	374	62	62
Fair value of plan assets	261	322	-	-

The ABO for pension plans was $398, $390 and $395, respectively, at June 30, 2009, 2008 and 2007. The ABO for all retirement income plans increased by $7 in fiscal year 2009. The Company uses a June 30 measurement date.

The net costs of the retirement income and healthcare plans for the fiscal year ended June 30 include the following components:

	Retirement Income			Retirement Health Care
	2009	2008	2007	2009	2008	2007
Components of net periodic benefit cost
Service cost	$10	$14	$11	$2	$2	$2
Interest cost	29	28	28	4	5	4
Expected return on plan assets	(28)	(29)	(27)	-	-	-
Amortization of unrecognized items	6	7	9	(2)	(1)	(2)
Total net periodic benefit cost	$17	$20	$21	$4	$6	$4

Items not yet recognized as a component of post retirement expense as of June 30, 2009, consisted of:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain)	$204	$(9)
Prior service benefit	-	(4)
Net deferred income tax (assets) liabilities	(78)	5
Accumulated other comprehensive loss (income)	$126	$(8)

Prior service benefit and net actuarial loss (gain) activity recorded in accumulated other comprehensive loss (income) for the fiscal year ended June 30, 2009, included the following:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain) at beginning of year	$120	$(7)
Amortization of loss	(6)	-
Loss (gain) during the year	90	(2)
Net actuarial loss (gain) at end of year	$204	$(9)

Prior service benefit at beginning of year	$-	$(6)
Amortization of cost	-	2
Prior service benefit at end of year	$-	$(4)

NOTE 21. EMPLOYEE BENEFIT PLANS (Continued)

The Company uses the straight line amortization method for unrecognized prior service cost. In fiscal year 2010, the Company expects to recognize, on a pretax basis, approximately ($1) of the prior service benefit and $7 of the net actuarial loss as a component of net periodic benefit cost.

The target allocations and weighted average asset allocations of the investment portfolio for the Company’s domestic qualified retirement income plan at June 30 are:

	% Target Allocation	% of Plan Assets at June 30
		2009	2008
Asset Category
U.S. equity	50%	50%	50%
International equity	20	21	20
Fixed income	25	24	25
Other	5	5	5
Total	100%	100%	100%

The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation.

The target asset allocation was determined based on the risk tolerance characteristics established for the plan and, at times, may be adjusted to achieve the Plan’s overall investment objective and to minimize any concentration of investment risk. The Company’s objective is to invest plan assets in a manner that will generate resources to pay current and projected plan obligations over the life of the domestic qualified retirement income plan.

Weighted-average assumptions used to estimate the actuarial present value of benefit obligations at June 30 are as follows:

	Retirement Income		Retirement Health Care
	2009	2008	2009	2008
Benefit Obligation
Discount rate
Range	6.75% to 9.53%	6.00% to 9.00%	6.75% to 6.80%	6.00% to 6.75%
Weighted average	6.81%	6.75%	6.80%	6.69%
Rate of compensation increase
Range	3.50 to 7.00%	3.50 to 8.50%	n/a	n/a
Weighted average	4.22%	4.19%	n/a	n/a

NOTE 21. EMPLOYEE BENEFIT PLANS (Continued)

Weighted-average assumptions used to estimate the net periodic pension and other postretirement benefit costs for the fiscal years ended June 30 are as follows:

	Retirement Income
	2009	2008	2007
Net periodic costs
Discount rate
Range	6.00% to 9.00%	5.50% to 6.25%	6.00% to 6.75%
Weighted average	6.75%	6.22%	6.23%
Rate of compensation increase
Range	3.50% to 8.50%	3.50% to 5.50%	3.50% to 5.50%
Weighted average	4.19%	4.18%	4.17%
Expected return on plan assets
Range	6.25% to 9.00%	6.25% to 8.25%	6.50% to 8.25%
Weighted average	8.11%	8.15%	8.17%

	Retirement Health Care
	2009	2008	2007
Net periodic costs
Discount rate
Range	6.00% to 6.75%	5.50% to 6.25%	5.75% to 6.25%
Weighted average	6.69%	6.19%	6.22%

Expected benefit payments for the Company’s pension and other postretirement plans are as follows:

	Retirement Income	Retirement Health Care
2010	$31	$5
2011	31	5
2012	32	6
2013	33	6
2014	34	6
Fiscal years 2015 — 2019	220	31

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service.

NOTE 21. EMPLOYEE BENEFIT PLANS (Continued)

Defined Contribution Plans

The Company has defined contribution plans for most of its domestic employees. The cost of those plans is based on the Company’s profitability and the level of participants’ deferrals qualifying for match. The plans include The Clorox Company 401(k) Plan, which has two components, a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions. Company contributions to the profit sharing component above 3% of employee eligible earnings are discretionary and are based on certain Company performance targets for eligible employees. The aggregate cost of the defined contribution plans was $24, $30, and $26 in fiscal years 2009, 2008 and 2007, respectively, including $19, $26, and $21, respectively, of discretionary profit sharing contributions. The Company also has defined contribution plans for certain of its international employees. The aggregate cost of these foreign plans was $2, $3 and $3 in fiscal years 2009, 2008 and 2007, respectively.

NOTE 22. SEGMENT REPORTING

Beginning with fiscal year 2009, the Company’s segment reporting has been modified and prior periods were updated to conform to the current year’s presentation of segments. The Company operates through strategic business units which are aggregated into four reportable segments: Cleaning, Lifestyle, Household and International. The four reportable segments consist of the following:

  Cleaning consists of laundry, home-care, professional products and auto-care products marketed and sold in the United States. Products within this segment include laundry additives, including bleaches, under the Clorox® and Clorox 2® brands; home-care products, primarily under the Clorox® , Formula 409®, Liquid-Plumr® , Pine-Sol® , S.O.S® and Tilex® brands; natural cleaning and laundry products under the Green Works™ brand; and auto-care products primarily under the Armor All® and STP® brands.
  Lifestyle consists of food products and water-filtration systems and filters marketed and sold in the United States and all natural personal care products. Products within this segment include dressings and sauces, primarily under the Hidden Valley® and K C Masterpiece® brands; water-filtration systems and filters under the Brita® brand; and all natural personal care products under the Burt’s Bees® brand.
  Household consists of charcoal, cat litter and plastic bags, wraps and container products marketed and sold in the United States. Products within this segment include plastic bags, wraps and containers, under the Glad® brand; cat litter products, under the Fresh Step®, Scoop Away® and Ever Clean® brands; and charcoal products under the Kingsford® and Match Light® brands.
  International consists of products sold outside the United States.

Corporate includes certain nonallocated administrative costs, interest income, interest expense and certain other nonoperating income and expenses. Corporate assets include cash and cash equivalents, the Company’s headquarters and research and development facilities, information systems hardware and software, pension balances, and other investments.

NOTE 22. SEGMENT REPORTING (Continued)

	Fiscal Year	Cleaning	Lifestyle	Household	International	Corporate	Total Company
Net sales	2009	$1,836	$813	$1,726	$1,075	$-	$5,450
	2008	1,817	676	1,698	1,082	-	5,273
	2007	1,781	511	1,636	919	-	4,847

Earnings (losses) from continuing operations before income taxes	2009	410	270	289	140	(298)	811
	2008	360	205	225	177	(274)	693
	2007	392	186	225	170	(230)	743

Equity in earnings of affiliates	2009	-	-	-	8	-	8
	2008	-	-	-	8	-	8
	2007	-	-	-	8	-	8

Identifiable assets	2009	1,043	1,316	724	895	598	4,576
	2008	1,026	1,313	789	958	626	4,712

Capital expenditures	2009	75	13	45	25	39	197
	2008	55	12	46	17	40	170
	2007	32	6	64	14	31	147

Depreciation and amortization	2009	54	21	82	21	12	190
	2008	58	18	89	28	12	205
	2007	58	14	84	24	12	192

Significant non-cash charges included in earnings
from continuing operations before income taxes:
Asset impairment costs	2009	-	-	3	-	-	3
	2008	3	-	22	4	-	29
	2007	-	-	4	-	-	4

Share-based compensation	2009	14	5	13	2	24	58
	2008	13	5	12	2	15	47
	2007	17	5	15	2	10	49

All intersegment sales are eliminated and are not included in the Company’s reportable segments’ net sales.

Net sales to the Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, were 27%, 26% and 26% of consolidated net sales in fiscal years 2009, 2008 and 2007, respectively, and occurred primarily within the Cleaning segment. No other customers exceeded 10% of consolidated net sales in any year. During fiscal years 2009, 2008 and 2007, the Company’s five largest customers accounted for 43%, 42% and 42% of its net sales, respectively.

NOTE 22. SEGMENT REPORTING (Continued)

The Company has three product lines that have accounted for 10% or more of total consolidated net sales during each of the past three fiscal years. In fiscal years 2009, 2008 and 2007, respectively, sales of liquid bleach represented approximately 13%, 14% and 14% of the Company’s total consolidated net sales, 25%, 25% and 26% of net sales in the Cleaning segment and 25%, 23% and 22% of net sales in the International segment. In fiscal years 2009, 2008 and 2007, respectively, sales of trash bags represented approximately 12%, 13% and 14% of the Company’s total consolidated net sales, approximately 33%, 34% and 34% of net sales in the Household segment and approximately 10%, 11% and 11% of net sales in the International segment. In fiscal years 2009, 2008 and 2007, sales of charcoal represented approximately 10% of the Company’s total consolidated net sales and approximately 32%, 30% and 28% of net sales in the Household segment, respectively.

Net sales and long-lived assets by geographic area at and for the fiscal years ended June 30 were as follows:

	Fiscal Year	United States	Foreign	Total Company
Net sales	2009	$4,422	$1,028	$5,450
	2008	4,239	1,034	5,273
	2007	3,977	870	4,847

Long-lived assets	2009	836	119	955
	2008	834	126	960
	2007	847	129	976

NOTE 23. GUARANTEES

In conjunction with divestitures and other transactions, the Company may provide indemnifications relating to the enforceability of trademarks; pre-existing legal, tax, environmental and employee liabilities; as well as provisions for product returns and other items. The Company has indemnification agreements in effect that specify a maximum possible indemnification exposure. As of June 30, 2009, the Company’s aggregate maximum exposure from these agreements is $28 and the Company had not made, nor does it anticipate making, any payments relating to the indemnities.

The Company is a party to letters of credit of $23, primarily related to one of its insurance carriers.

The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2009.

NOTE 24. UNAUDITED QUARTERLY DATA

	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year
Fiscal year ended June 30, 2009
Net sales	$1,384	$1,216	$1,350	$1,500	$5,450
Cost of products sold	$822	$730	$739	$813	$3,104
Net earnings	$128	$86	$153	$170	$537

Net earnings per share
Basic	$0.92	$0.62	$1.09	$1.22	$3.86
Diluted	0.91	0.62	1.08	1.20	3.81
Dividends declared per share	$0.46	$0.46	$0.46	$0.50	$1.88
Market price (NYSE)
High	$65.00	$64.00	$56.60	$57.43	$65.00
Low	47.48	52.05	45.67	50.31	45.67
Year-end					55.83

Fiscal year ended June 30, 2008
Net sales	$1,239	$1,186	$1,353	$1,495	$5,273
Cost of products sold	$711	$707	$815	$865	$3,098
Net earnings	$111	$92	$100	$158	$461

Net earnings per share
Basic	$0.77	$0.66	$0.72	$1.15	$3.30
Diluted	0.76	0.65	0.71	1.13	3.24
Dividends declared per share	$0.40	$0.40	$0.40	$0.46	$1.66
Market price (NYSE)
High	$65.68	$66.90	$65.25	$59.80	$66.90
Low	56.22	60.46	55.37	51.60	51.60
Year-end					55.20

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting at June 30, 2009 and concluded that it is effective.

The Company’s independent registered public accounting firm, Ernst & Young LLP has audited the effectiveness of the Company’s internal control over financial reporting as of June 30, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited the accompanying consolidated balance sheets of The Clorox Company as of June 30, 2009 and 2008, and the related consolidated statements of earnings, stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended June 30, 2009. Our audits also included the financial statement schedule in Exhibit 99.2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Clorox Company at June 30, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in the Notes to the consolidated financial statements, on July 1, 2007, the Company changed its method of accounting for uncertain tax positions upon adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Also, as discussed in the Notes to the consolidated financial statements, on June 30, 2007, the Company adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and changed its method of recognizing the funded status of its defined benefit post retirement plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Clorox Company’s internal control over financial reporting as of June 30, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 25, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
August 25, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited The Clorox Company’s internal control over financial reporting as of June 30, 2009 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Clorox Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, The Clorox Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2009 based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Clorox Company as of June 30, 2009 and 2008, and the related consolidated statements of earnings, stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended June 30, 2009 of The Clorox Company and our report dated August 25, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
August 25, 2009

FIVE-YEAR FINANCIAL SUMMARY

The Clorox Company

	Years ended June 30
Dollars in millions, except share data	2009	2008(1)	2007(2)	2006(3)	2005(2)
OPERATIONS
Net sales	$5,450	$5,273	$4,847	$4,644	$4,388
Gross profit	$2,346	$2,175	$2,091	$1,959	$1,895
Earnings from continuing operations	$537	$461	$496	$443	$517
Earnings from discontinued operations	-	-	5	1	579
Net earnings	$537	$461	$501	$444	$1,096

COMMON STOCK
Earnings per share
Continuing operations
Basic	$3.86	$3.30	$3.28	$2.94	$2.92
Diluted	3.81	3.24	3.23	2.89	2.88
Dividends declared per share	$1.88	$1.66	$1.31	$1.15	$1.11

OTHER DATA
Total assets	$4,576	$4,712	$3,621	$3,563	$3,596
Long-term debt	2,151	2,720	1,462	1,966	2,122
____________________

(1)	In fiscal year 2008, the Company acquired Burt’s Bees Inc. for an aggregate price of $913 excluding $25 paid for tax benefits associated with the acquisition. In addition, the Company entered into an accelerated share repurchase agreement under which it repurchased 12 million of its shares for an aggregate price of $750.
(2)	In fiscal year 2005, the Company completed the exchange of its ownership interest in a subsidiary for Henkel KGaA’s interest in Clorox common stock. In fiscal year 2003, the Company announced its intent to sell its business in Brazil, closed its offices in Brazil, and sold nearly all of the remaining assets of this business; in fiscal year 2007, the Company sold certain assets remaining from its discontinued operation in Brazil.
(3)	In fiscal year 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (Dollars in Millions)

Column A	Column B	Column C			Column D			Column E
		Additions			Deductions
Description	Balance at beginning of period	Charged to costs and expenses	Charge to other accounts		Credited to costs and expenses		Credited to other accounts	Balance at end of period
Allowance for doubtful accounts
Year ended June 30, 2009	$(7)	$(3)	$		$		$4	$(6)
Year ended June 30, 2008	(5)	(4)		-		-	2	(7)
Year ended June 30, 2007	(5)	(2)		-		-	2	(5)
Allowance for inventory obsolescence
Year ended June 30, 2009	(13)	(12)					15	(10)
Year ended June 30, 2008	(9)	(12)		-		-	8	(13)
Year ended June 30, 2007	(4)	(10)		-		-	5	(9)
LIFO allowance
Year ended June 30, 2009	(21)	(10)						(31)
Year ended June 30, 2008	(18)	(3)		-		-	-	(21)
Year ended June 30, 2007	(14)	(7)		-		3	-	(18)
Valuation allowance on deferred tax assets
Year ended June 30, 2009	(7)					1		(6)
Year ended June 30, 2008	(22)	-		-		15	-	(7)
Year ended June 30, 2007	(26)	-		(6)		10	-	(22)

THE CLOROX COMPANY
ECONOMIC PROFIT

Dollars in millions	FY09	FY08	FY07
Earnings from continuing operations before income taxes	$811	$693	$743
Non-cash restructuring-related and asset impairment costs(1)	10	48	4
Interest expense(2)	161	168	113
Earnings from continuing operations before income taxes, non-cash
restructuring-related and asset impairment costs, and interest expense	$982	$909	$860
Adjusted after tax profit(3)	$650	$604	$574
Average capital employed(1), (4)	3,045	2,680	2,165
Capital charge(5)	274	241	195
Economic profit (Adjusted after tax profit less capital charge)	376	363	379
____________________

(1)	Noncash restructuring-related and asset impairment costs are added back to earnings and adjusted capital employed to more closely reflect cash earnings and the total capital investment used to generate those earnings.
(2)	Interest expense is added back to earnings because it is included as a component of the capital charge.
(3)	Adjusted after tax profit represents earnings from continuing operations before income taxes, noncash restructuring-related and asset impairment costs, and interest expense, after tax. The tax rate applied is the effective tax rate on continuing operations which was 33.8%, 33.6%, and 33.2% in fiscal years 2009, 2008, and 2007, respectively.
(4)	Total capital employed represents total assets less non-interest bearing liabilities. Adjusted capital employed represents total capital employed adjusted to add back current year noncash restructuring-related and asset impairment costs. Average capital employed represents a two-point average of adjusted capital employed for the current year and total capital employed for the prior year, based on year-end balances. See below for details of the average capital employed calculation:

	FY09	FY08	FY07	FY06
Total assets	$4,576	$4,708	$3,581	$3,521

Less:
Accounts payable	381	418	329	329
Accrued liabilities	472	440	507	474
Income taxes payable	86	48	17	19
Other liabilities	640	600	516	547
Deferred income taxes	23	97	5	34
Non-interest bearing liabilities	1,602	1,603	1,374	1,403
Total capital employed	2,974	3,105	2,207	$2,118
Non-cash restructuring and asset impairment costs	10	48	4
Adjusted capital employed	$2,984	$3,153	$2,211
Average capital employed	$3,045	$2,680	$2,165

(5)	Capital charge represents average capital employed multiplied by the weighted-average cost of capital. The weighted-average cost of capital used to calculate the capital charge was 9% for fiscal years 2009, 2008, and 2007.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on November 17, 2009.
Vote by Internet Log on to the Internet and go to www.envisionreports.com/CLX Follow the steps outlined on the secured website.

Vote by telephone

  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

A	The Board of Directors recommends a vote FOR the Election of the Nominees for Directors.
1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
	01 - Daniel Boggan, Jr.	☐	☐	☐		02 - Richard H. Carmona		☐	☐	☐	03 - Tully M. Friedman	☐	☐	☐

	04 - George J. Harad	☐	☐	☐		05 - Donald R. Knauss		☐	☐	☐	06 - Robert W. Matschullat	☐	☐	☐

	07 - Gary G. Michael	☐	☐	☐		08 - Edward A. Mueller		☐	☐	☐	09 - Jan L. Murley	☐	☐	☐

	10 - Pamela Thomas-Graham	☐	☐	☐		11 - Carolyn M. Ticknor		☐	☐	☐

B	The Board of Directors recommends a vote FOR Proposal 2.							C	The Board of Directors recommends a vote AGAINST Proposal 3.
					For	Against	Abstain						For	Against	Abstain
2.	Ratification of Independent Registered Public Accounting Firm.				☐	☐	☐	3.			Stockholder Proposal on Independent Chairman.		☐	☐	☐

D	Non-Voting Items
Change of Address — Please print new address below.								Comments — Please print your comments below.

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.						Signature 1 — Please keep signature within the box.					Signature 2 — Please keep signature within the box.

Dear Stockholders:

Attached is the proxy for The Clorox Company’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”). It is important that you vote your shares. You may vote via telephone, the Internet or mail. If you wish to vote via telephone or the Internet, instructions are printed on this form. If you wish to vote by mail, please mark, sign, date and return the proxy using the enclosed envelope.

We have changed the procedures for attending the Annual Meeting. Only stockholders on the record date, September 21, 2009, or their legal proxy holders, may attend the Annual Meeting. To be admitted to the Annual Meeting, you must bring a current form of government-issued photo identification and proof of Clorox common stock ownership on the record date. Please see the “Attending the Annual Meeting” section of the proxy statement for further information.

Sincerely,

Angela C. Hilt Vice President – Corporate Secretary & Associate General Counsel

Annual Meeting of Stockholders

  Meeting Date: November 18, 2009
  Check – In Time: 8:30 a.m. Pacific Time
  Meeting Time: 9:00 a.m. Pacific Time
  Meeting Location: San Ramon Marriott Hotel, 2600 Bishop Ranch Road, San Ramon, CA 94583

Please note that cameras, recording equipment and other electronic devices will not be allowed in the meeting except for use by the Company. For your protection, briefcases, purses, packages, etc. may be inspected as you enter the meeting. Directions to the Annual Meeting are posted at:
http://www.marriott.com/hotels/maps/travel/oaksr-san-ramon-marriott.

The Notice of Annual Meeting, Proxy Statement and 2009 Annual Report are available at www.envisionreports.com/CLX.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Clorox Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX COMPANY

ANNUAL MEETING OF STOCKHOLDERS — NOVEMBER 18, 2009

The stockholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Donald R. Knauss, Daniel J. Heinrich and Laura Stein, and each of them individually, as proxies, each with full power of substitution, to vote as designated on the reverse side of this ballot, all of the shares of common stock of The Clorox Company that the stockholder(s) whose signature(s) appear(s) on the reverse side would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific time on Wednesday, November 18, 2009, at the San Ramon Marriott Hotel, 2600 Bishop Ranch Road, San Ramon, CA 94583 and any adjournment or postponement thereof. A majority of said proxies, including any substitutes, or if only one of them be present, then that one, may exercise all of the powers of said proxies hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Items to be voted appear on reverse side)